Exhibit 10.1

ABL CREDIT AGREEMENT

among

US FOODS, INC.,
as the Parent Borrower,

The Several Subsidiary Borrowers party hereto from time to time,

THE SEVERAL LENDERS AND ISSUING LENDERS
FROM TIME TO TIME PARTY HERETO,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as ABL Collateral Agent,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
KKR CAPITAL MARKETS LLC
BANK OF AMERICA, N.A.,
BANK OF MONTREAL,
CITIGROUP GLOBAL MARKETS, INC.,
JPMORGAN CHASE BANK, N.A.
and
MORGAN STANLEY SENIOR FUNDING, INC.,
as Joint Lead Arrangers and Joint Bookrunning Managers

KKR CAPITAL MARKETS LLC
BANK OF AMERICA, N.A.,
citibank, n.a.,
and
JPMORGAN CHASE BANK, N.A.,
as Syndication Agents

BANK OF MONTREAL
MORGAN STANLEY SENIOR FUNDING, INC.
and
U.S. BANK, NATIONAL ASSOCIATION
as Documentation Agents

Dated as of May 31, 2019

TABLE OF CONTENTS
Page

SECTION 1	DEFINITIONS.	1
1.1	Defined Terms	1
1.2	Other Definitional Provisions	68

SECTION 2	AMOUNT AND TERMS OF COMMITMENTS.	70
2.1	Commitments	70
2.2	Procedure for Revolving Credit Borrowing	73
2.3	Termination or Reduction of Commitments	74
2.4	Swing Line Commitments	75
2.5	Record of Loans	77
2.6	Additional Commitments	78
2.7	Extension Amendments	81

SECTION 3	LETTERS OF CREDIT.	84
3.1	Letter of Credit Commitment; Procedures with Respect to Letters of Credit	84
3.3	Fees, Commissions and Other Charges	90
3.3	Additional Issuing Lenders	91
3.4	Replacement of Issuing Lender	91

SECTION 4	GENERAL PROVISIONS.	92
4.1	Interest Rates and Payment Dates	92
4.2	Conversion and Continuation Options	93
4.3	Minimum Amounts of Sets	93
4.4	Prepayments	93
4.5	Administrative Agent’s Fees; Other Fees	95
4.6	Computation of Interest and Fees	96
4.7	Inability to Determine Interest Rate	97
4.8	Pro Rata Treatment and Payments	98
4.9	Illegality	102
4.10	Requirements of Law	102
4.11	Taxes	104
4.12	Indemnity	108
4.13	Certain Rules Relating to the Payment of Additional Amounts	109
4.14	Controls on Prepayment if Aggregate Outstanding Revolving Credit Exceeds Aggregate Commitments	111
4.15	Cash Receipts	111

SECTION 5	REPRESENTATIONS AND WARRANTIES.	113
5.1	Financial Condition	113
5.2	Solvent	113
5.3	Corporate Existence; Compliance with Law	114
5.4	Corporate Power; Authorization; Enforceable Obligations	114
5.5	No Legal Bar	115

-i-

Page

5.6	No Material Litigation	115
5.7	Ownership of Property; Liens	115
5.8	Intellectual Property	115
5.9	Taxes	115
5.10	Federal Regulations	115
5.11	ERISA	116
5.12	Collateral	116
5.13	Investment Company Act	117
5.14	Subsidiaries	117
5.15	Purpose of Loans	117
5.16	Environmental Matters	117
5.17	No Material Misstatements	118
5.18	Eligible Accounts	118
5.19	Eligible Inventory	118
5.20	Eligible Transportation Equipment	119
5.21	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	119
5.22	Beneficial Ownership Certificate	119

SECTION 6	CONDITIONS PRECEDENT.	119
6.1	Conditions to the Initial Extension of Credit	119
6.2	Conditions to Each Other Extension of Credit	121
6.3	Conditions to the Effectiveness of the Additional Closing Date Commitments	122

SECTION 7	AFFIRMATIVE COVENANTS.	123
7.1	Financial Statements	123
7.2	Certificates; Other Information	124
7.3	Payment of Taxes	126
7.4	Maintenance of Existence	126
7.5	Maintenance of Property; Insurance	126
7.6	Inspection of Property; Books and Records; Discussions	127
7.7	Notices	128
7.8	Environmental Laws	129
7.9	Addition of Subsidiaries	130
7.10	Compliance with Laws	131
7.11	Post-Closing Conditions	131

SECTION 8	NEGATIVE COVENANTS.	132
8.1	Consolidated Fixed Charge Coverage Ratio	132
8.2	Use of Proceeds	132

-ii-

Page

8.3	Limitation on Fundamental Changes	132
8.4	[Reserved]	134
8.5	Limitation on Dividends, Acquisitions and Other Restricted Payments	134
8.6	[Reserved]	138
8.7	[Reserved]	138
8.8	Limitation on Modifications of Debt Instruments and Other Documents	138
8.9	Limitations on Changes in Business	138
8.10	Fiscal Year	138

SECTION 9	EVENTS OF DEFAULT.	138

SECTION 10	THE AGENTS AND THE OTHER REPRESENTATIVES.	143
10.1	Appointment	143
10.2	Delegation of Duties	143
10.3	Exculpatory Provisions	143
10.4	Reliance by the Administrative Agent	144
10.5	Notice of Default	145
10.6	Acknowledgements and Representations by Lenders	145
10.7	Indemnification	146
10.8	The Agents and Other Representatives in Their Individual Capacity	146
10.9	Collateral Matters	147
10.10	Successor Agent	149
10.11	Other Representatives	149
10.12	Swing Line Lender	149
10.14	Approved Electronic Communications	150
10.15	Appointment of Borrower Representative	150
10.16	Reports	151
10.17	Application of Proceeds	151
10.18	Certain ERISA Matters	152

SECTION 11	MISCELLANEOUS.	153
11.1	Amendments and Waivers	153
11.2	Notices	157
11.3	No Waiver; Cumulative Remedies	159
11.4	Survival of Representations and Warranties	159
11.5	Payment of Expenses and Taxes	159
11.6	Successors and Assigns; Participations and Assignments	161
11.7	Adjustments; Set-off; Calculations; Computations	166
11.8	Judgment	166
11.9	Counterparts	167

-iii-

Page

11.10	Severability	167
11.11	Integration	167
11.12	GOVERNING LAW	167
11.13	Submission to Jurisdiction; Waivers	168
11.14	Acknowledgements	168
11.15	WAIVER OF JURY TRIAL	169
11.16	Confidentiality	169
11.17	Additional Indebtedness	170
11.18	USA Patriot Act Notice	170
11.19	Special Provisions Regarding Pledges of Capital Stock in, and Promissory Notes Owed by, Persons Not Organized in the U.S.	170
11.20	Joint and Several Liability; Postponement of Subrogation	171
11.21	Reinstatement	171
11.22	Electronic Execution of Assignments and Certain Other Documents	172
11.23	Acknowledgement and Consent to Bail-in of EEA Financial Institutions	172

SCHEDULES

A	Commitments and Addresses
1.1(a)	Division Accounts
1.1(b)	Existing Letters of Credit
1.1(c)	Existing Liens
1.1(d)	Agent’s Account
4.15	DDAs
5.4	Consents Required
5.14	Subsidiaries
5.16	Environmental Matters
6.1(b)	Lien Searches
7.2	Reports
7.11	Post-Closing Conditions

EXHIBITS

A-1	Form of Revolving Note
A-2	Form of Swing Line Note
B	Form of Guarantee and Collateral Agreement
C	Form of Borrowing Request
D	Form of U.S. Tax Compliance Certificate
E	Form of Assignment and Acceptance
F	Form of Officer’s Certificate
G-1	[Reserved]

-iv-

G-2	Form of CF Intercreditor Agreement
H	Form of Swing Line Loan Participation Certificate
I	[Reserved]
K	Form of Borrowing Base Certificate

-v-

ABL CREDIT AGREEMENT, dated as of May 31, 2019, among US FOODS, INC. (as further defined in subsection 1.1, the “Parent Borrower”), each Domestic Subsidiary of the Parent Borrower party hereto from time to time (each a “Borrower”, and, together with the Parent Borrower, the “Borrowers”), the several banks and other financial institutions from time to time party to this Agreement as lenders (as further defined in subsection 1.1, the “Lenders”), each of the several banks and financial institutions from time to time party to this Agreement as issuing lenders (as further defined in subsection 1.1, the “Issuing Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as administrative agent (in such capacity and as further defined in subsection 1.1, the “Administrative Agent”), as an Issuing Lender,  as swing line lender (in such capacity and as further defined in subsection 1.1, the “Swing Line Lender”) and as collateral agent (in such capacity, the “ABL Collateral Agent” as further defined in subsection 1.1) for the Lenders hereunder.

The parties hereto hereby agree as follows:

W I T N E S S E T H:

WHEREAS, the Borrowers have requested that the Lenders and the Issuing Lenders extend credit to the Borrowers pursuant to this Agreement to fund working capital purposes and for other general corporate purposes; and

WHEREAS, the Lenders have indicated their willingness to make Loans hereunder and the Issuing Lenders have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1                DEFINITIONS.

1.1              Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“30-Day Excess Borrowing Base Availability”: as at any date the sum of (x) the quotient obtained by dividing (a) the amount equal to (1) the sum of each day’s Excess Facility Availability during the thirty (30) consecutive day period immediately preceding any Specified Payment plus (2) the sum of each day’s Specified Suppressed Availability during such period (in each case under this clause (a) calculated on a pro forma basis to include (without duplication) (i) the repayment of any Loans during such thirty (30) consecutive day period with funds equal to all or any portion of proceeds of any Equity Offering, any capital contribution to the Parent Borrower, or any Incurrence of Indebtedness by the Parent Borrower or any of its Restricted Subsidiaries (other than Excluded Junior Capital) and (ii) the borrowing or repayment of any Loans or issuance or cancellation of any Letters of Credit in connection with such Specified Payment) by (b) thirty (30) days plus (y) Specified Unrestricted Cash as at such date.

“ABL Collateral Agent”:  as defined in the Preamble hereto.

“ABR”: for any day, a rate per annum equal to the greatest of (a) the Federal Funds Effective Rate plus 0.50%, (b) the Eurocurrency Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis), plus 1.00% and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (c) shall be deemed to be zero).

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“ABS Documents”:  (i) the Credit and Security Agreement, dated as of August 27, 2012, among RS Funding, the Parent Borrower, Wells Fargo Bank, National Association, as administrative agent and letter of credit issuer, the other loan parties from time to time party thereto, as sub-servicers, and the conduit lenders, committed lenders and managing agents from time to time party thereto, (ii) the Second Amended and Restated Receivables Sale Agreement, dated as of August 27, 2012, by and among RS Funding, the Parent Borrower, E&H Distributing, LLC and the other sellers from time to time party thereto, (iii) the Amended and Restated Performance Undertaking, dated as of August 27, 2012, executed by the Parent Borrower in favor of Wells Fargo Bank, National Association, as administrative agent, and (iv) the ABS Intercreditor Agreement; in each case under the preceding clauses (i) through (iv) as the same have been amended or supplemented prior to the date hereof and as they may be further amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agents, trustees, purchasers or other parties thereto or other agents, trustees, purchasers or parties or otherwise, and whether provided under the original agreements, instruments and documents described in the foregoing clauses (i) through (iv) or other agreements, instruments, documents or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not an ABS Document hereunder).

“ABS Facility”:  the collective reference to the ABS Documents and any instruments and documents executed and delivered pursuant thereto or in connection therewith, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agents, trustees, purchasers or other parties thereto or other agents, trustees, purchasers or parties or otherwise, and whether provided under the original ABS Documents or other agreements, instruments, documents or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not an ABS Facility hereunder).

“ABS Intercreditor Agreement”:  the Amended and Restated Intercreditor Agreement, dated as of August 27, 2012, among RS Funding, the Parent Borrower, Wells Fargo Bank, National Association, as administrative agent, and the ABL Collateral Agent, and acknowledged by certain of the Loan Parties, as amended by that certain ABL Credit Agreement Joinder, dated as of Closing Date, and as further amended, restated, supplemented or otherwise modified from time to time in accordance therewith or herewith.

“Acceleration”: as defined in subsection 9.1(e).

“Account Debtor”:  “account debtor” as defined in Article 9 of the UCC.

“Accounts”:  as defined in the UCC; and, with respect to any Person, all such Accounts of such Person, whether now existing or existing in the future, including (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent), including all accounts created by or arising from all of such Person’s sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any Obligors, (e) all letters of credit, guarantees or collateral for any of the foregoing and (f) all insurance policies or rights relating to any of the foregoing.

“Account Party”: as defined in subsection 3.1(h).

“Acquired Indebtedness”:  Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition.  Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Acquisition”: the direct or indirect acquisition of the SGA Food Group of Companies pursuant to the Acquisition Agreement.

“Acquisition Agreement”:  that certain Stock Purchase Agreement, dated as of July 28, 2018 and as amended from time to time, among the Parent Borrower, Services Group of America, Inc. and each of the other parties thereto.

“Acquisition Closing Date”:  the date of consummation of the Acquisition.

“Additional Closing Date Commitment”:  as to any Lender, its obligation to make Revolving Loans to the Borrowers in an aggregate amount not to exceed at any one time the outstanding amount set forth opposite such Lender’s name in Schedule A under the heading “Additional Closing Date Commitment”; collectively, as to all Lenders, the “Additional Closing Date Commitments”.  As of the Closing Date, the amount of the aggregate Additional Closing Date Commitments of the Lenders is $300.0 million.

“Additional Closing Date Commitment Termination Date”:  the earlier of (x) the date that is six months following the Closing Date and (y) the date that all or any portion of the

Additional Closing Date Commitments have been converted to Commitments in accordance with subsection 2.1(g).

“Additional Commitments”:  as defined in subsection 2.6(a).

“Additional Committing Lenders”:  as defined in subsection 2.6(c).

“Additional Indebtedness”:  as defined in the CF Intercreditor Agreement.

“Additional Loans”: as defined in subsection 2.6(b).

“Additional Revolving Credit Amendment”:  as defined in subsection 2.6(c).

“Additional Revolving Credit Closing Date”:  as defined in subsection 2.6(d).

“Additional Lender”:  as defined in subsection 2.6(c).

“Adjustment Date”:  each date after the Initial Adjustment Date that is the second Business Day following receipt by the Lenders of the most recent Borrowing Base Certificate required to be delivered pursuant to subsection 7.2(f).

“Administrative Agent”:  as defined in the Preamble and shall include any successor to the Administrative Agent appointed pursuant to subsection 10.10.

“Affected Loans”:  as defined in subsection 4.9.

“Affected Rate”:  as defined in subsection 4.7.

“Affiliate”:  of any specified Person, means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent Advance”:  as defined in subsection 2.1(d).

“Agent Advance Period”:  as defined in subsection 2.1(d).

“Agents”:  the collective reference to the Administrative Agent and the ABL Collateral Agent.

“Agent’s Account” means the deposit account of the Administrative Agent identified on Schedule 1.1(d) to this Agreement (or such other deposit account of the Administrative Agent that has been designated as such, in writing, by the Administrative Agent to Parent Borrower and the Lenders).

“Aggregate Outstanding Revolving Credit”:  as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans made by such Lender then outstanding, (b) such Lender’s Commitment Percentage of the L/C Obligations then outstanding, (c) such Lender’s Commitment Percentage of the Swing Line Loans then outstanding and (d) such Lender’s Commitment Percentage of Agent Advances then outstanding; provided that clause (d) of this definition shall be disregarded with respect to any Agent Advance solely for purposes of calculating Excess Borrowing Base Availability and Excess Facility Availability and solely to the extent that the making of such Agent Advance would result in the occurrence of a Liquidity Event.  Unless the context otherwise requires, the term “Aggregate Outstanding Revolving Credit” refers to the Aggregate Outstanding Revolving Credit of all Lenders.

“Agreement”:  this Credit Agreement, as amended, supplemented, waived or otherwise modified from time to time.

“Anti-Corruption Laws”: the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws”: the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relate to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Commitment Fee Percentage”:  0.25% per annum.

“Applicable Margin”:  during the period from the Closing Date until the Initial Adjustment Date (i) with respect to ABR Loans, 0.25% per annum and (ii) with respect to Eurocurrency Loans, 1.25% per annum.

The Applicable Margins will be adjusted on the Initial Adjustment Date and thereafter on each Adjustment Date to the applicable rate per annum set forth under the heading “Applicable Margin for ABR Loans” and “Applicable Margin for Eurocurrency Loans” on the Pricing Grid which corresponds to the Excess Facility Availability determined from the Borrowing Base Certificate most recently delivered pursuant to subsection 7.2(f); provided that in the event that a Borrowing Base Certificate required to be delivered pursuant to subsection 7.2(f) is not delivered when due, then:

(1)            if such Borrowing Base Certificate is delivered after the date such Borrowing Base Certificate was required to be delivered (without giving effect to any applicable cure period) and the Applicable Margin increases from that previously in effect as a result of the delivery of such Borrowing Base Certificate, then the Applicable Margin in respect of Revolving Loans and Swing Line Loans during the period from the date upon which such Borrowing Base Certificate was required to be delivered (without giving effect to any applicable cure period) until the date upon which they actually are delivered shall, except as otherwise provided in clause (3) below, be the Applicable Margin as so increased;

(2)            if such Borrowing Base Certificate is delivered after the date such Borrowing Base Certificate was required to be delivered and the Applicable Margin decreases from that previously in effect as a result of the delivery of such Borrowing Base Certificate, then such decrease in the Applicable Margin shall not become applicable until the date upon which such Borrowing Base Certificate is delivered; and

(3)            if such Borrowing Base Certificate is not delivered prior to the expiration of the applicable cure period, then, effective upon such expiration, for the period from the date upon which such Borrowing Base Certificate was required to be delivered (after the expiration of the applicable cure period) until two Business Days following the date upon which it actually is delivered, the Applicable Margin shall be (A) 0.50% per annum, in the case of ABR Loans and (B) 1.50% per annum in the case of Eurocurrency Loans (it being understood that the foregoing shall not limit the rights of the Administrative Agent and the Lenders set forth in subsection 9.1).

“Approved Electronic Communications”:  each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement, joinder or amendment to the Security Documents and any other written communication delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any financial statement, financial and other report, notice, request, certificate and other information material; provided that “Approved Electronic Communications” shall exclude (i) any notice pursuant to subsection 4.4 and (ii) all notices of any Default.

“Approved Electronic Platform”:  as defined in subsection 10.14.

“Approved Fund”:  as defined in subsection 11.6(b).

“Assignee”:  as defined in subsection 11.6(b)(i).

“Assignment and Acceptance”:  an Assignment and Acceptance, substantially in the form of Exhibit E.

“Availability”: as of any applicable date, the amount by which the Line Cap on such date exceeds the Aggregate Outstanding Revolving Credit on such date.

“Availability Reserves”:  without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves, subject to subsection 2.1(c), as the Administrative Agent in its Permitted Discretion determines as being appropriate to reflect any impediments to the realization upon the Collateral consisting of Eligible Accounts, Eligible Inventory or Eligible Transportation Equipment included in the Borrowing Base (including claims that the Agents determine will need to be satisfied in connection with the realization upon such Collateral).

“Available Commitment”:  as to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender’s Commitment at such time over (b) the sum of (i) the aggregate unpaid principal amount at such time of all Revolving Loans made by such

Lender, (ii) an amount equal to such Lender’s Commitment Percentage of the aggregate unpaid principal amount at such time of all Swing Line Loans; provided that for purposes of calculating Available Commitments pursuant to subsection 4.5(a) such amount in this clause (b)(ii) shall be zero, (iii) an amount equal to such Lender’s Commitment Percentage of the outstanding L/C Obligations at such time and (iv) an amount equal to such Lender’s Commitment Percentage of the outstanding Agent Advances at such time; collectively, as to all the Lenders, the “Available Commitments.”

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Indebtedness”:  Credit Facility Indebtedness as defined in the Term Loan Credit Agreement.

“Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, debit card, merchant card, purchasing card, stored value card, non-card electronic payable or similar services (including the processing of payments and other administrative services with respect thereto), (c) cash management or related services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking, financial or treasury products or services as may be requested by the Borrower or any Restricted Subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition), including for the avoidance of doubt, bank guarantees.

“Bank Products Obligations”:  of any Person, the obligations of such Person pursuant to any Bank Products Agreement.

“Bankruptcy Law”: Title 11, United States Code, or any similar Federal, state or foreign law for the relief of debtors.

“Benchmark Replacement”: the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Parent Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment”: with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Parent Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent reasonably determines may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection  with the administration of this Agreement).

“Benchmark Replacement Date”: the earlier to occur of the following events with respect to LIBOR:

(1)  in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to LIBOR:

(1)  a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(2)  a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or

(3)  a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

“Benchmark Transition Start Date”: (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Parent Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period”: if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with subsection 4.7(b) and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to subsection 4.7(b).

“Beneficial Ownership Certification”: a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefited Lender”:  as defined in subsection 11.7(a).

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Board”:  the Board of Governors of the Federal Reserve System.

“Board of Directors”:  for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors.  Unless otherwise provided, “Board of Directors” means the Board of Directors of the Parent Borrower.

“Borrower”:  as defined in the Preamble.

“Borrower Representative”:  US Foods, Inc., in its capacity as Borrower Representative pursuant to the provisions of subsection 10.15, or any successor borrower representative under this Agreement.

“Borrowing”:  the borrowing of one Type of Loan from all the Lenders having Commitments (or resulting from a conversion or conversions on such date) having in the case of Eurocurrency Loans the same Interest Period.

“Borrowing Base”:  at any time, (a) the sum of

(i)            90% of the amount of all Eligible Accounts;

(ii)          90% of the then Net Orderly Liquidation Value of the Eligible Inventory at such time;

(iii)       85% of the then Net Orderly Liquidation Value of the Eligible Transportation Equipment at such time, provided that this clause (iii) is subject to adjustment as set forth in subsection 7.6(b); and

(iv)        the aggregate amount of all Cash Equivalents and Temporary Cash Investments held in the Concentration Account or any related investment or other account that is subject to a Concentration Account Agreement within the time period referred to in subsection 4.15(g); minus

(b) the amount of all Availability Reserves; provided that the portion of the Borrowing Base attributable to Eligible Transportation Equipment shall not exceed $250.0 million at any time.

Notwithstanding the foregoing, if the Acquisition is consummated and an inventory appraisal, equipment appraisal and field examination with respect to the assets of the SGA Food Group of Companies acquired in the Acquisition are not available on or prior to the Acquisition Closing Date, then for the period from and including the Acquisition Closing Date until the 90th day after the Acquisition Closing Date or such earlier date on which the Parent Borrower delivers an inventory appraisal, equipment appraisal and field examination reasonably satisfactory to the Administrative Agent with respect to such assets, the Borrowing Base will be increased by an amount equal to the SGA Borrowing Base.

“Borrowing Base Certificate”:  as defined in subsection 7.2(f).

“Borrowing Date”:  any Business Day specified in a Borrowing Request or Letter of Credit Request as a date on which any Borrower requests the Lenders to make Loans hereunder or any Issuing Lender to issue Letters of Credit hereunder.

“Borrowing Request”:  a borrowing request pursuant to subsection 2.2 in substantially the form attached as Exhibit C hereto or such other form made available on the Administrative Agent’s electronic platform or portal in accordance with subsection 2.2.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City, except that, when used in connection with any Eurocurrency Loan, “Business Day” shall mean any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York, New York.

“Capital Expenditures”:  with respect to any Person for any period, the aggregate of all expenditures by such Person and its consolidated Subsidiaries during such period (exclusive of (i) expenditures made for Investments not prohibited hereby or for acquisitions permitted by subsection 8.5, (ii) interest capitalized during such period, (iii) expenditures that are paid for by a third party (excluding such Person and any of its consolidated Subsidiaries) and for which neither such Person nor any of its consolidated Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person or (iv) expenditures made with the proceeds of any equity securities issued or capital contributions received, or Indebtedness incurred, by such Person or any of its consolidated Subsidiaries) which, in accordance with GAAP, are or should be included in “capital expenditures.”

“Capital Stock”:  of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation”:  an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP.  The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Captive Insurance Subsidiary”:  any Subsidiary of the Parent Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents”:  any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America, Canada or a member state of the European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any lender under any Senior Credit Facility or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500.0 million (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency), (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c)(i) or (c)(ii) above, (e) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or, if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency), (f) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the

Investment Company Act, (g) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors and (h) solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is permitted to make in accordance with applicable law.

“CF Intercreditor Agreement”:  the Intercreditor Agreement, dated as of the Closing Date, among the Term Administrative Agent, the Term Collateral Agent, the Administrative Agent, and the ABL Collateral Agent, and acknowledged by certain of the Loan Parties, substantially in the form attached as Exhibit G-2, as amended, restated, supplemented or otherwise modified from time to time in accordance therewith or herewith.

“Change of Control”:  (i) (x) the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) of (A) so long as the Parent Borrower is a Subsidiary of any Parent, shares of Voting Stock having less than 35% of the total voting power of all outstanding shares of such Parent (other than a Parent that is a Subsidiary of another Parent) and (B) if the Parent Borrower is not a Subsidiary of any Parent, shares of Voting Stock having less than 35% of the total voting power of all outstanding shares of the Parent Borrower and (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), other than one or more Permitted Holders, shall be the “beneficial owner” of (A) so long as the Parent Borrower is a Subsidiary of any Parent, shares of Voting Stock having more than 35% of the total voting power of all outstanding shares of such Parent (other than a Parent that is a Subsidiary of another Parent) and (B) if the Parent Borrower is not a Subsidiary of any Parent, shares of Voting Stock having more than 35% of the total voting power of all outstanding shares of the Parent Borrower; or (ii) a “Change of Control” as defined in the Senior Notes Indenture.

“Closing Date”:  May 31, 2019.

“Closing Date Commitment”:  as to any Lender, its obligation to make Revolving Loans to, and/or make Swing Line Loans to, and/or participate in Letters of Credit issued on behalf of, and/or participate in Agent Advances made to, in each case, the Borrowers in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name in Schedule A under the heading “Closing Date Commitment” or, in the case of any Lender that is an Assignee, the amount of the assigning Lender’s Commitment assigned to such Assignee pursuant to subsection 11.6(b) (in each case as such amount may be adjusted from time to time as provided herein); collectively, as to all Lenders, the “Closing Date Commitments”.  As of the Closing Date, the amount of the aggregate Closing Date Commitments of the Lenders is $1,400.0 million.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”:  as to any Lender, the Closing Date Commitment of such Lender and collectively, as to all Lenders, the “Commitments”; provided that at any time prior to the Additional Closing Date Commitment Termination Date, the Parent Borrower may designate all or a portion of the Additional Closing Date Commitments as “Commitments” hereunder upon satisfaction of each of the conditions set forth in subsection 6.3 and such Additional Closing Date Commitments shall thereafter constitute Commitments for all purpose under this Agreement and the other Loan Documents.

“Commitment Percentage”:  as to any Lender, the percentage of the aggregate Commitments constituted by its Commitment (or, if the Commitments have terminated or expired, the percentage of (a) the sum of (i) such Lender’s then outstanding Revolving Loans plus (ii) such Lender’s interests in the aggregate L/C Obligations, Agent Advances and Swing Line Loans then outstanding then constituting (b) the sum of (i) the aggregate Revolving Loans of all the Lenders then outstanding plus (ii) the aggregate L/C Obligations, Agent Advances and Swing Line Loans then outstanding).

“Commitment Period”:  the period from and including the Closing Date to but not including the Maturity Date, or such earlier date as the Commitments shall terminate as provided herein.

“Commodities Agreement”:  in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, which is under common control with the Parent Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Parent Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

“Concentration Account”:  as defined in subsection 4.15(b).

“Concentration Account Agreement”:  as defined in subsection 4.15(b).

“Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Borrower Representative on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including without limitation subsections 4.10, 4.11, 4.12 or 11.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any

Commitment or (c) be designated if such designation would otherwise increase the costs of the Facility to any Borrower.

“Consolidated Coverage Ratio”:  as of any date of determination, the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Parent Borrower are available, to (ii) Consolidated Interest Expense for such four fiscal quarters; provided that:

(i)          if since the beginning of such period the Parent Borrower or any Restricted Subsidiary has Incurred any Indebtedness or the Parent Borrower has issued any Designated Preferred Stock that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness or an issuance of Designated Preferred Stock of the Parent Borrower, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness or Designated Preferred Stock as if such Indebtedness or Designated Preferred Stock had been Incurred or issued, as applicable, on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

(ii)        if since the beginning of such period the Parent Borrower or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness, or any Designated Preferred Stock of the Parent Borrower, that is no longer outstanding on such date of determination (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid) or a Discharge of Designated Preferred Stock of the Parent Borrower, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness or Designated Preferred Stock, including with the proceeds of such new Indebtedness or new Designated Preferred Stock of the Parent Borrower, as if such Discharge had occurred on the first day of such period,

(iii)        if since the beginning of such period the Parent Borrower or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business, or designated any Restricted Subsidiary as an Unrestricted Subsidiary (any such disposition or designation, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Parent Borrower or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or Discharged with respect to the Parent Borrower and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary disposed of in such Sale or any Restricted Subsidiary is designated as an Unrestricted Subsidiary, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Parent Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

(iv)        if since the beginning of such period the Parent Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder or designated any Unrestricted Subsidiary as a Restricted Subsidiary (any such Investment, acquisition or designation, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period,

(v)            if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (ii), (iii) or (iv) above if made by the Parent Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period, and

(vi)     Excluded Junior Capital (and Consolidated Interest Expense in respect thereof) shall be excluded from the calculation of the Consolidated Coverage Ratio.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred, Designated Preferred Stock issued or Indebtedness or Designated Preferred Stock repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or another Responsible Officer of the Parent Borrower.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness).  If any Indebtedness bears, at the option of the Parent Borrower or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Parent Borrower or such Restricted Subsidiary may designate.  If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period.  Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Parent Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

 “Consolidated EBITDA”:  for any period, the Consolidated Net Income for such period, plus (x) the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any), (ii) Consolidated Interest Expense, all items excluded from the definition of Consolidated Interest Expense pursuant to clause (iii) thereof (other than Special Purpose Financing Expense), any Special Purpose Financing Fees, and to the extent not reflected in Consolidated Interest Expense, costs of surety bonds in connection with financing activities, (iii) depreciation, (iv) amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs), (v) any noncash charges or noncash losses, (vi) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by this Agreement (whether or not consummated or incurred, and including any offering or sale of Capital Stock of a Parent to the extent the proceeds thereof were intended to be contributed to the equity capital of the Parent Borrower or any of its Restricted Subsidiaries), (vii) the amount of any loss attributable to non-controlling interests, (viii) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Hedging Obligations or other derivative instruments, (ix) [reserved], (x) interest and investment income, (xi) the amount of loss on any Financing Disposition, and (xii) any costs or expenses pursuant to any management or employee stock option or other equity-related plan, program or arrangement, or other benefit plan, program or arrangement, or any equity subscription or equity holder agreement, to the extent funded with cash proceeds contributed to the capital of the Parent Borrower or an issuance of Capital Stock of the Parent Borrower (other than Disqualified Stock) and excluded from the calculation set forth in subsection 8.5(a)(iii), plus (y) the amount of net cost savings projected by the Parent Borrower in good faith to be realized as a result of actions taken or to be taken on or prior to the date that is 24 months after the consummation of any operational change, respectively (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that the aggregate amount of cost savings added pursuant to this clause (y) shall not exceed 25% of Consolidated EBITDA in any four quarter period (which adjustments may be incremental to pro forma adjustments made pursuant to the proviso to the definition of “Consolidated Coverage Ratio,” “Consolidated Secured Leverage Ratio” or “Consolidated Total Leverage Ratio”). In addition, for the purpose of determining compliance with subsection 8.1 hereof, Consolidated EBITDA shall include the amount of any Specified Equity Contribution.

“Consolidated Fixed Charge Coverage Ratio”:  as of the last day of the Most Recent Four Quarter Period, the ratio of (a) (i) Consolidated EBITDA for such period minus (ii) the unfinanced portion of all Capital Expenditures (excluding any Capital Expenditure made in an amount equal to all or part of the proceeds, applied within twelve months of receipt thereof, of (x) any casualty insurance, condemnation or eminent domain or (y) any sale of assets (other than Inventory)) of the Parent Borrower and its consolidated Restricted Subsidiaries during such period, to (b) the sum, without duplication, of (i) Debt Service Charges payable in cash by the Parent Borrower and its consolidated Restricted Subsidiaries during such period plus (ii) federal, state and foreign income taxes paid in cash by the Parent Borrower and its consolidated Restricted Subsidiaries (net of refunds received) for the period of four full fiscal quarters ending on such date plus (iii) solely for purposes of calculating the Consolidated Fixed Charge Coverage Ratio in connection with the making of any Restricted Payment (other than Restricted Acquisitions) pursuant to subsection 8.5(b)(vii), dividends paid in cash by the Parent Borrower during the relevant period pursuant to subsection 8.5(b)(vii). Excluded Junior Capital (and Consolidated Interest Expense in respect thereof) shall be excluded from the calculation of the Consolidated Fixed Charge Coverage Ratio.

“Consolidated Indebtedness”:  at the date of determination thereof, an amount equal to the aggregate principal amount of outstanding Indebtedness of the Parent Borrower and its Restricted Subsidiaries as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit); Capitalized Lease Obligations and debt obligations evidenced by bonds, debentures, notes or similar instruments, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations).

“Consolidated Interest Expense”:  for any period,

(i)            the total interest expense of the Parent Borrower and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Parent Borrower and its Restricted Subsidiaries, including without limitation any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Parent Borrower or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Parent Borrower or any Restricted Subsidiary, (d) non-cash interest expense, (e) the interest portion of any deferred payment obligation, and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus

(ii)        Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Parent Borrower held by Persons other than the Parent Borrower or a Restricted Subsidiary, minus

(iii)         to the extent otherwise included in such interest expense referred to in clause (i) above, amortization or write-off of financing costs, Special Purpose Financing Expense, accretion or accrual of discounted liabilities not constituting Indebtedness, expense resulting from discounting of Indebtedness in conjunction with recapitalization or purchase accounting, and any “additional interest” in respect of registration rights arrangements for any securities (including the Senior Notes), plus

(iv)         dividends paid in cash on Designated Preferred Stock and Refunding Capital Stock that is Preferred Stock pursuant to subsection 8.5(b)(xi)(A) or (B),

in each case under clauses (i) through (iv) as determined on a Consolidated basis in accordance with GAAP; provided that (x) gross interest expense shall be determined after giving effect to any net payments made or received by the Parent Borrower and its Restricted Subsidiaries with respect to Interest Rate Agreements and (y) clauses (ii) and (iv) shall not apply for purposes of determining the amount of Consolidated Interest Expenses included in Debt Service Charges.

“Consolidated Net Income”:  for any period, the net income (loss) of the Parent Borrower and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided that there shall not be included in such Consolidated Net Income:

(i)           any net income (loss) of any Unrestricted Subsidiary and (solely for purposes of determining the amount available for Restricted Payments under subsection 8.5(a)(iii)(A)) any net income (loss) of any Person that is not the Parent Borrower or a Subsidiary, except that the Parent Borrower’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually dividended or distributed or that (as determined by the Parent Borrower in good faith, which determination shall be conclusive) could have been dividended or distributed by such Person during such period to the Parent Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below);

(ii)            solely for purposes of determining the amount available for Restricted Payments under subsection 8.5(a)(iii)(A), any net income (loss) of any Restricted Subsidiary that is not a Borrower or a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Parent Borrower by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the Loan Documents and the other Transaction Documents, and (z) restrictions in effect on the Closing Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Lenders than such restrictions in effect on the Closing Date), except that the Parent Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that (as determined by the Parent Borrower in good faith, which determination shall be conclusive) could have been made by such Restricted Subsidiary during such period to the Parent Borrower or another Restricted

Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause);

(iii)      any gain or loss realized upon (x) the sale, abandonment or other disposition of any asset of the Parent Borrower or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined by the Parent Borrower in good faith, which determination shall be conclusive) or (y) the disposal, abandonment or discontinuation of operations of the Parent Borrower or any Restricted Subsidiary;

(iv)       any extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges (or any amortization thereof) associated with the Transactions or any acquisition, merger or consolidation, whether or not completed), any severance, relocation, consolidation, closing, integration, facilities opening, business optimization, transition or restructuring costs, charges or expenses, any signing, retention or completion bonuses, and any costs associated with curtailments or modifications to pension and post-retirement employee benefit plans;

(v)            the cumulative effect of a change in accounting principles;

(vi)     all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(vii)        any unrealized gains or losses in respect of Currency Agreements;

(viii)     any unrealized foreign currency transaction gains or losses, including in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person;

(ix)         any non-cash compensation charge arising from any grant of limited liability company interests, stock, stock options or other equity based awards;

(x)           to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses, including in respect of Indebtedness or other obligations of the Parent Borrower or any Restricted Subsidiary owing to the Parent Borrower or any Restricted Subsidiary;

(xi)         any non-cash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments), non-cash charges for deferred tax valuation allowances and noncash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP;

(xii)       any impairment charge or asset write-off, including any charge or write-off related to intangible assets, long-lived assets or investments in debt and equity securities, and any amortization of intangibles;

(xiii)   any fees and expenses (or amortization thereof), and any charges or costs, in connection with any acquisition, Investment, asset disposition, issuance of Capital Stock, issuance, repayment or refinancing of Indebtedness, or amendment or modification of any agreement or instrument relating to any Indebtedness (in each case, whether or not completed, and including any such transaction consummated prior to the Closing Date);

(xiv)      expenses related to noncash compensation related expenses; and

(xv)       to the extent covered by insurance and actually reimbursed (or the Parent Borrower has determined that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365 day period)), any expenses with respect to liability or casualty events or business interruption; provided, further, that the exclusion of any item pursuant to the foregoing clauses (i) through (xv) shall also exclude the tax impact of any such item, if applicable.

Notwithstanding the foregoing, for the purpose of subsection 8.5(a)(iii)(A) only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Parent Borrower or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Parent Borrower to increase the amount of Restricted Payments permitted under such covenant pursuant to subsection 8.5(a)(iii)(C) or (D).

 “Consolidated Secured Indebtedness”:  as of any date of determination, an amount equal to (a) the Consolidated Indebtedness as of such date that is then secured by Liens on property or assets of the Parent Borrower and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby), minus (b) the aggregate amount of Unrestricted Cash of the Parent Borrower and its Restricted Subsidiaries as of the date of the Parent Borrower’s consolidated balance sheet most recently delivered under subsection 7.1.

“Consolidated Secured Leverage Ratio”:  as of any date of determination, the ratio of (x) Consolidated Secured Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Parent Borrower are available, provided that:

(i)             if since the beginning of such period the Parent Borrower or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(ii)        if since the beginning of such period the Parent Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period;

(iii)     if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (i) or (ii) above if made by the Parent Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period; and

(iv)          Excluded Junior Capital (and Consolidated Interest Expense in respect thereof) shall be excluded from the calculation of the Consolidated Secured Leverage Ratio.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a Responsible Officer of the Parent Borrower.

“Consolidated Tangible Assets”:  as of any date of determination, the total assets less the sum of the goodwill, net, and other intangible assets, net, in each case reflected on the consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries as at the end of the most recently ended fiscal quarter of the Parent Borrower for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Total Indebtedness”:  as of any date of determination, an amount equal to (1) the aggregate principal amount of outstanding Indebtedness of the Parent Borrower and its Restricted Subsidiaries as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit); Capitalized Lease Obligations and debt obligations evidenced by bonds, debentures, notes or similar instruments, determined on a

Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations), minus (2) the aggregate amount of Unrestricted Cash of the Parent Borrower and its Restricted Subsidiaries disclosed on the Parent Borrower’s consolidated balance sheet most recently delivered under subsection 7.1.

“Consolidated Total Leverage Ratio”:  as of any date of determination, the ratio of (x) Consolidated Total Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Parent Borrower’s reporting obligations under subsection 7.1(a) or 7.1(b)) are available, provided that:

(i)            if since the beginning of such period the Parent Borrower or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(ii)         if since the beginning of such period the Parent Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period;

(iii)     if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (i) or (ii) above if made by the Parent Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period; and

(iv)          Excluded Junior Capital (and Consolidated Interest Expense in respect thereof) shall be excluded from the calculation of the Consolidated Total Leverage Ratio.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a Responsible Officer of the Parent Borrower.

 “Consolidation”:  the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Parent Borrower in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Parent Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment.  The term “Consolidated” has a correlative meaning.

“Contingent Obligation”:  with respect to any Person, any obligation of such Person guaranteeing any obligation that does not constitute Indebtedness (a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation”:  as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Amounts”:  the aggregate amount of capital contributions applied by the Parent Borrower to permit the Incurrence of Contribution Indebtedness pursuant to subsection 7.1(b)(xii) of the Term Loan Credit Agreement.

“Contribution Indebtedness”:  Indebtedness of the Parent Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions and Specified Equity Contributions) made to the capital of the Parent Borrower or such Restricted Subsidiary after the Closing Date (whether through the issuance or sale of Capital Stock or otherwise); provided that such Contribution Indebtedness (a) is incurred within 180 days after the making of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to a certificate signed by a Responsible Officer on the date of Incurrence thereof.

“Credit Facilities”:  one or more of (i) the Term Loan Facility, (ii)  the Facility, (iii) the ABS Facility (unless otherwise designated by the Borrower Representative as not a Credit Facility)  and (iv) any other facilities or arrangements designated by the Parent Borrower, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables, inventory or real estate financings (including without limitation through the sale of receivables, inventory, real estate and/or other assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables, inventory, real estate and/or other assets or the creation of any Liens in respect of such receivables, inventory, real estate and/or other assets in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise).  Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

 “Cure Amount”:  as defined in subsection 9.2(a).

“Currency Agreement”:  in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“DDAs”:  any checking or other demand deposit account listed on Schedule 4.15, as the same may be modified from time to time by notice to the Administrative Agent, which checking or other demand deposit account is maintained by the Loan Parties in which cash proceeds of Division Accounts, Inventory and Transportation Equipment constituting Collateral (which proceeds constitute Collateral) are located or are expected to be located (and for the avoidance of doubt excluding any account if such account is, or all of the funds and other assets owned by a Loan Party held in such account are, excluded from the Collateral pursuant to any Security Document).

“Debt Service Charges”:  for any period, the sum of (a) Consolidated Interest Expense plus (b) scheduled principal payments required to be made (after giving effect to any prepayments paid in cash that reduce the amount of such required payments) on account of the Term Loan Facility or the Senior Notes of the Parent Borrower and its consolidated Restricted Subsidiaries, plus (c) scheduled mandatory payments on account of Disqualified Stock of the Parent Borrower and its consolidated Restricted Subsidiaries (whether in the nature of dividends, redemption, repurchase or otherwise) required to be made during such period, in each case determined on a Consolidated basis in accordance with GAAP.

“Default”:  any of the events specified in subsection 9.1, whether or not any requirement for the giving of notice (other than, in the case of subsection 9.1(e), a Default Notice), the lapse of time, or both, or any other condition specified in subsection 9.1, has been satisfied.

“Default Notice”: as defined in subsection 9.1(e).

“Defaulting Lender”:  means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Parent Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii)

pay to the Administrative Agent, any Issuing Lender, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified any Borrower, the Administrative Agent or any Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or Parent Borrower, to confirm in writing to the Administrative Agent and Parent Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Parent Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any proceeding of the type described in subsection 9.1(f), (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of (x) the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (y) the appointment of a receiver, custodian, conservator, trustee, administrator or similar Person appointed by a Governmental Authority under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed, in each case so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Parent Borrower, each Issuing Lender, and each Lender.

“Designated Preferred Stock”:  Preferred Stock of the Parent Borrower (other than Disqualified Stock) or any Parent that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to a certificate signed by a Responsible Officer of the Parent Borrower and delivered to the Administrative Agent.

“Discharge”:  as defined in the definition of “Consolidated Coverage Ratio.”

“Disqualified Stock”:  with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an “Asset Disposition” as defined in the Senior Notes

Indenture or the Term Loan Credit Agreement) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an “Asset Disposition” as defined in the Senior Notes Indenture or the Term Loan Credit Agreement), in whole or in part, in each case on or prior to the Maturity Date; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Parent Borrower or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Division Accounts”:  as defined in “Eligible Accounts.”

“Dollars” and “$”:  dollars in lawful currency of the United States of America.

“Documentation Agent”: each of the institutions listed on the cover page hereto as a “Documentation Agent”.

“Domestic Subsidiary”:  any Restricted Subsidiary of the Parent Borrower other than a Foreign Subsidiary.

“Dormant Subsidiary”:  any Subsidiary of the Parent Borrower that carries on no operations, had revenues of less than $4.0 million during the most recently completed period of four consecutive fiscal quarters of the Parent Borrower and has total assets of less than $4.0 million as of the last day of such period; provided that the assets of all Subsidiaries constituting Dormant Subsidiaries shall at no time exceed $20.0 million in the aggregate and the revenues of all Subsidiaries constituting Dormant Subsidiaries for any four consecutive fiscal quarters shall at no time exceed $20.0 million in the aggregate.

“Drawing Document”: any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer generated communication.

“Early Opt-in Election”: the occurrence of:

(1) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Parent Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in subsection 4.7(b), are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and

(2) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Parent Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts”:  those Accounts created and owned by any of the Borrowers and the Subsidiary Guarantors in the ordinary course of its business, arising out of its sale, lease or rental of goods or rendition of services by one of the divisions listed on Schedule 1.1(a) hereto as determined by the Parent Borrower on the Closing Date (as may be modified by the Parent Borrower from time to time after the Closing Date with the Administrative Agent’s consent, not to be unreasonably withheld) (the “Division Accounts”), that comply in all material respects with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below.  In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash.  Eligible Accounts shall not include the following:

(i)             Accounts that the Account Debtor has failed to pay within 90 days of original invoice date;

(ii)          Accounts with respect to which the payment terms are “C.O.D.”, cash on delivery or other similar terms that the Account Debtor has failed to pay within 30 days of original invoice date;

(iii)       Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of the total amount of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (i) above;

(iv)          without duplication, the amount of any credit balances greater than 90 days past their original invoice date with respect to any Account;

(v)            Accounts with respect to which the Account Debtor is (i) an Affiliate of any Loan Party or (ii) an employee or agent of any Loan Party or any Affiliate of such Loan Party;

(vi)        Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional (other than, for the avoidance of doubt, a rental or lease basis);

(vii)       Accounts that are not payable in Dollars;

(viii)    Accounts with respect to which the Account Debtor is a Person other than a Governmental Authority unless:  (i) the Account Debtor (A) is a natural person with a billing address in the United States, (B) maintains its Chief Executive Office in the United States, or (C) is organized under the laws of the United States or any state, territory or subdivision thereof; or (ii) (A) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent, in its Permitted Discretion;

(ix)        Accounts with respect to which the Account Debtor is the government of any country or sovereign state other than the United States, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (i) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank) that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (ii) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent, in its Permitted Discretion;

(x)        Accounts with respect to which the Account Debtor is the federal government of the United States or any department, agency or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable Borrower or Subsidiary Guarantor has complied, to the reasonable satisfaction of the Administrative Agent, the Assignment of Claims Act of 1940 (31 USC Section 3727)); provided that this clause (x) shall not apply to up to $10.0 million of such Accounts;

(xi)        (i) Accounts with respect to which the Account Debtor is a creditor of any Borrower or Subsidiary Guarantor, and has asserted, or is reasonably likely to assert, a right of setoff, or has disputed, or is reasonably likely to dispute, its obligation to pay all or any portion of the Account, in each case, to the extent of such claim, right of setoff, or dispute, (ii) Accounts which are subject to a rebate that has been earned but not taken or a chargeback, to the extent of such rebate or chargeback, and (iii) Accounts that comprise only service charges or finance charges;

(xii)        Accounts with respect to an Account Debtor whose total obligations owing to Borrowers or Subsidiary Guarantors in respect of Division Accounts exceed 15% of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit;

(xiii)        Accounts with respect to which the Account Debtor is insolvent, is subject to a proceeding related thereto, has gone out of business, or as to which a Borrower or Subsidiary Guarantor has received notice of an imminent proceeding related to such Account Debtor being or alleged to be insolvent or which proceeding is reasonably likely to result in a material impairment of the financial condition of such Account Debtor;

(xiv)        Accounts, the collection of which the Administrative Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition, upon notice thereof to the Borrower Representative;

(xv)          Accounts that are not subject to a valid and perfected first priority Lien (subject only to Permitted Prior Liens) in favor of the ABL Collateral Agent, pursuant to a Security Document (as and to the extent provided therein (it being agreed that in no event shall any Excluded Assets be deemed to be Eligible Accounts hereunder));

(xvi)       Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor;

(xvii)      Accounts of an Obligor that is located in a state requiring the filing of a notice of business activities report or similar report in order to permit a Borrower to seek judicial enforcement in such state of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a notice of business activities report or equivalent report for the then-current year or if such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost; or

(xviii)     Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services.

Notwithstanding the foregoing, the Administrative Agent may, from time to time, in the exercise of its Permitted Discretion, on not less than 10 Business Days’ prior notice to the Borrower Representative, change the criteria for Eligible Accounts as reflected on the Borrowing Base Certificate based on either:  (A) an event, condition or other circumstance arising after the Closing Date, or (B) an event, condition or other circumstance existing on the Closing Date to the extent the Administrative Agent has no knowledge thereof on or prior to the Closing Date, in either case under clause (A) or (B), which adversely affects, or would reasonably be expected to adversely affect, Eligible Accounts in any material respect as determined by the Administrative Agent in the exercise of its Permitted Discretion.  Any such change in criteria shall have a reasonable relationship to the event, condition or other circumstance that is the basis for such change.  Upon delivery of the notice of such change pursuant to the foregoing sentence, the Administrative Agent shall be available to discuss the proposed change, and the applicable Borrower may take such action as may be required so that the event, condition or circumstance that is the basis for such change no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion.  Any

Accounts of the Borrowers and the Subsidiary Guarantors that are not Eligible Accounts shall nevertheless be part of the Collateral as and to the extent provided in the Security Documents.

“Eligible Inventory”:  all Inventory of the Borrowers and the Subsidiary Guarantors, except for any Inventory:

(i)            that is obsolete, damaged or unfit for sale;

(ii)            that is not of a type held for sale by any of the Borrowers or any Subsidiary Guarantor in the ordinary course of business as is being conducted by each such party;

(iii)         that is not subject to a valid and perfected first priority Lien (subject only to Permitted Prior Liens) in favor of the ABL Collateral Agent pursuant to a Security Document (as and to the extent provided therein (it being agreed that in no event shall any Excluded Assets be deemed to be Eligible Inventory hereunder));

(iv)          that is not owned by any of the Borrowers or any Subsidiary Guarantor;

(v)           that is placed on consignment or is in transit with a common carrier from vendors or suppliers; provided that this clause (v) shall not apply to up to $50.0 million of such in transit Inventory;

(vi)         that consists of work-in-progress, display items, samples or packing or shipping materials, packaging, manufacturing supplies or replacement or spare parts not considered for sale in the ordinary course of business;

(vii)       that consists of goods which have been returned by the buyer, other than goods that are undamaged or that are resaleable in the normal course of business;

(viii)     that does not comply in all material respects with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents;

(ix)         that consists of Materials of Environmental Concern that can be transported or sold only with licenses that are not readily available;

(x)            that is covered by negotiable document of title, unless such document has been delivered to the Administrative Agent;

(xi)          that is bill and hold Inventory; or

(xii)       that is located outside the United States of America.

Notwithstanding the foregoing, the Administrative Agent may, from time to time, in the exercise of its Permitted Discretion, on not less than 10 Business Days’ prior notice to the Borrower Representative, change the criteria for Eligible Inventory as reflected on the Borrowing Base Certificate based on either:  (i) an event, condition or other circumstance arising after the Closing Date, or (ii) an event, condition or other circumstance existing on the Closing Date to the extent the Administrative Agent has no knowledge thereof on or prior to the Closing Date, in either case under clause (i) or (ii), which adversely affects, or would reasonably be expected to adversely affect, Eligible Inventory in any material respect as determined by the Administrative Agent in the exercise of its Permitted Discretion.  Any such change in criteria shall have a reasonable relationship to the event, condition or other circumstance that is the basis for such change.  Upon delivery of the notice of such change pursuant to the foregoing sentence, the Administrative Agent shall be available to discuss the proposed change, and the applicable Borrower may take such action as may be required so that the event, condition or circumstance that is the basis for such change no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion.  Any Inventory of the Borrowers and the Subsidiary Guarantors that is not Eligible Inventory shall nevertheless be part of the Collateral as and to the extent provided in the Security Documents.

“Eligible Transportation Equipment”:  the Transportation Equipment owned by a Borrower or a Subsidiary Guarantor that complies in all material respects with each of the representations and warranties respecting Eligible Transportation Equipment made in the Loan Documents, and is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below.  An item of Transportation Equipment shall not be included in Eligible Transportation Equipment:

(a)            if it is not subject to a valid and perfected first priority Lien (subject only to Permitted Prior Liens) in favor of the ABL Collateral Agent pursuant to a Security Document (as and to the extent provided therein), provided that this clause (a) will not apply to Transportation Equipment represented by a certificate of title (such Transportation Equipment being subject to clause (b) below); and

(b)        after the date that is 180 days after the Closing Date (as such time period may be extended by the Administrative Agent, in its sole discretion), if such item consists of Transportation Equipment represented by a certificate of title, unless (i) prior to such date, a Borrower or Subsidiary Guarantor has delivered such certificate of title to the ABL Collateral Agent or any agent therefore and (ii) thereafter a Borrower or Subsidiary Guarantor has caused such certificate of title to be registered with the applicable Governmental Authority showing the ABL Collateral Agent (or a trustee or agent reasonably acceptable to the ABL Collateral Agent) as the lienholder thereon, such that such Transportation Equipment is subject to a valid and perfected first priority Lien (subject only to Permitted Prior Liens) in favor of the ABL Collateral Agent (or such certificate of title or the requisite application therefor has been submitted to the applicable Governmental Authority for such registration or for issuance of such certificate of title as so registered).

Notwithstanding the foregoing, the Administrative Agent may, from time to time, in the exercise of its Permitted Discretion, on not less than 10 Business Days’ prior notice to the Borrower Representative, change the criteria for Eligible Transportation Equipment as reflected on the Borrowing Base Certificate based on either:  (i) an event, condition or other circumstance arising after the Closing Date, or (ii) an event, condition or other circumstance existing on the Closing Date to the extent the Administrative Agent has no knowledge thereof on or prior to the

Closing Date, in either case under clause (i) or (ii), which adversely affects, or would reasonably be expected to adversely affect, Eligible Transportation Equipment in any material respect as determined by the Administrative Agent in the exercise of its Permitted Discretion.  Any such change in criteria shall have a reasonable relationship to the event, condition or other circumstance that is the basis for such change.  Upon delivery of the notice of such change pursuant to the foregoing sentence, the Administrative Agent shall be available to discuss the proposed change, and the applicable Borrower may take such action as may be required so that the event, condition or circumstance that is the basis for such change no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion.  Any Transportation Equipment of the Borrowers and the Subsidiary Guarantors that is not Eligible Transportation Equipment shall nevertheless be part of the Collateral as and to the extent provided in the Security Documents.

“Environmental Costs”:  any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws.  Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

“Environmental Laws”:  any and all U.S. or foreign federal, state, provincial, territorial, foreign, local or municipal laws, rules, orders, enforceable guidelines, orders-in-council, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment (including ambient air, indoor air, surface water, groundwater, land surface, subsurface strata and natural resources such as wetlands, flora and fauna) as have been, or now or at any relevant time hereafter are, in effect.

“Environmental Permits”:  any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“Equity Offering”:  a sale of Capital Stock (x) that is a sale of Capital Stock of the Parent Borrower (other than Disqualified Stock), or (y) the proceeds of which are (or are intended to be) contributed to the equity capital of the Parent Borrower or any of its Restricted Subsidiaries.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Rate”:  with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum equal to the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as the Administrative Agent may designate from time to time) (“LIBOR”) as of 11:00 a.m., London time, two Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the Eurocurrency Rate Loan requested (whether as an initial Eurocurrency Rate Loan or as a continuation of a Eurocurrency Rate Loan or as a conversion of an ABR Loan to a Eurocurrency Rate Loan) by the Parent Borrower in accordance with this Agreement (and, if any such published rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero). Each determination of the Eurocurrency Rate shall be made by the Administrative Agent and shall be conclusive in the absence of manifest error.

“Eurocurrency Loans”:  Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Event of Default”:  any of the events specified in subsection 9.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Borrowing Base Availability”:  as of any date of determination thereof by the Administrative Agent, the sum of:

(A)          (x) the Line Cap minus (y) the Aggregate Outstanding Revolving Credit, plus

(B)          to the extent not included in the Borrowing Base, the aggregate amount of all Specified Unrestricted Cash, plus

(C)          Specified Suppressed Availability.

“Excess Facility Availability”:  as of any date of determination thereof by the Administrative Agent, (x) the Line Cap minus (y) the Aggregate Outstanding Revolving Credit.

“Exchange Act”:  the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Assets”:  as defined in the Guarantee and Collateral Agreement.

“Excluded Contribution”:  Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Parent Borrower as capital contributions to the Parent Borrower after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock, Designated Preferred Stock or a Specified Equity Contribution) of the Parent Borrower, in each case to the extent designated as an Excluded Contribution pursuant to a certificate signed by a Responsible Officer of the Parent Borrower and not previously included in the calculation set forth in subsection 8.5(a)(iii)(B)(x) for purposes of determining whether a Restricted Payment may be made.

“Excluded Junior Capital”:   any Specified Equity Contributions that consist of Junior Capital included in the calculation of Consolidated EBITDA hereunder for the prior twelve month period, in an amount not to exceed the amount required to effect compliance with subsection 8.1.

“Excluded Subsidiary”:  any (a) Special Purpose Subsidiary, (b) Subsidiary of a Foreign Subsidiary, (c) Unrestricted Subsidiary, (d) Immaterial Subsidiary, (e) Dormant Subsidiary, (f) Captive Insurance Subsidiary, (g) Domestic Subsidiary that is prohibited by any applicable Contractual Obligation or Requirement of Law from guaranteeing or granting Liens to secure the obligations under the Loan Documents at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect) or (h) Domestic Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower Representative), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee of the obligations under the Loan Documents shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Taxes”:  any of the following Taxes imposed on or with respect to any Lender or the Administrative Agent or required to be withheld or deducted from a payment to any Lender or the Administrative Agent under any Loan Document, (a) Taxes imposed on (or measured by) such recipient’s net income, franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender acquired its interest in the applicable Commitment or, in the case of an applicable interest in a Loan not funded pursuant to a prior Commitment, such Lender acquires such interest in such Loan (provided that this clause (b)(i) shall not apply to an assignee pursuant to an assignment request by any Borrower under subsection 4.13(c)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to subsection 4.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired its interest in the applicable Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with subsection 4.11(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Commitment”:  as defined in subsection 2.7(a).

“Existing Letters of Credit:  letters of credit issued prior to, and outstanding on, the Closing Date and disclosed on Schedule 1.1(b).

“Existing Loans”:  as defined in subsection 2.7(a).

“Existing Tranche”:  as defined in subsection 2.7(a).

“Extended Commitments”:  as defined in subsection 2.7(a).

“Extended Loans”:  as defined in subsection 2.7(a).

“Extended Maturity Date”:  as defined in subsection 2.7(a).

“Extending Lender”:  as defined in subsection 2.7(b).

“Extension Amendment”:  as defined in subsection 2.7(c).

“Extension Date”:  as defined in subsection 2.7(d).

“Extension Election”:  as defined in subsection 2.7(b).

“Extension of Credit”:  as to any Lender, the making of, or, in the case of subsection 2.4(d)(ii), participation in, a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

“Extension Request”:  as defined in subsection 2.7(a).

“Facility”:  the Commitments and the Extensions of Credit made hereunder.

“Fair Market Value”:  with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors of the Parent Borrower, whose determination will be conclusive.

“FATCA”:  the provisions of Sections 1471 through 1474 of the Code as in effect on the Closing Date (or any amended or successor provisions that are substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements (or related legislation or official administrative rules or guidance) implementing the foregoing.

“Federal Funds Effective Rate”:  means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“Federal Reserve Bank of New York’s Website”: the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“FILO Tranche”: a Tranche of Additional Commitments that is established pursuant to subsection 2.6 with respect to which loans incurred thereunder shall rank junior in right of payment to the Revolving Loans and which will be subject to the same Borrowing Base and other terms applicable to the Revolving Loans, other than with respect to the FILO Borrowing Base Mechanics.

“FILO Borrowing Base Mechanics”: the requirements set forth in subsection 2.6(b)(vii).

“Financial Covenant Liquidity Event”:  the determination by the Administrative Agent that Excess Borrowing Base Availability is (x) less than 10.0% of the Line Cap for five consecutive Business Days or (y) less than 7.5% of the Line Cap at any time; provided that, in the case of clause (x), the Administrative Agent has on the first such day that the Excess Borrowing Base Availability is less than 10.0% of the Line Cap notified the Parent Borrower thereof, and provided further that if after such notice while Excess Borrowing Base Availability remains below 10.0% of the Line Cap, any Borrower borrows any Loans, or has a Letter of Credit issued for its account, a Financial Covenant Liquidity Event shall begin immediately upon such Extension of Credit notwithstanding that five consecutive Business Days have not elapsed.  The occurrence of a Financial Covenant Liquidity Event shall be deemed continuing notwithstanding that Excess Borrowing Base Availability may thereafter exceed the amount set forth in the preceding sentence unless and until the Excess Borrowing Base Availability exceeds 10.0% of the Line Cap for 21 consecutive days, in which event a Financial Covenant Liquidity Event shall no longer be deemed to be continuing.

“Financing Disposition”:  any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets (a) by the Parent Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets or (b) by the Parent Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity that is not a Special Purpose Subsidiary.

“Fixed GAAP Date”:  the Closing Date, provided that at any time after the Closing Date, the Parent Borrower may by written notice to the Administrative Agent elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms”:  (a) the definitions of the terms “Capital Expenditures,” “Capitalized Lease Obligation,” “Consolidated Coverage Ratio,” “Consolidated EBITDA,” “Consolidated Fixed Charge Coverage Ratio,” “Consolidated Indebtedness,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Secured Indebtedness,” “Consolidated Secured Leverage Ratio,” “Consolidated Tangible Assets,” “Consolidated Total Indebtedness,” and “Consolidated Total Leverage Ratio”, (b) all defined terms in the Credit Agreement to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of the Credit Agreement that, at the Parent Borrower’s election, may be specified by the Parent Borrower by written notice to the Administrative Agent from time to time.

“Foreign Pension Plan”:  a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Subsidiary of the Parent Borrower sponsors or maintains, or to which it makes or is obligated to make contributions.

“Foreign Plan”:  each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by the Parent Borrower or any of its Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.

“Foreign Subsidiary”:  (i) any Restricted Subsidiary of the Parent Borrower that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary and (ii) any Foreign Subsidiary Holdco.

“Foreign Subsidiary Holdco”:  any Restricted Subsidiary of the Parent Borrower that has no material assets other than equity or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) or other assets relating to an ownership interest in any such equity Indebtedness or intellectual property.

“GAAP”:  generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following: (i) if the Parent Borrower notifies the Administrative Agent that the Parent Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; and (ii) if at any time the SEC permits or requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Parent Borrower (or any applicable Parent) may elect by written notice to the Administrative Agent to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition.  All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supranational bodies, such as the European Union or the European Central Bank).

“Guarantee”:  any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement”:  the ABL Guarantee and Collateral Agreement delivered to the ABL Collateral Agent as of the Closing Date, substantially in the form of Exhibit B, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Guarantors”:  the collective reference to each Subsidiary Guarantor that is from time to time party to the Guarantee and Collateral Agreement; individually, a “Guarantor.”

“Guarantor Subordinated Obligations”:  with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Hedging Obligations”:  of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Holding”:  US Foods Holding Corp., a Delaware corporation, and any successor in interest thereto.

“IFRS”:  International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary”:  any Subsidiary of the Parent Borrower designated by the Parent Borrower to the Administrative Agent in writing that had (a) total consolidated revenues of less than 2.5% of the total consolidated revenues of the Parent Borrower and its Subsidiaries during the most recently completed period of four consecutive fiscal quarters of the Parent Borrower for which financial statements have been delivered under subsection 7.1 and (b) total consolidated assets of less than 2.5% of the total consolidated assets of the Parent Borrower and its Subsidiaries as of the last day of such period; provided that (x) for purposes of subsection 7.9, any Special Purpose Subsidiary shall be deemed to be an “Immaterial Subsidiary,” and (y) Immaterial Subsidiaries (other than any Special Purpose Subsidiary) shall not, in the aggregate, (1) have had revenues in excess of 10% of the total consolidated revenues of the Parent Borrower and its Subsidiaries during the most recently completed period of four consecutive fiscal quarters for which financial statements have been delivered under subsection 7.1 or (2) have had total assets in excess of 10% of the total consolidated assets of the Parent Borrower and its Subsidiaries as of the last day of such period.  Any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing as of the last day of any such four consecutive fiscal quarter period shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is 60 days following the delivery of annual or quarterly financial statements pursuant to subsection 7.1 with respect to the last quarter of such four consecutive fiscal quarter period.

“Incur”:  issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary.  Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will not be deemed to be an Incurrence of Indebtedness.  Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness”:  with respect to any Person on any date of determination (without duplication):

(i)              the principal of indebtedness of such Person for borrowed money,

(ii)           the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(iii)        all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed),

(iv)        all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto,

(v)            all Capitalized Lease Obligations of such Person,

(vi)        the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Parent Borrower other than a Borrower or Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of

Directors or the board of directors or other governing body of the issuer of such Capital Stock),

(vii)      all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Parent Borrower) and (B) the amount of such Indebtedness of such other Persons,

(viii)     all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and

(ix)        to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time);

provided that Indebtedness shall not include Contingent Obligations Incurred in the ordinary course of business.

The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Agreement, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Indemnified Liabilities”:  as defined in subsection 11.5.

“Indemnified Taxes”:  (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, all Other Taxes.

“Indemnitee”:  as defined in subsection 11.5.

“Ineligible Institution”: (a) a natural person, (b) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (c) the Borrowers or any of their Affiliates; provided that, with respect to clause (b), such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (i) has not been established for the primary purpose of acquiring any Loans or Commitments, (ii) is managed by a professional advisor, who is not such natural person, having significant experience in the business of making or purchasing commercial loans, and (iii) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

“Initial Adjustment Date”: the date that is six months following the Closing Date.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  as defined in subsection 5.8.

“Intercreditor Agreements”:  collectively, the CF Intercreditor Agreement and the ABS Intercreditor Agreement.

“Interest Payment Date”:  (a) as to any ABR Loan, the first calendar day of each January, April, July and October to occur while such Loan is outstanding, and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period and (c) as to any Eurocurrency Loan having an Interest Period longer than three months, (i) each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.

“Interest Period”:  with respect to any Eurocurrency Loan:

(a)            initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six months, or, if agreed by all relevant Lenders, 12 months or a shorter period  thereafter, as selected by the Borrower Representative in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b)            thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six months, or, if agreed by all relevant Lenders, 12 months or a shorter period thereafter, as selected by the Borrower Representative by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)             if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date; and

(iii)        any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

 “Interest Rate Agreement”:  with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement,

collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Interest Rate Protection Agreement”:  any interest rate protection agreement, interest rate future, interest rate option, interest rate cap or collar or other interest rate hedge arrangement in form and substance, and for a term, reasonably satisfactory to the Administrative Agent to or under which the Parent Borrower or any of its Subsidiaries is or becomes a party or a beneficiary.

“Inventory”:  goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

“Investment”:  in any Person by any other Person, means any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, consultants, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person.  Guarantees shall not be deemed to be Investments.  The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Parent Borrower’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided that to the extent that the amount of Restricted Payments outstanding at any time pursuant to subsection 8.5(a) is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to subsection 8.5(a).

“Investment Company Act”:  the Investment Company Act of 1940, as amended from time to time.

“ISP”: with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any version or revision thereof accepted by the applicable Issuing Lender for use.

“Issuer Document”: with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of an Issuing Lender and relating to such Letter of Credit.

“Issuing Lender”:  as the context may require, (a) Wells Fargo or any Affiliate thereof, in its capacity as issuer of any Letter of Credit, (b) Citibank, N.A. or any Affiliate thereof, in its capacity as issuer of any Letter of Credit, (c) JPMorgan Chase Bank, N.A. or any Affiliate thereof, in its capacity as issuer of any Letter of Credit,  (d) Bank of America, N.A. or any Affiliate thereof, in its capacity as issuer of any Letter of Credit, or (e) any other Lender that may become an Issuing Lender under subsection 3.3.  For the avoidance of doubt, references to the Issuing Lender shall mean each Issuing Lender or the applicable Issuing Lender as the context may require.

“Judgment Conversion Date”:  as defined in subsection 11.8(a).

“Judgment Currency”:  as defined in subsection 11.8(a).

“Junior Capital”:  collectively, any Indebtedness of any Parent or the Parent Borrower that (a) is not secured by any asset of the Parent Borrower or any Restricted Subsidiary, (b) is expressly subordinated to the prior payment in full of the Loans on terms consistent with those for senior subordinated high yield debt securities issued by U.S. companies (as determined in good faith by the Parent Borrower), (c) has a final maturity date that is not earlier than, and provides for no scheduled payments of principal prior to, the date that is 91 days after the Maturity Date (other than through conversion or exchange of any such Indebtedness for Capital Stock (other than Disqualified Stock) of a Borrower, Capital Stock of any Parent or any other Junior Capital), (d) has no mandatory redemption or prepayment obligations other than obligations that are (x) subject to the prior payment in full in cash of the Loans or (y) pursuant to an escrow or similar arrangement with respect to the proceeds of such Junior Capital and (e) does not require the payment of cash interest until the date that is 91 days following the Maturity Date.

“L/C Facing Fee”:  as defined in subsection 3.2(a).

“L/C Fee Payment Date”:  with respect to any Letter of Credit, the first Business Day of each January, April, July and October to occur after the date of issuance thereof to and including the first such day to occur on or after the date of expiry thereof.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 3.1.

“L/C Participants”:  the collective reference to all the Lenders other than the Issuing Lender.

“LCT Election”:  as defined in subsection 1.2(h).

“LCT Test Date”: as defined in subsection 1.2(h).

“Lead Arrangers”:  each of the institutions listed on the cover page hereto as a “Joint Lead Arranger and Joint Bookrunning Manager”.

“Lenders”:  the several banks and other financial institutions from time to time party to this Agreement acting in their capacity as lenders, together with, in each case, any affiliate of any such bank or financial institution through which such bank or financial institution elects, by written notice to the Administrative Agent and the Borrower Representative, to make any Revolving Loans or Swing Line Loans available to any Borrower; provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to subsection 11.1, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate, which shall not be entitled to so vote or consent.

“Letter of Credit Disbursement”: a payment made by an Issuing Lender pursuant to a Letter of Credit.

“Letter of Credit Indemnified Person”: as defined in subsection 3.1(f).

“Letter of Credit Related Person”: as defined in subsection 3.1(f).

“Letter of Credit Request”:  as defined in subsection 3.1(a).

“Letters of Credit”:  as defined in subsection 3.1(a).

“Liabilities”:  collectively, any and all claims, obligations, liabilities, causes of actions, actions, suits, proceedings, investigations, judgments, decrees, losses, damages, fees, costs and expenses (including without limitation interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors), in each case whether incurred, arising or existing with respect to third parties or otherwise at any time or from time to time.

“LIBOR”: as defined in the definition of Eurocurrency Rate.

“Lien”:  any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Transaction”: (x) any acquisition, including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise, by one or more of the Parent Borrower and its Restricted Subsidiaries of any assets, business or Person or any other Investment permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing or (y) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or prepayment.

“Line Cap”:  the lesser of (x) the Borrowing Base and (y) the aggregate Commitment hereunder.

“Liquidity Event”:  the determination by the Administrative Agent that Excess Borrowing Base Availability is less than (x) 10.0% of the Line Cap for five consecutive Business Days or (y) 7.5% of the Line Cap at any time; provided that the Administrative Agent has notified the Borrower Representative thereof.  The occurrence of a Liquidity Event shall be deemed continuing notwithstanding that Excess Borrowing Base Availability may thereafter exceed the amount set forth in the preceding sentence unless and until the Excess Borrowing

Base Availability exceeds 10.0% of the Line Cap for 30 consecutive days, in which event a Liquidity Event shall no longer be deemed to be continuing.

“Loan”:  a Revolving Loan, an Agent Advance, a Swing Line Loan or an Additional Loan, as the context shall require; collectively, the “Loans.”

“Loan Account”: as defined in subsection 4.5(c).

“Loan Documents”:  this Agreement, any Notes, the Intercreditor Agreements, the Guarantee and Collateral Agreement and any other Security Documents, each as amended, supplemented, waived or otherwise modified from time to time.

“Loan Parties”:  the Parent Borrower, any other Borrower hereunder and each Restricted Subsidiary that is a party to a Loan Document as a Guarantor or pledgor under any of the Security Documents; individually, a “Loan Party.”  No Excluded Subsidiary shall be a Loan Party.

 “Management Investors”:  the officers, directors, employees and other members of the management of any Parent, the Parent Borrower or any of their respective Subsidiaries, or family members or relatives thereof, or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Parent Borrower or any Parent.

“Management Stock”:  Capital Stock of the Parent Borrower or any Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Mandatory Revolving Loan Borrowing”:  as defined in subsection 2.4(c).

“Market Capitalization”: an amount equal to (i) the total number of issued and outstanding shares of capital stock of the Parent Borrower or any direct or indirect parent company on the date of declaration of the relevant dividend multiplied by (ii) the arithmetic mean of the closing prices per share of such capital stock on the New York Stock Exchange (or, if the primary listing of such capital stock is on another exchange, on such other exchange) for the 30 consecutive trading days immediately preceding the date of declaration of such dividend.

“Material Adverse Effect”:  a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Parent Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability as to any Loan Party party thereto of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent, the ABL Collateral Agent and the Lenders under the Loan Documents, in each case taken as a whole.

“Material Restricted Subsidiary”:  any Restricted Subsidiary other than one or more Restricted Subsidiaries designated by the Parent Borrower that in the aggregate do not constitute Material Subsidiaries.

“Material Subsidiaries”:  Subsidiaries of the Parent Borrower constituting, individually or in the aggregate (as if such Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.

“Materials of Environmental Concern”:  any chemicals, substances, materials, wastes, pollutants, contaminants or compounds in any form or regulated under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos, toxic mold, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”:  May 31, 2024; provided that in the event that (x) more than $300.0 million aggregate principal amount of Indebtedness under the Term Loan Credit Agreement with a maturity date earlier than the date that is five years from the Closing Date remains outstanding on the date (the “Term Loan Springing Maturity Date”) that is 60 days prior to such earlier maturity date for such Indebtedness under the Term Loan Credit Agreement or (y) more than $300.0 million aggregate principal amount of Indebtedness under the Senior Notes with a maturity date earlier than the date that is five years from the Closing Date remains outstanding on the date (the “Senior Notes Springing Maturity Date”) that is 60 days prior to such earlier maturity date for such Senior Notes, then “Maturity Date” shall mean (i) if only the preceding clause (x) applies, the Term Loan Springing Maturity Date, (ii) if only the preceding clause (y) applies, the Senior Notes Springing Maturity Date and (iii) if both of the preceding clauses (x) and (y) apply, the earlier of the Term Loan Springing Maturity Date and the Senior Notes Springing Maturity Date.

“Moody’s”:  Moody’s Investors Service, Inc. and its successors.

“Most Recent Four Quarter Period”:  the four fiscal quarter period of the Parent Borrower ending on the last date of the most recently completed fiscal year or quarter for which financial statements of the Parent Borrower have been (or have been required to be) delivered under subsection 7.1(a) or 7.1(b).

“Multiemployer Plan”:  a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  with respect to any issuance or sale of any securities or Indebtedness of the Parent Borrower or any Subsidiary by the Parent Borrower or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

“Net Orderly Liquidation Value”:  the orderly liquidation value (net of costs and expenses estimated to be incurred in connection with such liquidation) of the Loan Parties’ Inventory or Transportation Equipment, as the case may be, that is estimated to be recoverable in an orderly liquidation of such Inventory or Transportation Equipment, as the case may be, expressed as a percentage of the net book value thereof, such percentage to be as determined from time to time by reference to the most recent Inventory or Transportation Equipment appraisal completed by a qualified third-party appraisal company (approved by the Administrative Agent in its Permitted Discretion) delivered to the Administrative Agent.

“Non-Consenting Lender”:  as defined in subsection 11.1(f).

“Non-Defaulting Lender”:  any Lender other than a Defaulting Lender.

“Notes”:  the collective reference to the Revolving Notes and the Swing Line Note.

“Noticed Hedge”: any Hedging Obligations with respect to which the Parent Borrower and the Secured Party that is the provider thereof have notified the Administrative Agent of the intent to include such Hedging Obligations  as a Noticed Hedge hereunder and with respect to which an Availability Reserve has subsequently been established in accordance with this Agreement.

“Obligation Currency”:  as defined in subsection 11.8(a).

“Obligations”:  with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Parent Borrower or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Obligor”:  any purchaser of goods or services or other Person obligated to make payment to the Parent Borrower or any of its Subsidiaries (other than to any Special Purpose Subsidiaries and the Foreign Subsidiaries) in respect of a purchase of such goods or services.

“OFAC”: The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes”:  with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

 “Other Representatives”:  each of the Joint Lead Arrangers, Syndication Agents and Documentation Agents in their capacity as such.

“Other Taxes”:  all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that from any payment made under or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under or otherwise with respect to, this Agreement or any other Loan Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to subsection 4.13(c)).

“Parent”:  Holding, any Other Parent and any other Person that is a Subsidiary of Holding or any Other Parent and of which the Parent Borrower is a Subsidiary.  As used herein, “Other Parent” means a Person of which the Parent Borrower becomes a Subsidiary after the Closing Date, provided, that either (x) immediately after the Parent Borrower first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of a Parent of the Parent Borrower immediately prior to the Parent Borrower first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Parent Borrower first becoming a Subsidiary of such Person.

“Parent Borrower”:  US Foods, Inc. and any successor thereof pursuant to subsection 8.3 or 11.6(a).

“Parent Expenses”:  (i) costs (including all professional fees and expenses) incurred by any Parent in connection with maintaining its existence or its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement, any other Transaction Documents or any other agreement or instrument relating to Indebtedness of the Parent Borrower or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Parent Borrower or any Subsidiary thereof, (iii) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with or for the benefit of any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (iv) other administrative and operational expenses of any Parent incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Parent Borrower or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Parent Borrower or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Participant”:  as defined in subsection 11.6(c).

“Participant Register”:  as defined in subsection 11.6(b)(v).

“Patriot Act”:  as defined in subsection 11.18.

“Payment Condition”:  at any time of determination with respect to a Specified Payment, immediately after giving effect to the making of such Specified Payment and any related Incurrence of Indebtedness (i) no Specified Default has occurred and is continuing, (ii)  each of Excess Borrowing Base Availability and 30-Day Excess Borrowing Base Availability is not less than 10.0% of the Line Cap and (iii) if either Excess Borrowing Base Availability or 30-Day Excess Borrowing Base Availability is less than 15.0% of the Line Cap, the Consolidated Fixed Charge Coverage Ratio is at least 1.00 to 1.00.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Cure Securities”:  (a) common Capital Stock of any Parent or the Parent Borrower, (b) Junior Capital and (c) other Capital Stock on terms and conditions reasonably satisfactory to the Administrative Agent.

“Permitted Discretion”:  the commercially reasonable judgment of the Administrative Agent, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, as to any factor which the Administrative Agent reasonably determines:  (a) will or reasonably could be expected to adversely affect in any material respect the value of any Eligible Inventory, Eligible Accounts or Eligible Transportation Equipment, the enforceability or priority of the ABL Collateral Agent’s Liens thereon or the amount which any Agent, the Lenders or any Issuing Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Eligible Inventory, Eligible Accounts or Eligible Transportation Equipment or (b) is evidence that any collateral report or financial information delivered to such Agent by any Person on behalf of the applicable Borrower is incomplete, inaccurate or misleading in any material respect.  In exercising such judgment, such Agent may consider, without duplication, such factors already included in or tested by the definition of Eligible Inventory, Eligible Accounts or Eligible Transportation Equipment, as well as any of the following:  (i) changes after the Closing Date in any material respect in demand for, pricing of, or product mix of Inventory; (ii) changes after the Closing Date in any material respect in any concentration of risk with respect to Accounts; and (iii) any other factors arising after the Closing Date that change in any material respect the credit risk of lending to the Borrowers on the security of the Eligible Inventory, Eligible Accounts or Eligible Transportation Equipment.

“Permitted Holders”:  any of the following: (i) any of the Management Investors and their respective Affiliates and (ii) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Parent Borrower. In addition, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, as in effect on the Closing Date) whose status as a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, as in effect on the Closing Date) constitutes or results in a Change of Control in respect of which the Borrowers make all payments of Loans and other amounts required by the last paragraph of subsection 8.8, together with its Affiliates, shall thereafter constitute Permitted Holders.

“Permitted Liens”:

(a)           Permitted Prior Liens;

(b)           Liens created pursuant to the Security Documents;

(c)            Liens securing Indebtedness Incurred under the Term Loan Credit Agreement;

(d)       Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

(e)           leases, subleases, licenses or sublicenses to or from third parties;

(f)        Liens (i) securing obligations in respect of Management Advances or Management Guarantees (each as defined in the Term Loan Credit Agreement), (ii) on receivables (including any related rights), (iii) in favor of any Subsidiary (other than Liens on property or assets of the Parent Borrower or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor) or (iv) in favor of any Special Purpose Entity in connection with any Financing Disposition; in each case including Liens securing any Guarantee of any thereof;

(g)         any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(h)          Liens on Intellectual Property; provided that such Liens result from the granting of licenses in the ordinary course of business to any Person to use such Intellectual Property or such foreign patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how or processes, as the case may be;

(i)             Liens existing on, or provided for under written arrangements existing on, the Closing Date, which Liens or arrangements are set forth on Schedule 1.1(c), or (in the case of any such Liens securing Indebtedness of a Borrower or any of its Subsidiaries existing or arising under written arrangements existing on the Closing Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets

(plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

(j)          Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Bank Products Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with subsection 7.1 of the Term Loan Credit Agreement;

(k)        Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (i) Indebtedness Incurred in compliance with subsection 7.1(b)(i), (b)(iii) (other than any Refinancing Indebtedness Incurred in respect of Indebtedness described in subsection 7.1(a) of the Term Loan Credit Agreement), (b)(iv), (b)(v), (b)(vii), (b)(viii), (b)(ix) or (b)(xi) of the Term Loan Credit Agreement, (ii) Bank Indebtedness Incurred in compliance with subsection 7.1(b) of the Term Loan Credit Agreement, (iii) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor, (iv) Indebtedness or other obligations of any Special Purpose Entity, or (v) obligations in respect of Management Advances or Management Guarantees (each as defined in the Term Loan Credit Agreement); in each case including Liens securing any Guarantee of any thereof;

(l)            Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary (or a Restricted Subsidiary constituting an Unrestricted Subsidiary under and as defined in the Term Loan Credit Agreement) or any joint venture that is not a Subsidiary of the Borrower that secure Indebtedness or other obligations of such Unrestricted Subsidiary (or such Restricted Subsidiary constituting an Unrestricted Subsidiary under and as defined in the Term Loan Credit Agreement) or joint venture, respectively;

(m)        any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(n)          other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed the greater of $85.0 million and 1.8% of Consolidated Tangible Assets at any time outstanding;

(o)          Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) or other obligations Incurred in compliance with subsection 7.1 of the Term Loan Credit Agreement, provided that on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence (or on the date of the initial borrowing of such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount of such Indebtedness), the Consolidated Secured Leverage Ratio shall not exceed 5.75:1.00; and

(p)          any encumbrance or restriction (including, but not limited to, pursuant to put and call agreements or buy/sell arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement.

“Permitted Prior Liens”:

(a)        Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Parent Borrower and its Restricted Subsidiaries, taken as a whole, or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Parent Borrower or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(b)          Carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not known to be overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(c)          pledges, deposits or Liens in connection with workers’ compensation, professional liability insurance, insurance programs, unemployment insurance and other social security and other similar legislation or other insurance related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d)          pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(e)      easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole;

(f)         (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Parent Borrower or any Restricted Subsidiary of the Parent Borrower has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(g)            Liens arising out of judgments, decrees, orders or awards in respect of which the Parent Borrower or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(h)        Liens (i) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, including Liens arising under or by reason of the Perishable Agricultural Commodities Act of 1930, as amended from time to time, (ii) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (iii) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (iv) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers), (v) in favor of a Borrower or any Subsidiary Guarantor, (vi) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (vii) on inventory or other goods and proceeds securing obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods, (viii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (ix) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business or (x) arising in connection with repurchase agreements, on assets that are the subject of such repurchase agreements; and

(i)          Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Parent Borrower (or at the time the Parent Borrower or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Parent Borrower or any Restricted Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate.

“Permitted Payment”:  as defined in subsection 8.5(b).

“Person”:  any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan”:  at a particular time, any employee benefit plan which is covered by ERISA and in respect of which a Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Preferred Stock”:  as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Pricing Grid”:  with respect to Revolving Loans and Swing Line Loans:

Tier	Excess Facility Availability	Applicable Margin for ABR Loans	Applicable Margin for Eurocurrency Loans
I	Less than 33% of the Line Cap	0.50%	1.50%
II	Equal to or greater than 33% of the Line Cap and less than 67% of the Line Cap	0.25%	1.25%
III	Greater than or equal to 67% of the Line Cap	0.00%	1.00%

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase”:  as defined in the definition of “Consolidated Coverage Ratio.”

“Purchase Money Obligations”:  any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Real Property”:  land, buildings, structures and other improvements located thereon, fixtures attached thereto, and rights, privileges, easements and appurtenances related thereto, and related property interests.

“Receivable”:  a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“refinance”:  refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Refinancing”:  the repayment in full of all amounts outstanding, and termination of all commitments, under the Parent Borrower’s existing asset-based revolving credit facility, dated as of July 3, 2007 and as amended, restated, supplemented, waived or otherwise modified from time to time, among the Parent Borrower, each of the other borrowers party thereto,

Citicorp North America, administrative agent and collateral agent and each of the lenders party thereto.

“Refinancing Indebtedness”:  Indebtedness that is Incurred to refinance any Indebtedness existing on the Closing Date or Incurred in compliance with this Agreement (including Indebtedness of the Parent Borrower that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted by this Agreement) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided that

(1)            if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the Loans),

(2)            such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness and

(3)       Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Borrower or Subsidiary Guarantor that refinances Indebtedness of a Borrower or a Subsidiary Guarantor or a Borrower that could not have been initially Incurred by such Restricted Subsidiary pursuant to subsection 7.1 of the Term Loan Credit Agreement or (y) Indebtedness of the Parent Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Refunded Swing Line Loans”:  as defined in subsection 2.4(c).

“Refunding Capital Stock”:  as defined in subsection 8.5(b)(i).

“Register”:  as defined in subsection 11.6(b)(iv).

“Regulation S-X”:  Regulation S-X promulgated by the SEC, as in effect on the Closing Date.

“Regulation T”:  Regulation T of the Board as in effect from time to time.

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Regulation X”:  Regulation X of the Board as in effect from time to time.

“Reimbursement Obligations”:  the obligation of the applicable Borrower to reimburse the applicable Issuing Lender pursuant to subsection 3.1 for amounts drawn under the applicable Letters of Credit.

“Related Business”:  those businesses in which the Parent Borrower or any of its Subsidiaries is engaged on the date of this Agreement, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Taxes”:  (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state, foreign, provincial or local taxes measured by income, and federal, state, foreign, provincial or local withholding imposed by any government or other taxing authority on payments made by any Parent other than to another Parent), required to be paid by any Parent by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Parent Borrower, any of its Subsidiaries or any Parent), or being a holding company of the Parent Borrower, any of its Subsidiaries or any Parent or receiving dividends from or other distributions in respect of the Capital Stock of the Parent Borrower, any of its Subsidiaries or any Parent, or having guaranteed any obligations of the Parent Borrower or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Parent Borrower or any of its Subsidiaries is permitted to make payments to any Parent pursuant to the covenant described under subsection 8.5, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Parent Borrower or any Subsidiary thereof or (y) any other federal, state, foreign, or local taxes measured by income for which any Parent is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Parent Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Parent had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code) of which it were the common parent, or with respect to state, foreign, provincial or local taxes, the amount of any such taxes that the Parent Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated, combined or unitary basis as if the Parent Borrower had filed a consolidated, combined or unitary return on behalf of an affiliated group consisting only of the Parent Borrower and its Subsidiaries (in each case, reduced by any such taxes paid directly by the Parent Borrower or its Subsidiaries).

“Release”:  any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Material of Environmental Concern in, into, onto or through the environment.

“Relevant Governmental Body”: the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Replacement Intercreditor Agreement”:  as defined in subsection 8.8(b).

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 4043 or any successor regulation thereto.

“Required Lenders”:  at any time, Lenders the Total Credit Percentages of which aggregate greater than 50%.

“Requirement of Law”:  as to any Person, the certificate of incorporation and by‑laws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Responsible Officer”:  as to any Person, any of the following officers of such Person:  (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to the Administrative Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer of such Person, (c) with respect to subsection 7.7 and without limiting the foregoing, the general counsel of such Person, (d) with respect to ERISA matters, the senior vice president - human resources (or substantial equivalent) of such Person and (e) any other individual designated as a “Responsible Officer” for the purposes of this Agreement by the Board of Directors or equivalent body of such Person.  For all purposes of this Agreement, the term “Responsible Officer” shall mean a Responsible Officer of the Parent Borrower unless the context otherwise requires.

“Restricted Acquisition”:  an acquisition (by purchase or otherwise) by the Parent Borrower or any Restricted Subsidiary of all the business, or assets constituting a business unit, of any Person, or any Investment by the Parent Borrower or any Restricted Subsidiary in the Capital Stock of any Person that prior thereto was not an Affiliate of the Parent Borrower and that thereby becomes a Restricted Subsidiary (any such Person, an “Acquired Person”), other than any such acquisition or Investment:

 (a) so long as (i) no Default or Event of Default exists at the time of such acquisition or Investment or would result there from, (ii) on the date of such acquisition or Investment after giving effect thereto, either (A) the Consolidated Total Leverage Ratio of the Parent Borrower shall not exceed 6.75:1.00 or (B) the Consolidated Total Leverage Ratio of the Parent Borrower would equal or be less than the Consolidated Total Leverage Ratio of the Parent Borrower immediately prior to giving effect thereto, and (iii) the aggregate amount of such Investments in any Acquired Person that so becomes a Restricted Subsidiary other than a Borrower or a Subsidiary Guarantor and outstanding at any time shall not exceed the greater of $250.0 million and 6.7% of Consolidated Tangible Assets, or

(b) in an amount not to exceed, together with any other acquisition or Investment made pursuant to this clause (b), the greater of $225.0 million and 4.8% of Consolidated Tangible Assets.

Any Investment held by any Acquired Person that was not acquired by such Person in contemplation of becoming a Restricted Subsidiary shall not be deemed restricted by subsection 8.5(a).  Any Investment in any Person that thereby becomes an Affiliate of the Parent Borrower (other than a Restricted Subsidiary) shall not be deemed to be or give rise to a Restricted Acquisition, other than any Investment made as part of a plan to cause such Person to become a Restricted Subsidiary in a transaction that would otherwise constitute a Restricted Acquisition, upon such Person so becoming such a Restricted Subsidiary.

“Restricted Payment”:  as defined in subsection 8.5(a).

“Restricted Payment Transaction”:  any Restricted Payment permitted pursuant to subsection 8.5, any Permitted Payment, or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (i) and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition) or from the definition of “Restricted Acquisition”.

“Restricted Subsidiary”:  any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary.

“Revolving Loans”:  as defined in subsection 2.1(a).

“Revolving Note”:  as defined in subsection 2.1(f).

“RS Funding”:  RS Funding Inc., a Nevada corporation.

“S&P”:  S&P Global Ratings.

“Sale”:  as defined in the definition of “Consolidated Coverage Ratio.”

 “Sanctioned Entity”: (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case of clauses (a) through (d) that is a target of Sanctions imposed by any Governmental Authority with jurisdiction over any Loan Party or any of its Subsidiaries, including a target of any country sanctions program administered and enforced by OFAC.

“Sanctioned Person”: at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority with jurisdiction over any Loan Party or any of its Subsidiaries, (b) a Person or legal entity that is a target of Sanctions imposed by any Governmental Authority with jurisdiction over any Loan Party or any of its Subsidiaries, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions”: individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State and the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdoms, or (e) any other Governmental Authority with jurisdiction over any Loan Party or any of its Subsidiaries or Affiliates.

“SEC”:  the Securities and Exchange Commission.

“Subsection 2.7 Additional Amendment”:  as defined in subsection 2.7(c).

“Secured Obligation”:  as defined in the Guarantee and Collateral Agreement.

“Secured Parties”:  as defined in the Guarantee and Collateral Agreement.

“Secured Party Representative”: as defined in the CF Intercreditor Agreement.

“Securities Act”:  the Securities Act of 1933, as amended from time to time.

“Security Documents”:  the collective reference to the Guarantee and Collateral Agreement, the Concentration Account Agreements and all other similar security documents hereafter delivered to the ABL Collateral Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the ABL Collateral Agent pursuant to subsection 7.8(b) or 7.8(c), in each case, as amended, supplemented, waived or otherwise modified from time to time.

“Senior Credit Facilities”: collectively, the Term Loan Facility and the Facility.

“Senior Notes”:  the Parent Borrower’s 5.875% Senior Notes due 2024 issued pursuant to the Senior Notes Indenture in an aggregate principal amount of $600.0 million.

“Senior Notes Indenture”:  that certain Indenture, dated as of June 27, 2016 and as supplemented by that First Supplemental Indenture dated as of June 27, 2016, among the Parent Borrower, the subsidiary guarantors party thereto and Wilmington Trust, National Association, as trustee.

“Set”:  the collective reference to Eurocurrency Loans of a single Tranche, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Settlement Service”:  as defined in subsection 11.6(b).

“SGA Borrowing Base”:  at any time during the period from and including the Acquisition Closing Date until the 90th day thereafter, an amount equal to the sum of (x) 70.0% of the net book value of the accounts receivable of the SGA Food Group of Companies and (y)

50% of the net book value of the inventory of the SGA Food Group of Companies; provided that the SGA Borrowing Base shall be deemed to be $0 if the appraisals and field examination referred to in the definition of “Borrowing Base” are not delivered by the 91st day after the Acquisition Closing Date.

“SGA Food Group of Companies”:  Food Services of America, Inc., Systems Services of America, Inc., Amerifresh, Inc., Ameristar Meats, Inc. and Gampac Express, Inc.

“Single Employer Plan”:  any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“SOFR”: with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Solvent” and “Solvency”:  with respect to any Person on a particular date, the condition that, on such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small amount of capital.

“Special Purpose Entity”:  (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets and/or (ii) acquiring, selling, leasing, financing or refinancing Real Property and/or related rights (including under leases and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets) and/or (iii) financing or refinancing in respect of Capital Stock of any Special Purpose Subsidiary.

“Special Purpose Financing”:  any financing or refinancing of assets consisting of or including Receivables and/or Real Property of the Parent Borrower or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition (including any financing or refinancing in respect of Capital Stock of a Special Purpose Subsidiary held by another Special Purpose Subsidiary).

“Special Purpose Financing Expense”:  for any period, (a) the aggregate interest expense for such period on any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary, which Indebtedness is not recourse to the Parent Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), and (b) Special Purpose Financing Fees.

“Special Purpose Financing Fees”:  distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with,

and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

“Special Purpose Financing Undertakings”:  representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Parent Borrower or any of its Restricted Subsidiaries that the Parent Borrower determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes, (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Parent Borrower or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition or (iii) any Guarantee in respect of customary recourse obligations (as determined in good faith by the Parent Borrower) in connection with any collateralized mortgage backed securitization or any other Special Purpose Financing or Financing Disposition in respect of Real Property, including in respect of Liabilities in the event of any involuntary case commenced with the collusion of any Special Purpose Subsidiary or any Affiliate thereof, or any voluntary case commenced by any Special Purpose Subsidiary, under any applicable Bankruptcy Law, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Parent Borrower or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary”:  a Subsidiary of the Parent Borrower that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto and (ii) acquiring, selling, leasing, financing or refinancing Real Property and/or related rights (including under leases and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto and/or (iii) owning or holding Capital Stock of any Special Purpose Subsidiary and/or engaging in any financing or refinancing in respect thereof, and (y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the Parent Borrower.

“Specified Default”:  (i) the failure of the Parent Borrower to comply with the terms of subsection 4.15(b), 4.15(c) or 4.15(d), (ii) the failure of the Parent Borrower to comply with subsection 7.2(f), and such failure continues for five Business Days after notice by the Administrative Agent, or (iii) the occurrence of any Event of Default specified in subsection 9.1(a) or 9.1(f).

“Specified Equity Contribution”:  any cash contribution made to any Parent or the Parent Borrower in exchange for Permitted Cure Securities; provided (a)(i) such cash contribution is made to any Parent or the Parent Borrower and (ii) the contribution of any proceeds therefrom to the Parent Borrower occurs after the Closing Date; (b) the Parent Borrower identifies such contribution as a “Specified Equity Contribution”; (c) in each four fiscal quarter period, there shall exist a period of at least one fiscal quarter in respect of which no Specified Equity Contribution shall have been made and (d) the amount of any Specified Equity Contribution included in the calculation of Consolidated EBITDA hereunder shall be limited to the amount required to effect compliance with subsection 8.1.

“Specified Existing Commitment”:  as defined in subsection 2.7(a).

“Specified L/C Sublimit” shall mean (a) with respect to Wells Fargo, $500.0 million, (b) with respect to Citibank, N.A., $110.0 million, (c) with respect to JPMorgan Chase Bank, N.A., $100.0 million and (f) with respect to Bank of America, N.A., $90.0 million.

“Specified Payment”:  (i) any merger, consolidation or amalgamation permitted pursuant to subsection 8.3(a) or (ii) any Restricted Payment pursuant to subsection 8.5.

“Specified Suppressed Availability”: as of any date of determination, an amount, if positive, by which (i) the Borrowing Base exceeds (ii) the aggregate Commitments hereunder; provided, that, if (i) the Borrowing Base is equal to or less than the aggregate amount of the Commitments hereunder or (ii) as of such date, the Excess Facility Availability is less than the lesser of (x) 5.0% of the Line Cap and (y) $65.0 million, then in either case, the Specified Suppressed Availability shall be zero.

“Specified Unrestricted Cash”: as of any date of determination, an amount equal to the sum of (i) all Unrestricted Cash of the Parent Borrower and the other Loan Parties that (in the case of cash) is deposited in the DDAs or in other deposit accounts in the United States with respect to which a control agreement is in place between the applicable Loan Party, the applicable depositary institution and the Administrative Agent or the Collateral Agent (or over which any such Agent has “control” whether or not pursuant to a control agreement) or that (in the case of Cash Equivalents) (a) are not in a securities account in respect of which the applicable Loan Party has entered into a “control agreement” with the applicable broker or securities intermediary for purposes of perfecting a security interest in favor of a third party and (b) are subject to the laws of any state, commonwealth, province or territory of the United States of America; provided that if, as of such date, the Excess Facility Availability is less than the lesser of (x) 5.0% of the Line Cap and (y) $65.0 million, the amount of such Specified Unrestricted Cash shall equal zero and provided, further, that for purposes of calculating such Specified Unrestricted Cash, (1) the term “Cash Equivalents” shall be deemed not to include any money, and (2) the term “Unrestricted Cash” shall be deemed not to include any Temporary Cash Investments, plus (ii) all Unrestricted Cash constituting proceeds of Receivables held on deposit from time to time by or on behalf of a Special Purpose Subsidiary or its related Receivables trust.

 “Syndication Agent”: each of the institutions listed on the cover page hereto as a “Syndication Agent”.

“Standard Letter of Credit Practice”: for any Issuing Lender, any domestic or foreign law or letter of credit practices applicable in the city in which such Issuing Lender issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Standby Letter of Credit”:  as defined in subsection 3.1(a).

“Stated Maturity”:  with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Subordinated Obligations”:  any Indebtedness of a Borrower (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations hereunder and under the other Loan Documents pursuant to a written agreement.

“Subsidiary”:  of any Person, means any corporation, association, partnership, or other business entity of which more than 50.0% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly by (i) such Person or (ii) one or more Subsidiaries of such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Guarantee”:  the guarantee of the obligations of the Borrowers under the Loan Documents provided pursuant to the Guarantee and Collateral Agreement.

“Subsidiary Guarantor”:  each Wholly Owned Domestic Subsidiary (other than any Excluded Subsidiary) of the Parent Borrower that executes and delivers a Subsidiary Guarantee, in each case, unless and until such time as the respective Subsidiary Guarantor ceases to constitute a Wholly Owned Domestic Subsidiary of the Parent Borrower or is released from all of its obligations under the Subsidiary Guarantee in accordance with the terms and provisions thereof.

“Successor Company”:  as defined in subsection 8.3(a)(i).

“Supermajority Lenders”:  at any time, Lenders the Total Credit Percentage of which aggregate at least 66 2/3%.

“Swing Line Commitment”:  the Swing Line Lender’s obligation to make Swing Line Loans pursuant to subsection 2.4.

“Swing Line Lender”:  Wells Fargo, in its capacity as provider of the Swing Line Loans.

“Swing Line Loan Participation Certificate”:  a certificate substantially in the form of Exhibit H.

“Swing Line Loans”:  as defined in subsection 2.4(a).

“Swing Line Note”:  as defined in subsection 2.4(b).

“Tax Sharing Agreement”:  the Tax Sharing Agreement, dated as of June 24, 2016, between the Parent Borrower and Holding, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Taxes”:  all present or future taxes, levies, imposts, duties, deductions, fees, withholdings or charges of a similar nature (including penalties, interest and additions to tax) that are imposed by any Governmental Authority.

“Temporary Cash Investments”:  any of the following:  (i) any investment in (x) direct obligations of the United States of America, a member state of The European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Parent Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America or a member state of The European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Parent Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 24 months after the date of acquisition, issued by a Person (other than that of a Borrower or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than 24 months after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “BBB-” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of a Borrower or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95.0% of their assets in securities of the type described in clauses (i)‑(vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“Term Administrative Agent”:  Citicorp North America, Inc., in its capacity as administrative agent under the Term Loan Credit Agreement, and its successors and assigns.

“Term Collateral Agent”:  Citicorp North America, Inc., in its capacity as collateral agent under the Term Loan Credit Agreement, and its successors and assigns.

“Term Loan Credit Agreement”:  that term loan credit agreement dated as of May 11, 2011, among the Parent Borrower, the lenders party thereto and Citicorp North America, Inc., as Administrative Agent and Collateral Agent, as amended and supplemented prior to the date hereof and as such agreement may be further amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Term Loan Credit Agreement or other credit agreements or otherwise, unless such agreement or instrument expressly provides that it is not intended to be and is not the Term Loan Credit Agreement hereunder).

“Term Loan Documents”:  the Loan Documents as defined in the Term Loan Credit Agreement, as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced from time to time.

“Term Loan Facility”:  the collective reference to the Term Loan Credit Agreement, any Term Loan Documents, any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Term Loan Credit Agreement or one or more other credit agreements, indentures or financing agreements or otherwise, unless such agreement or instrument expressly provides that it is not intended to be and is not a Term Loan Facility hereunder).  Without limiting the generality of the foregoing, the term “Term Loan Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of a Borrower as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Term Loan Secured Parties”:  the Term Administrative Agent, the Term Collateral Agent and each Person that is a lender under the Term Loan Credit Agreement.

“Term Loans”:  the loans made pursuant to the Term Loan Credit Agreement.

“Term SOFR”: the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Total Credit Percentage”:  as to any Lender at any time, the percentage of the aggregate Commitments (or, in the case of the termination or expiration of the Commitments, the Aggregate Outstanding Revolving Credit of the Lenders) then constituted by such Lender’s Commitment (or, in the case of the termination or expiration of the Commitments, such Lender’s Aggregate Outstanding Revolving Credit).

“Trade Payables”:  with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Tranche”:  each tranche of Loans available hereunder, with there being two on the Closing Date; namely Revolving Loans and Swing Line Loans.

“Transactions”:  the effectiveness of the Facility and any initial Extension of Credit hereunder on the Closing Date, the consummation of the Refinancing and the payment of fees and expenses in connection with the foregoing.

“Transferee”:  any Participant or Assignee.

“Transportation Equipment”:  vehicles consisting of refrigerated straight trucks, tractor trucks, refrigerated van trailers, other trucks and trailers with refrigeration units, and other vans, trucks, tractors and trailers, in each case owned by any Borrower or Subsidiary Guarantor and used or useful in its business.

“Treasury Capital Stock”:  as defined in subsection 8.5(b)(i).

“Type”:  the type of Loan determined based on the interest option applicable thereto, with there being two Types of Loans hereunder, namely ABR Loans and Eurocurrency Loans.

“UCC”:  the Uniform Commercial Code as in effect in the State of New York from time to time.

“UCP”: with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof accepted by the applicable Issuing Lender for use.

“Unadjusted Benchmark Replacement”: the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Underfunding”:  the excess of the present value of all accrued benefits under a Plan (based on those assumptions used to fund such Plan), determined as of the most recent annual valuation date, over the value of the assets of such Plan allocable to such accrued benefits.

“Uniform Customs”:  the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

“Unrestricted Cash”:  as of any date of determination, cash, Cash Equivalents and Temporary Cash Investments, other than as disclosed on the consolidated financial statements of the Parent Borrower as a line item on the balance sheet as “restricted cash” (excluding any escrowed amount under any Special Purpose Financing in respect of Real Property entered into in connection with the Transactions).  For the avoidance of doubt, proceeds of Receivables held on deposit from time to time by or on behalf of a Special Purpose Subsidiary or its related Receivables trust shall constitute Unrestricted Cash.

“Unrestricted Subsidiary”:  (i) any Subsidiary of the Parent Borrower that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary.  The Board of Directors may designate any Subsidiary of the Parent Borrower (including any newly acquired or newly formed Subsidiary of the Parent Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Parent Borrower or any other Restricted Subsidiary of the Parent Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided that (A) such designation was made at or prior to the Closing Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then the Payment Condition shall be satisfied.  The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (x) the Consolidated Coverage Ratio would be equal to or greater than 2.00:1.00 or (y) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Special Purpose Subsidiary.  Any such designation by the Board of

Directors shall be evidenced to the Administrative Agent by promptly delivering to the Administrative Agent a copy of the resolution of the Board of Directors giving effect to such designation and a certificate signed by a Responsible Officer of the Parent Borrower certifying that such designation complied with the foregoing provisions.

“U.S. Tax Compliance Certificate”:  as defined in subsection 4.11(e)(B)(III).

“Voting Stock”:  shares of Capital Stock entitled to vote generally in the election of directors.

“Wells Fargo”: Wells Fargo Bank, National Association.

 “Wholly Owned Domestic Subsidiary”:  as to any Person, any Domestic Subsidiary of such Person that is a Material Restricted Subsidiary of such Person, and of which such Person owns, directly or indirectly through one or more Wholly Owned Domestic Subsidiaries, all of the Capital Stock of such Domestic Subsidiary.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2           Other Definitional Provisions.

(a)           Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(b)           As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Parent Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)         The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” if not expressly followed by such phrase or the phrase “but not limited to.”

(d)            The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)            For all purposes of the Loan Documents, except as otherwise expressly provided or unless the context otherwise requires:  (i) “or” is not exclusive; (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; and (iii) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

(f)            Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(g)            In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement (other than Article 6) which requires that no Default, Event of Default, Specified Default or other specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default, Event of Default, Specified Default or other specified Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Transaction are entered into or irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given. For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this clause (g), and any Default, Event of Default, Specified Default or other specified Event of Default, as applicable, occurs following the date the definitive agreements for the applicable Limited Condition Transaction were entered into or irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default, Specified Default or other specified Event of Default, as applicable, shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(h)            In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i)      determining compliance with any provision of this Agreement (other than the Payment Condition) which requires the calculation of the Consolidated Coverage Ratio, the Consolidated Secured Leverage Ratio or the Consolidated Total Leverage Ratio; or

(ii)     testing baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Tangible Assets but not any basket based on compliance with the Payment Condition);

in each case, at the option of the Parent Borrower (the Parent Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into or irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given, as applicable (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence or Discharge of Indebtedness and the use of proceeds of such Incurrence) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCT Test Date for which consolidated financial statements of the Parent Borrower are available, the Parent Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket or amount, such ratio, basket or amount shall be deemed to have been complied with. For the avoidance of doubt, if the Parent Borrower has made an LCT Election and any of the ratios, baskets or amounts for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, basket or amount, including due to fluctuations in Consolidated EBITDA or Consolidated Tangible Assets of the Parent Borrower or the Person subject to such Limited Condition Transaction or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such baskets, ratios or amounts will not be deemed to have been exceeded as a result of such fluctuations. If the Parent Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket or amount with respect to the Incurrence of Indebtedness or Liens, or the making of Restricted Payments, asset dispositions, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or amount shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence or Discharge of Indebtedness and the use of proceeds thereof) have been consummated.

(i)            For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

SECTION 2                AMOUNT AND TERMS OF COMMITMENTS.

2.1           Commitments.

(a)            Subject to the terms and conditions hereof (i) each Lender severally agrees to make revolving credit loans (together, the “Loans”) to each of the Borrowers from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Commitment Percentage of the sum of the then outstanding L/C Obligations, then outstanding Agent Advances and the then outstanding Swing Line Loans, does not exceed the lesser of (x) the amount of such Lender’s Commitment then in effect and (y) such Lender’s Commitment Percentage of the Borrowing Base as then in effect (based on the Borrowing Base Certificate last delivered, subject to recalculation at any time based on the Administrative Agent’s determination of Availability Reserves in its Permitted Discretion as set forth in subsection 2.1(c)) and (ii) each Lender severally agrees to make revolving credit loans (the “Revolving Loans”) to each of the Borrowers from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding does not exceed the lesser of (x) the amount of such Lender’s Commitment then in effect and (y) such Lender’s Commitment Percentage of the Borrowing Base as then in effect (based on the Borrowing Base Certificate last delivered, subject to recalculation at any time based on the Administrative Agent’s determination of Availability Reserves in its Permitted Discretion as set forth in subsection 2.1(c)).  During the Commitment Period, each of the Borrowers may use the Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(b)         The Revolving Loans shall be made in Dollars and may from time to time be (i) Eurocurrency Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrowers and notified to the Administrative Agent in accordance with subsections 2.2 and 4.2; provided that no Revolving Loan shall be made as a Eurocurrency Loan after the day that is one month prior to the Maturity Date.

(c)           Notwithstanding anything to the contrary in subsections 2.1(a) or (b) or elsewhere in this Agreement, the Administrative Agent shall have the right to establish Availability Reserves in such amounts, at any time, and with respect to such matters, as the Administrative Agent in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base including reserves with respect to (i) sums that the respective Borrowers are or will be required to pay (such as taxes (including payroll and sales taxes), assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have not yet paid and (ii) amounts owing by the respective Borrowers or, without duplication, their respective Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral, which Lien or trust, in the Permitted Discretion of the Administrative Agent is capable of ranking senior in priority to or pari passu with one or more of the Liens granted in the Security Documents (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, employees (including under Wisconsin wage lien law) or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral; provided that the Administrative Agent shall have provided the Borrower Representative at least ten Business Days’ prior written notice of any such establishment; and provided, further, that such Agent may only establish an Availability Reserve after the Closing Date based on an event, condition or other circumstance arising after the Closing Date or based on facts not known to the Administrative Agent as of the Closing Date (other than, in each case, Availability Reserves established in connection with (x) payables to vendors entitled to the benefits of Perishable Agriculture Commodities Act, 1930, as amended from time to time, the Packers and Stockyard Act, 1921, as amended from time to time, or any similar statute or regulation. (y) any rental payments, service charges or other amounts due or to become due to lessors of real property to the extent Inventory or records are located in or on such property or such records are needed to monitor or otherwise deal with the Collateral or (z) Liens in favor of employees under Wisconsin wage lien law).  The amount of any Availability Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition or other matter that is the basis for the Availability Reserve.  Upon delivery of such notice, the Administrative Agent shall be available to discuss the proposed Availability Reserve, and the applicable Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Availability Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion; provided that no Credit Extensions shall be made to any Borrower during such notice period if after giving effect to such Credit Extension the Aggregate Outstanding Revolving Credit would exceed the Line Cap less such Availability Reserves.  In no event shall such notice and opportunity limit the right of the Administrative Agent to establish such Availability Reserve, unless the Administrative Agent shall have determined in its Permitted Discretion that the event, condition or other matter that is the basis for such new Availability Reserve no longer exists or has otherwise been adequately addressed by the applicable Borrower.  Notwithstanding anything herein to the contrary, Availability Reserves shall not duplicate eligibility criteria contained in the definition of “Eligible Accounts,” “Eligible Inventory” or “Eligible Transportation Equipment” and vice versa, or reserves or criteria deducted in computing the net book value of Eligible Inventory or Eligible Transportation Equipment or the Net Orderly Liquidation Value of Eligible Inventory or Eligible Transportation Equipment and vice versa.  In addition to the foregoing, the Administrative Agent shall have the right, subject to subsection 7.6, to have the Loan Parties’ Inventory or Eligible Transportation Equipment reappraised by a qualified appraisal company selected by the Administrative Agent from time to time after the Closing Date for the purpose of re-determining the Net Orderly Liquidation Value of the Eligible Inventory, or Eligible Transportation Equipment and, as a result, re-determining the Borrowing Base.

(d)            In the event the Borrowers are unable to comply with (i) the borrowing base limitations set forth in subsections 2.1(a)(i) or (ii), as the case may be, or (ii) the conditions precedent to the making of Loans or the issuance of Letters of Credit set forth in Section 6, the Lenders authorize the Administrative Agent, for the account of the Lenders, to make Loans to the Borrowers which may only be made as ABR Loans (each, an “Agent Advance”) for a period commencing on the date the Administrative Agent first receives a notice of Borrowing requesting an Agent Advance until the earliest of (i) the 30th Business Day after such date, (ii) the date the respective Borrowers or Borrower are again able to comply with the limitations in the Borrowing Base and the conditions precedent to the making of Loans and issuance of Letters of Credit, or obtains an amendment or waiver with respect thereto and (iii) the date the Required Lenders instruct the Administrative Agent to cease making Agent Advances (in each case, the “Agent Advance Period”).  The Administrative Agent shall not make any Agent Advance to the extent that at such time the amount of such Agent Advance, when added to the aggregate outstanding amount of all other Agent Advances made to the Borrowers at such time, (A) would exceed 5% of the Borrowing Base as then in effect (based on the Borrowing Base Certificate last delivered) or (B) when added to the Aggregate Outstanding Revolving Credit as then in effect (immediately prior to the incurrence of such Agent Advance), would exceed the aggregate Commitment at such time.  It is understood and agreed that, subject to the requirements set forth above, Agent Advances may be made by the Administrative Agent in its discretion to the extent the Administrative Agent deems such Agent Advances necessary or desirable (x) to preserve and protect the applicable Collateral, or any portion thereof, (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other obligations of the Loan Parties hereunder and under the other Loan Documents or (z) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses and other sums payable under the

Loan Documents, and that the Borrowers shall have no right to require that any Agent Advances be made.  At any time that the conditions precedent set forth in subsection 6.2 have been satisfied or waived, the Administrative Agent may request the Lenders to make a Revolving Loan to repay an Agent Advance.  At any other time, the Administrative Agent may require the Lenders to fund their risk participations described in subsection 2.1(e) below.

(e)         Upon the making of an Agent Advance by the Administrative Agent (whether before or after the occurrence of a Default or an Event of Default), each Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Agent Advance in proportion to its Commitment Percentage.  From and after the date, if any, on which any Lender is required to fund its participation in any Agent Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Agent Advance.

(f)            Each Borrower agrees that, upon the request to the Administrative Agent by any Lender made on or prior to the Closing Date or in connection with any assignment pursuant to subsection 11.6(b), in order to evidence such Lender’s Revolving Loans, such Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A‑1 with appropriate insertions as to payee, date and principal amount (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Revolving Note”), payable to such Lender and in a principal amount equal to the obligation of such Borrower to pay the amount of the Commitment of such Lender or, if less, the aggregate unpaid principal amount of all Revolving Loans made by such Lender to such Borrower.  Each Revolving Note shall (i) be dated as of the Closing Date, (ii) be stated to mature on the Maturity Date and (iii) provide for the payment of interest in accordance with subsection 4.1.

(g)           Each Lender with an Additional Closing Date Commitment agrees that at any time prior to the Additional Closing Date Commitment Termination Date, the Parent Borrower may designate all or a portion of the Additional Closing Date Commitments as “Commitments” hereunder upon satisfaction of each of the conditions set forth in subsection 6.3 and such Additional Closing Date Commitments shall thereafter constitute Commitments for all purposes under this Agreement and the other Loan Documents.

2.2           Procedure for Revolving Credit Borrowing.  Each of the Borrowers may borrow under the Commitments during the Commitment Period on any Business Day; provided that the Borrower Representative (on behalf of any Borrower) shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (a) 11:00 A.M., New York City time, at least three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Loans are to be initially Eurocurrency Loans (b) 1:00 P.M., New York City time on the requested Borrowing Date, for ABR Loans), by delivering a Borrowing Request specifying (i) the identity of the Borrower, (ii) the amount to be borrowed, (iii) the requested Borrowing Date, (iv) whether the borrowing is to be of Eurocurrency Loans or ABR Loans or a combination thereof and (v) if the borrowing is to be entirely or partly of Eurocurrency Loans, the respective amounts of each such Type of Loan, the respective lengths of the initial Interest Periods therefor; provided that any such Borrowing

Request may be delivered through the Administrative Agent’s electronic platform or portal. All Borrowing Requests which are not made on-line via the Administrative Agent’s electronic platform or portal shall be subject to (and unless the Administrative Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) the Administrative Agent’s authentication process (with results satisfactory to the Administrative Agent) prior to the funding of any such requested Loan.

Each borrowing under the Commitments (other than the Agent Advances) shall be in an amount equal to (x) in the case of ABR Loans, except any ABR Loan to be used solely to pay a like amount of outstanding Reimbursement Obligations or Swing Line Loans, $2.0 million or a whole multiple of $1.0 million in excess thereof (or, if the then Available Commitments are (A) less than $2.0 million, $1.0 million or a whole multiple thereof or (B) less than $1.0 million, such lesser amount) and (y) in the case of Eurocurrency Loans $5.0 million or a whole multiple of $1.0 million in excess thereof.  Upon receipt of any such notice from the Borrower Representative, the Administrative Agent shall promptly notify each applicable Lender thereof.  Subject to the satisfaction of the conditions precedent specified in subsection 6.2, each applicable Lender shall make the amount of its pro rata share of each borrowing of Revolving Loans available to the Administrative Agent for the account of the Borrower identified in such notice at the office of the Administrative Agent specified in subsection 11.2 prior to 10:00 A.M. New York City time (in the case of any Eurocurrency Loan) or 3:00 P.M. New York City time (in the case of any ABR Loan), or at such other office of the Administrative Agent or at such other time as to which the Administrative Agent shall notify such Lender and the Borrower Representative reasonably in advance of the Borrowing Date with respect thereto, on the Borrowing Date requested by the Parent Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower identified in such notice by the Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.3            Termination or Reduction of Commitments.  The Borrower Representative (on behalf of any Borrower) shall have the right, upon not less than three Business Days’ notice to the Administrative Agent (which will promptly notify the Lenders thereof), to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the aggregate principal amount of Revolving Loans then outstanding, when added to the sum of the then outstanding L/C Obligations, would exceed the Commitments then in effect; provided, that any such notice of termination delivered by the Borrower Representative may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower Representative (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any such reduction shall be in an amount equal to at least $5.0 million or a whole multiple of $1.0 million in excess thereof and shall reduce permanently the Commitments then in effect.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with each Lender’s Commitment Percentage.  All outstanding Commitments shall terminate on the Maturity Date.

2.4             Swing Line Commitments.

(a)             Subject to the terms and conditions hereof, the Swing Line Lender agrees to make swing line loans (individually, a “Swing Line Loan”; collectively, the “Swing Line Loans”) to any Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $170.0 million; provided that at no time may the sum of the then outstanding Swing Line Loans, Revolving Loans and L/C Obligations exceed the lesser of the Commitments then in effect and the Borrowing Base as then in effect (based on the Borrowing Base Certificate last delivered).  Amounts borrowed by any Borrower under this subsection 2.4 may be repaid and, through but excluding the Maturity Date, reborrowed.  All Swing Line Loans made to any Borrower shall be made in Dollars as ABR Loans and shall not be entitled to be converted into Eurocurrency Loans.  The Borrower Representative (on behalf of any Borrower) shall give the Swing Line Lender irrevocable notice (which notice must be received by the Swing Line Lender prior to 3:00 P.M., New York City time) on the requested Borrowing Date specifying (1) the identity of the Borrower and (2) the amount of the requested Swing Line Loan, which shall be in a minimum amount of $100,000 or whole multiples of $50,000 in excess thereof.  The proceeds of the Swing Line Loan will be made available by the Swing Line Lender to the Borrower identified in such notice at an office of the Swing Line Lender by crediting the account of such Borrower at such office with such proceeds in Dollars.

(b)          Each Borrower agrees that, upon the request to the Administrative Agent by the Swing Line Lender made on or prior to the Closing Date or in connection with any assignment pursuant to subsection 11.6(b), in order to evidence the Swing Line Loans such Borrower will execute and deliver to the Swing Line Lender a promissory note substantially in the form of Exhibit A-2, with appropriate insertions (as the same may be amended, supplemented, replaced or otherwise modified from time to time, the “Swing Line Note”), payable to the order of the Swing Line Lender and representing the obligation of such Borrower to pay the amount of the Swing Line Commitment or, if less, the unpaid principal amount of the Swing Line Loans made to such Borrower, with interest thereon as prescribed in subsection 4.1.  The Swing Line Note shall (i) be dated as of the Closing Date, (ii) be stated to mature on the Maturity Date and (iii) provide for the payment of interest in accordance with subsection 4.1.

(c)             The Swing Line Lender, at any time in its sole and absolute discretion, may, and, at any time as there shall be a Swing Line Loan outstanding for more than seven Business Days, the Swing Line Lender shall, on behalf of the Borrower to which the Swing Line Loan has been made (which hereby irrevocably directs and authorizes the Swing Line Lender to act on its behalf), request (provided that such request shall be deemed to have been automatically made upon the occurrence of an Event of Default under subsection 9.1(f)) each Lender, including the Swing Line Lender, to make a Revolving Loan as an ABR Loan in an amount equal to such Lender’s Commitment Percentage of the principal amount of all Swing Line Loans ( a “Mandatory Revolving Loan Borrowing”) in an amount equal to such Lender’s Commitment Percentage of the principal amount of all of the Swing Line Loans (collectively, the “Refunded Swing Line Loans”) outstanding on the date such notice is given; provided that the provisions of this subsection shall not affect the obligations of any Borrower to prepay Swing Line Loans in accordance with the provisions of subsection 4.4(b).  Unless the Commitments shall have expired or terminated (in which event the procedures of paragraph (d) of this subsection 2.4 shall apply), each Lender hereby agrees to make the proceeds of its Revolving Loan (including, without limitation, any Eurocurrency Loan) available to the Administrative Agent for the account of the Swing Line Lender at the office of the Administrative Agent prior to 12:00 Noon, New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given notwithstanding (i) that the amount of the Mandatory Revolving Loan Borrowing may not comply with the minimum amount for Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 6 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Revolving Loan Borrowing and (v) the amount of the Commitment of such, or any other, Lender at such time.  The proceeds of such Revolving Loans (including, without limitation, any Eurocurrency Loan) shall be immediately applied to repay the Refunded Swing Line Loans.

(d)          If the Commitments shall expire or terminate at any time while Swing Line Loans are outstanding, each Lender shall, at the option of the Swing Line Lender, exercised reasonably, either (i) notwithstanding the expiration or termination of the Commitments, make a Revolving Loan as an ABR Loan (which Revolving Loan shall be deemed a “Revolving Loan” for all purposes of this Agreement and the other Loan Documents) or (ii) purchase an undivided participating interest in such Swing Line Loans, in either case in an amount equal to such Lender’s Commitment Percentage determined on the date of, and immediately prior to, expiration or termination of the Commitments of the aggregate principal amount of such Swing Line Loans; provided that, in the event that any Mandatory Revolving Loan Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under any bankruptcy, reorganization, dissolution, insolvency, receivership, administration or liquidation or similar law with respect to any Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Revolving Loan Borrowing would otherwise have occurred, but adjusted for any payments received from such Borrower on or after such date and prior to such purchase) from the Swing Line Lender such participations in such outstanding Swing Line Loans as shall be necessary to cause such Lenders to share in such Swing Line Loans ratably based upon their respective Commitment Percentages; provided, further, that (x) all interest payable on the Swing Line Loans shall be for the account of the Swing Line Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay the Swing Line Lender interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Revolving Loan Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate otherwise applicable to Revolving Loans made as ABR Loans.  Each Lender will make the proceeds of any Revolving Loan made pursuant to the immediately preceding sentence available to the Administrative Agent for the account of the Swing Line Lender at the office of the Administrative Agent prior to 12:00 Noon, New York City time, in funds immediately available on the Business Day next succeeding the date on which the Commitments expire or terminate.  The proceeds of such Revolving Loans shall be immediately applied to repay the Swing Line Loans outstanding on the date of termination or expiration of the Commitments.  In the event that the Lenders purchase undivided participating interests pursuant to the first sentence of this paragraph (d), each Lender shall immediately transfer to the Swing Line Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swing Line Lender will deliver to such Lender a Swing Line Loan Participation Certificate dated as of the date of receipt of such funds and in such amount.

(e)            Whenever, at any time after the Swing Line Lender has received from any Lender such Lender’s participating interest in a Swing Line Loan, the Swing Line Lender receives any payment on account thereof (whether directly from any Borrower in respect of such Swing Line Loan or otherwise, including proceeds of Collateral applied thereto by the Swing Line Lender), or any payment of interest on account thereof, the Swing Line Lender will, if such payment is received prior to 1:00 P.M., New York City time, on a Business Day, distribute to such Lender its pro rata share thereof prior to the end of such Business Day and otherwise, the Swing Line Lender will distribute such payment on the next succeeding Business Day (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it.

(f)            Each Lender’s obligation to make Revolving Loans and to purchase participating interests with respect to Swing Line Loans in accordance with subsections 2.4(c) and 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any of the Borrowers may have against the Swing Line Lender, any of the Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in condition (financial or otherwise) of any of the Borrowers; (iv) any breach of this Agreement or any other Loan Document by any of the Borrowers, any other Loan Party or any other Lender; (v) any inability of any of the Borrowers to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Revolving Loan is to be made or participating interest is to be purchased or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.5           Record of Loans.

(a)            Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of:  (i) each Lender, the then unpaid principal amount of each Revolving Loan of such Lender made to such Borrower, on the Maturity Date (or such earlier date on which the Revolving Loans become due and payable pursuant to subsection 9.1); (ii) the Administrative Agent, the then unpaid and principal amount of each Agent Advance made to such Borrower on the Maturity Date (or such earlier date on which the Agent Advances become due and payable pursuant to subsection 9.1) and (iii) the Swing Line Lender, the then unpaid principal amount of the Swing Line Loans made to such Borrower, on the Maturity Date (or such earlier date on which the Swing Line Loans become due and payable pursuant to subsection 9.1).  Each Borrower hereby further agrees to pay interest on the unpaid principal amount of the Revolving Loans made to such Borrower from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 4.1.

(b)            Each Lender (including the Swing Line Lender) shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)            The Administrative Agent shall maintain the Register pursuant to subsection 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender’s share thereof.

(d)         The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.5(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Revolving Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

2.6           Additional Commitments.

(a)         Requests for Additional Commitments.  So long as no Specified Default exists or would arise therefrom, at any time and from time to time on or following the Additional Closing Date Commitment Termination Date and prior to the Maturity Date, subject to the terms and conditions set forth herein, the Borrower Representative may (on behalf of the Borrowers), by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to add additional Commitments under the Facility or provide commitments under a new revolving credit facility to be included under the Facility (which may be in the form of a FILO Tranche) (the “Additional Commitments”).  Any Additional Commitments shall be in an aggregate principal amount that is not less than $25.0 million or any whole multiple of $5.0 million in excess thereof.  It is understood and agreed that (i) any Additional Commitments (whether consisting of additional Commitments under the Facility or under a new revolving credit facility included under the Facility) shall constitute Commitments, (ii) the Commitment Percentage of any Lender providing an Additional Commitment shall be calculated to include such Additional Commitment to the extent then outstanding and (iii) any Additional Loans made by any Lender pursuant to any Additional Commitment (whether consisting of additional Commitments under the Facility or under a new revolving credit facility included under the Facility) shall be included for purposes of calculating Aggregate Outstanding Revolving Credit to the extent then outstanding.

(b)            Ranking and Other Provisions.  The additional Loans to any Borrower made pursuant to Additional Commitments (the “Additional Loans”) may be effected by an Additional Revolving Credit Amendment (as defined below) as may be necessary and appropriate in the opinion of the Parent Borrower and the Administrative Agent to effect the provisions of this subsection 2.6; provided, however, that (i) the Additional Loans shall have the same guarantees as, and be secured on a pari passu basis in right of payment and security by the same Collateral securing, the Revolving Loans to such Borrower, (ii) no amendment effecting an Additional Commitment may provide for (I) any Additional Commitment to be secured by any Collateral or other assets of any Loan Party that do not also secure the Revolving Loans and (II) so long as any Revolving Loans (other than Additional Loans) are outstanding, any mandatory prepayment provisions that do not also apply to the Revolving Loans on a pro rata basis while an Event of Default of the type described in subsection 9.1(a) or (f) (with respect to the Parent Borrower) or a Liquidity Event has occurred and is continuing or upon an acceleration of the Revolving Loan; provided that there shall be no mandatory or voluntary prepayments of Additional Loans under any FILO Tranche while any Revolving Loans are outstanding, (iii) the maturity date of such Additional Commitments shall not mature earlier than the Maturity Date, (iv) immediately prior to giving effect to such Additional Commitments, the Parent Borrower shall be in compliance with subsection 8.1 as of the end of the most recently ended four fiscal quarter period for which financial statements have been delivered pursuant to subsection 7.1, whether or not such covenant is otherwise then applicable to the Parent Borrower under such section at such time, (v) the interest rate margins applicable to the Additional Loans shall be determined by the Parent Borrower and the Lenders extending Additional Commitments, (vi) such Additional Revolving Credit Amendment may provide for the inclusion, as appropriate, of Lenders extending Additional Commitments in any required vote or action of the Required Lenders, the Supermajority Lenders or of the Lenders of each Facility hereunder and may provide class protection for any additional credit facilities in a manner consistent with those provided the original Facilities pursuant to the provisions of subsection 11.1(a) as originally in effect, (vii) other than with respect to any FILO Tranche (which shall be subject to clause (viii)), the Borrowing Base (including advance rates) with respect to such Additional Commitments shall be the same as the Borrowing Base that is applicable to the Revolving Loans and any credit extension in respect of any other Tranche of Commitments (including Additional Commitments) shall be reserved against the applicable Borrowing Base, (viii) with respect to Additional Loans under any FILO Tranche, (A) such Additional Loans shall be secured by a pari passu lien on the Collateral with the Revolving Loans, but shall be junior in right of payment to all Revolving Loans, (2) such Additional Loans will be incurred on a “first in, last out” basis vis-à-vis the Revolving Loans, and the borrowing mechanics and voluntary and mandatory prepayment and commitment reduction provisions herein may be modified to reflect such “first in, last out” basis, and (3) the Borrowing Base with respect to such FILO Tranche shall be the same Borrowing Base that is applicable to the Revolving Loans, except such Borrowing Base with respect to such FILO Tranche may have a greater advance rate with respect to the Eligible Accounts, Eligible Inventory and Eligible Transportation Equipment than the advance rates applicable to the Revolving Loans; provided that in no case shall such advance rates be greater than 100%, (ix) other than with respect to any FILO Tranche, the borrowing and repayment (other than in connection with a required permanent repayment and termination of commitments on the Maturity Date of earlier maturing Commitments and Loans) of Loans with respect to any Commitments (including all Additional Commitments) shall be made on a pro rata basis with all other outstanding Commitments (including all Additional Commitments) and (x) the other terms and documentation in respect thereof, to the extent not consistent with this Agreement as in effect prior to giving effect to the Additional Revolving Credit Amendment, shall otherwise be reasonably satisfactory to the Parent Borrower.

(c)              Additional Amendments.  Each notice from the Borrower Representative, on behalf of the Borrowers, pursuant to this subsection 2.6 shall set forth the requested amount and proposed terms of the relevant Additional Commitment.  Additional Commitments (or any portion thereof) may be made by any existing Lender or by any other bank or investing entity other than an Ineligible Institution (any such bank or other financial institution, an “Additional Lender”), in each case on terms permitted in this subsection 2.6 or otherwise on terms reasonably acceptable to the Administrative Agent; provided that if such Additional Lender is not already a Lender or an Affiliate of a Lender, the consent of any Issuing Lender (in each case, such consent not to be unreasonably withheld or delayed) shall be required.  No Lender shall be obligated to provide any Additional Commitments unless it so agrees.  Commitments in respect of any Additional Loans shall become Commitments under this Agreement pursuant to an amendment (an “Additional Revolving Credit Amendment”) to this Agreement and, as appropriate, the other Loan Documents, pursuant to subsection 2.6(b), executed by each Borrower that is a borrower with respect to such Additional Commitments as of the Additional Revolving Credit Closing Date (as defined below), each Lender agreeing to provide such Additional Commitment, if any, each Additional Lender, if any (each such Lender or Additional Lender, an “Additional Committing Lender”), and the Administrative Agent.  An Additional Revolving Credit Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this subsection 2.6.

(d)            Certain Conditions.  The effectiveness of any Additional Revolving Credit Amendment shall, unless otherwise agreed to by the Administrative Agent and each Additional Committing Lender, be subject to the satisfaction on the date thereof (each, an “Additional Revolving Credit Closing Date”) of each of the following conditions:

(i)     the Administrative Agent shall have received on or prior to the Additional Revolving Credit Closing Date each of the following, each dated as of the applicable Additional Revolving Credit Closing Date unless otherwise indicated or agreed to by the Administrative Agent and each in form and substance reasonably satisfactory to the Administrative Agent:  (A) the applicable Additional Revolving Credit Amendment executed by each Additional Committing Lender and each Borrower that is a borrower with respect to such Additional Commitments as of the Additional Revolving Credit Closing Date (and each other Borrower hereby consents to such Additional Revolving Credit Amendment); (B) certified copies of resolutions of the Board of Directors of each Borrower that is a borrower with respect to such Additional Commitments as of the Additional Revolving Credit Closing Date, approving the execution, delivery and performance of the Additional Revolving Credit Amendment; and (C) to the extent requested by the Administrative Agent, an opinion of counsel for the Loan Parties dated as of the Additional Revolving Credit Closing Date, addressed to the Administrative Agent and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent;

(ii)  the conditions precedent set forth in subsection 6.2 shall have been satisfied both before and after giving effect to such Additional Revolving Credit Amendment and the Additional Loan provided thereby; and

(iii)   there shall have been paid to the Administrative Agent, for the account of the Additional Committing Lenders, all reasonable fees, if any, as may have been separately agreed in writing by the Parent Borrower to be due and payable to the Additional Committing Lenders on or before the Additional Revolving Credit Closing Date.

2.7            Extension Amendments.

(a)              The Parent Borrower may at any time and from time to time request that all or a portion, including one or more Tranches, of the Commitments (including any Extended Commitments), each existing at the time of such request (each, an “Existing Commitment” and any related Revolving Loans thereunder, “Existing Loans”; each Existing Commitment and related Existing Loans together being referred to as an “Existing Tranche”) be converted to extend the termination date thereof and the scheduled maturity date(s) (each, an “Extended Maturity Date”) of any payment of principal with respect to all or a portion of any principal amount of Existing Loans related to such Existing Commitments (any such Existing Commitments which have been so extended, “Extended Commitments” and any related Existing Loans, “Extended Loans”) and to provide for other terms consistent with this subsection 2.7.  In order to establish any Extended Commitments, the Parent Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Commitments to be established, which terms shall be identical to those applicable to the Existing Commitments from which they are to be extended (the “Specified Existing Commitment”) except (x) all or any of the final maturity dates of such Extended Commitments may be delayed to later dates than the final maturity dates of the Specified Existing Commitments, (y) (A) the interest margins with respect to the Extended Commitments may be higher or lower than the interest margins for the Specified Existing Commitments and/or (B) additional fees may be payable to the Lenders providing such Extended Commitments in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (z) the Applicable Commitment Fee Percentage with respect to the Extended Commitments may be higher or lower than the Applicable Commitment Fee Percentage for the Specified Existing Commitment, in each case to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this subsection 2.7 or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of Loans with respect to any Commitments (including all Extended Commitments) shall be made on a pro rata basis with all other outstanding Commitments (including all Extended Commitments but other than any FILO Tranche), (2) assignments and participations of Extended Commitments and Extended Loans shall be governed by the same assignment and participation provisions applicable to Commitments and the Revolving Loans related to such Commitments set forth in subsection 11.6, and (3) no termination of Extended Commitments and no repayment of Extended Loans accompanied by a corresponding permanent reduction in Extended Commitments shall be permitted unless such termination or repayment (and corresponding reduction) is accompanied by an at least pro rata termination or permanent repayment (and corresponding permanent reduction), as applicable, of all earlier maturing Commitments (including Extended Commitments) and Revolving Loans (including Extended Loans) related to such earlier maturing Commitments (including Extended Commitments) (or all earlier maturing Commitments (including Extended Commitments) and Revolving Loans

(including Extended Loans) related to such Commitments (including Extended Commitments) shall otherwise be or have been terminated and repaid in full).  No Lender shall have any obligation to agree to have any of its Existing Loans or Existing Commitments of any Existing Tranche converted into Extended Loans or Extended Commitments pursuant to any Extension Request.  Any Extended Commitments shall constitute a separate Tranche of Commitments from the Specified Existing Commitments and from any other Existing Commitments (together with any other Extended Commitments so established on such date).

(b)            The Parent Borrower shall provide the applicable Extension Request at least 10 Business Days prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond.  Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Commitments converted into Extended Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Commitments that it has elected to convert into Extended Commitments.  Any Lender not responding to an Extension Request shall be deemed to have elected to decline to have any of its Specified Existing Commitments converted into Extended Commitments. In the event that the aggregate amount of Specified Existing Commitments subject to Extension Elections exceeds the amount of Extended Commitments requested pursuant to the Extension Request, the Specified Existing Commitments subject to Extension Elections shall be converted to Extended Commitments on a pro rata basis based on the amount of Specified Existing Commitments included in each such Extension Election.  Notwithstanding the conversion of any Existing Commitment into an Extended Commitment, such Extended Commitment shall be treated identically to all Commitments for purposes of the obligations of a Lender in respect of Letters of Credit under Section 3 and Swing Line Loans under subsection 2.4, except that the applicable Extension Amendment may provide that the maturity date for Swing Line Loans and/or Letters of Credit may be extended and the related obligations to make Swing Line Loans and issue Letters of Credit may be continued so long as the Swing Line Lender and/or the applicable Issuing Lender, as applicable, have consented to such extensions in their sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(c)          Extended Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, interest margins or fees referenced in subsection 2.7(a) clauses (x) to (z) and which, except to the extent expressly contemplated by the penultimate sentence of this subsection 2.7(c) and notwithstanding anything to the contrary set forth in subsection 11.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Commitments established thereby) executed by the Loan Parties, the Administrative Agent, the Issuing Lenders and the Extending Lenders; provided that no such Extension Amendment shall amend the rights of any Lender not participating in the Extension Amendment other than to the extent amendments are permitted by the Required Lenders or such other percentage of Lenders as required by subsection 11.1(a).  No Extension Amendment shall provide for any tranche of Extended Commitments in an aggregate principal amount that is less than $250.0 million.  Notwithstanding anything to the contrary in this Agreement and without limiting the generality or applicability of subsection 11.1 to any Subsection 2.7 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Subsection 2.7 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Subsection 2.7 Additional Amendments do not become effective prior to the time that such Subsection 2.7 Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Commitments provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Subsection 2.7 Additional Amendments to become effective in accordance with subsection 11.1; provided, further, that no Extension Amendment may provide for (a) any Extended Commitment or Extended Loans to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Tranches and (b) so long as any Existing Tranches are outstanding, any mandatory prepayment provisions that do not also apply to the Existing Tranches on a pro rata basis while a Liquidity Event has occurred and is continuing or upon an acceleration of the Loans.  It is understood and agreed that each Lender has consented for all purposes requiring its consent, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this subsection 2.7 and the arrangements described above in connection therewith except that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Subsection 2.7 Additional Amendment.  In connection with any Extension Amendment, the Parent Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent as to the enforceability of such Extension Amendment, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby.

(d)            Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Commitments of each Extending Lender, the aggregate principal amount of such Specified Existing Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Commitments so converted by such Lender on such date, and such Extended Commitments shall be established as a separate Tranche of Commitments from the Specified Existing Commitments and from any other Existing Commitments (together with any other Extended Commitments so established on such date) and (B) if, on any Extension Date, any Revolving Loans of any Extending Lender are outstanding under the applicable Specified Existing Commitments, such Loans (and any related participations) shall be deemed to be allocated as Extended Loans (and related participations) and Existing Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Commitments to Extended Commitments so converted by such Lender on such date.

(e)            If, in connection with any proposed Extension Amendment, any Lender declines (or is deemed to have declined) to consent to the extension of its Commitment on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the Parent Borrower may, on notice to the Administrative and the Non-Extending Lender, (A) replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to subsection 11.6 (with the assignment fee and any other costs and expenses to be paid by the Parent Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Parent Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide a Commitment on the terms set forth in such Extension Amendment; and provided, further, that all obligations of the Borrowers owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Acceptance or (B) upon notice to the Administrative Agent to prepay the Loans and, at the Parent Borrower’s option, terminate the Commitments of such Non-Extending Lender, in whole or in part, subject to subsection 4.12, without premium or penalty.   In connection with any such replacement under this subsection 2.7, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrowers owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the applicable Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Extending Lender.

SECTION 3                 LETTERS OF CREDIT.

3.1              Letter of Credit Commitment; Procedures with Respect to Letters of Credit.

(a)            Subject to the terms and conditions of this Agreement, upon the request of any Borrower made in accordance herewith, and prior to the Maturity Date, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in this Section 3, agrees to issue letters of credit (the letters of credit issued on and after the Closing Date pursuant to this Section 3, the “Letters of Credit”) for the account of such Borrower.  Each Letter of Credit shall (i) be denominated in Dollars and shall be either (A) a standby letter of credit issued to support obligations of the Parent Borrower or any of its Subsidiaries, contingent or otherwise, which finance the working capital and business needs of the Parent Borrower and its Subsidiaries incurred in the ordinary course of business (a “Standby Letter of Credit”) or (B) a commercial letter of credit in respect of the purchase of goods or services by Parent or any of its Subsidiaries in the ordinary course of business (a “Commercial Letter of Credit”); provided that in no event shall any Issuing Lender be required to issue a Commercial Letter of Credit.  Each request for the issuance of a Letter of Credit (a “Letter of Credit Request”), or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be (i) irrevocable and  made in writing by a Responsible Officer, (ii) delivered to the Administrative Agent and the applicable Issuing Lender via telefacsimile or other electronic method of transmission reasonably acceptable to the Administrative Agent and the applicable Issuing Lender and reasonably in advance of the requested date of issuance, amendment, renewal, or extension, and (iii) subject to the applicable Issuing Lender’s authentication procedures with results reasonably satisfactory to such Issuing Lender.  Each such request shall be in form and substance reasonably satisfactory to the Administrative Agent and the applicable Issuing Lender and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as the Administrative Agent or such Issuing Lender may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that such Issuing Lender generally requests for Letters of Credit in similar circumstances.  The applicable Issuing Lender’s records of the content of any such request will be conclusive.

(b)            No Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations in respect of Letters of Credit would exceed $800.0 million, (ii) the Aggregate Outstanding Revolving Credit of all the Lenders would exceed the lesser of the Commitments of all the Lenders then in effect and the Borrowing Base as then in effect (based on the Borrowing Base Certificate last delivered) or (iii) the L/C Obligations in respect of the Letters of Credit with respect to any Issuing Lender would exceed the applicable Specified L/C Sublimit of such Issuing Lender then in effect.

(c)            In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, no Issuing Lender shall be required to issue or arrange for such Letter of Credit to the extent (i) the L/C Obligations of such Defaulting Lender with respect to such Letter of Credit may not be reallocated or (ii) such Issuing Lender has not otherwise entered into arrangements reasonably satisfactory to it and Borrowers to eliminate Issuing Lender’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include the Borrowers cash collateralizing such Defaulting Lender’s L/C Obligations.  Additionally, no Issuing Lender shall have any obligation to issue or extend a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit or request that Issuing Lender refrain from the issuance of letters of credit generally or such Letter of Credit in particular or (B) the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally.

(d)       Any Issuing Lender (other than Wells Fargo or any of its Affiliates) shall notify the Administrative Agent in writing no later than the Business Day prior to the Business Day on which such Issuing Lender issues any Letter of Credit.  In addition, each Issuing Lender (other than Wells Fargo or any of its Affiliates) shall, on the first Business Day of each week, submit to the Administrative Agent a report detailing the daily undrawn amount of each Letter of Credit issued by such Issuing Lender during the prior calendar week.  The Parent Borrower and each Lender hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by an Issuing Lender at the request of the Parent Borrower on the Closing Date (or on such later date, as applicable). Each Letter of Credit shall be in form and substance reasonably acceptable to the applicable Issuing Lender, including the requirement that the amounts payable thereunder must be payable in Dollars.  If any Issuing Lender makes a payment under a Letter of Credit, the applicable Borrower shall pay to the

Administrative Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in subsection 6.2) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are ABR Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, the applicable Borrower’s obligation to pay the amount of such Letter of Credit Disbursement to the applicable Issuing Lender shall be automatically converted into an obligation to pay the resulting Revolving Loan.  Promptly following receipt by the Administrative Agent of any payment from Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Lender or, to the extent that Lenders have made payments to reimburse such Issuing Lenders, then to such Lenders and Issuing Lenders as their interests may appear.

(e)          Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to subsection 3.1(d), each Lender agrees to fund its Commitment Percentage of any Revolving Loan deemed made pursuant to subsection 3.1(d) on the same terms and conditions as if the applicable Borrower had requested the amount thereof as a Revolving Loan and the Administrative Agent shall promptly pay to such Issuing Lender the amounts so received by it from the Lenders.  By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of any Issuing Lender or the Lenders, the applicable Issuing Lender shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by such Issuing Lender, in an amount equal to its Commitment Percentage of such Letter of Credit, and each such Lender agrees to pay to the Administrative Agent, for the account of such Issuing Lender, such Lender’s Commitment Percentage of any Letter of Credit Disbursement made by such Issuing Lender under the applicable Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Lender, such Lender’s Commitment Percentage of each Letter of Credit Disbursement made by such Issuing Lenders and not reimbursed by the applicable Borrower on the date due as provided in subsection 3.1(d), or of any reimbursement payment that is required to be refunded (or that the Administrative Agent or such Issuing Lender elects, based upon the advice of counsel, to refund) to the applicable Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to deliver to the Administrative Agent, for the account of the applicable Issuing Lender, an amount equal to its respective Commitment Percentage of each Letter of Credit Disbursement pursuant to this subsection 3.1(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in subsection 6.2.  If any such Lender fails to make available to the Administrative Agent the amount of such Lender’s Commitment Percentage of a Letter of Credit Disbursement as provided in this subsection, such Lender shall be deemed to be a Defaulting Lender and the Administrative Agent (for the account of the applicable Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate of interest applicable to Defaulting Lenders until paid in full.

(f)               Each Borrower agrees to indemnify, defend and hold harmless each Issuing Lender and its respective branches, Affiliates, and correspondents and each such

Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Lender, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, damages, losses, liabilities and related reasonable and documented and invoiced out-of-pocket expenses (including attorneys’ fees of a single firm of counsel to the applicable Issuing Lender in each reasonably necessary jurisdiction, one specialty counsel in each reasonably necessary specialty area for all such Letter of Credit Related Persons, taken as a whole (and, in the case of an actual conflict of interest where the Letter of Credit Related Person retains its own counsel, of another firm of counsel for each such affected Letter of Credit Related Person)), that may be incurred by or asserted or awarded against any such Letter of Credit Related Person (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any Letter of Credit Related Person (other than Taxes, which shall be governed by subsection 4.11) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of this Agreement, any Letter of Credit, any Issuer Document, or any Drawing Document referred to in or related to any Letter of Credit, or any action or proceeding arising out of any of the foregoing (whether administrative, judicial or in connection with arbitration); in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence, bad faith or willful misconduct of the Letter of Credit Related Person claiming indemnity.  This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g)            The liability of any Issuing Lender (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by the Borrowers that are caused directly by such Issuing Lender’s gross negligence, bad faith or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit, or (iii) retaining Drawing Documents presented under a Letter of Credit.

(h)            Borrowers are responsible for the final text of the Letter of Credit as issued by any Issuing Lender, irrespective of any assistance such Issuing Lender may provide such as drafting or recommending text or by such Issuing Lender’s use or refusal to use text submitted by Borrowers. Borrowers understand that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by the applicable Issuing Lender, and Borrowers hereby consent to such revisions and changes not materially different from the application executed in connection therewith. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes.  If Borrowers request any Issuing Lender to issue a Letter of Credit for an affiliated or unaffiliated third party (an “Account Party”), (i) such Account Party shall have no rights against such Issuing Lender; (ii) Borrowers shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the applicable Letter of Credit shall be among such Issuing Lender and Borrowers.  Borrowers will examine the copy of the Letter of Credit and any other documents sent by the applicable Issuing Lender in connection therewith and shall promptly notify such Issuing Lender (not later than three Business Days following Borrowers’ receipt of documents from Issuing Lender) of any non-compliance with Borrowers’ instructions and of any discrepancy in any document under any presentment or other irregularity.  Borrowers understand and agree that no Issuing Lender is required to extend the expiration date of any Letter of Credit for any reason. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, the applicable Issuing Lender, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrowers do not at any time want the then current expiration date of such Letter of Credit to be extended, Borrowers will so notify Administrative Agent and such Issuing Lender at least 30 calendar days (or such shorter period agreed to by the applicable Issuing Lender) before such Issuing Lender is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit.

(i)            Borrowers’ reimbursement and payment obligations under this Section 3 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever; provided, that subject to subsection 3.1(g) above, the foregoing shall not release any Issuing Lender from such liability to Borrowers as may be determined in a final, non-appealable judgment of a court of competent jurisdiction against such Issuing Lender following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to such Issuing Lender arising under, or in connection with, this Section 3 or any Letter of Credit.

(j)             Without limiting any other provision of this Agreement, no Issuing Lender or other Letter of Credit Related Person (if applicable) shall be responsible to Borrowers for, and the Issuing Lender’s rights and remedies against Borrowers and the obligation of Borrowers to reimburse the Issuing Lenders for each drawing under each Letter of Credit shall not be impaired by:

(i)       honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii)    honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii)  acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv)   the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Lender’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v)           acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Lender in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi)      any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to any Borrower;

(vii)     any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii)    assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix)          payment to any presenting bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x)          acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where an Issuing Lender has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi)      honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by an Issuing Lender if subsequently such Issuing Lender or any court or other finder of fact determines such presentation should have been honored;

(xii)      dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii)   honor of a presentation that is subsequently determined by Issuing Lender to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k)            Each Standby Letter of Credit shall expire not later than the date that is 12 months after the date of the issuance of such Letter of Credit; provided, that any Standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided further, that with respect to any Letter of Credit which extends beyond the Maturity Date, such Letter of Credit shall be cash collateralized on terms acceptable to the applicable Issuing Lender on or before the date that is five Business Days prior to the Maturity Date.  Each Commercial Letter of Credit shall expire on the earlier of (i) 120 days after the date of the issuance of such Commercial Letter of Credit and (ii) five Business Days prior to the Maturity Date.

(l)             Unless otherwise expressly agreed by the applicable Issuing Lender and Borrowers when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the UCP shall apply to each Commercial Letter of Credit.

(m)          Each Issuing Lender shall be deemed to have acted with due diligence and reasonable care if such Issuing Lender’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.

(n)            In the event of a direct conflict between the provisions of this Section 3 and any provision contained in any Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 3 shall control and govern.

(o)           The provisions of this Section 3 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.

(p)        At Borrowers’ costs and expense, Borrowers shall execute and deliver to each Issuing Lender such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by such Issuing Lender to enable such Issuing Lender to issue any Letter of Credit pursuant to this Agreement and related Loan Document, to protect, exercise and/or enforce Issuing Lenders’ rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Loan Document.  Each Borrower irrevocably appoints each Issuing Lender as its attorney-in-fact and authorizes such Issuing Lender, without notice to Borrowers, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents.  The power of attorney granted by the Borrowers is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business.  This appointment is coupled with an interest.

3.2             Fees, Commissions and Other Charges.

(a)            The applicable Borrower agrees to pay to the Administrative Agent, for the account of the relevant Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit issued by such Issuing Lender, computed for the period from and including the date of issuance of such Letter of Credit through to the expiration date of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin then in effect for Eurocurrency Loans calculated on the basis of a 360-day year for the actual days elapsed, of the maximum amount available to be drawn under such Letter of Credit minus the L/C Facing Fee, payable with respect to each quarter in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Maturity Date or such earlier date as the Commitments shall terminate as provided herein.  Such commission shall be payable to the Administrative Agent for the account of the Lenders to be shared ratably among them in accordance with their respective Commitment Percentages.  The applicable Borrower shall pay to the Administrative Agent for the account of the relevant Issuing Lender a fee equal to 0.125% per annum (the “L/C Facing

Fee”), payable with respect to each quarter in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Maturity Date or such other date as the Commitments shall terminate.  Such commissions and fees shall be nonrefundable.  Such fees and commissions shall be payable in Dollars.

(b)            In addition to the foregoing commissions and fees, each Borrower agrees to pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by such Issuing Lender.

(c)            The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions and fees received by the Administrative Agent for their respective accounts pursuant to this subsection 3.2.

3.3            Additional Issuing Lenders.  The Borrower Representative may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing lender under the terms of this Agreement.  Any Lender designated as an issuing lender pursuant to this subsection 3.3 shall be deemed to be an “Issuing Lender” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Lender or Issuing Lenders and such Lender.  Any such additional Issuing Lender may resign as Issuing Lender (with respect to any future issuances, including renewals) upon 10 Business Days’ notice to the Lenders.

3.4          Replacement of Issuing Lender.  Any Issuing Lender may be replaced at any time (x) by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender or (y) by the Borrower Representative (on behalf of the Borrowers), for any reason, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld).  The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Lender.  At the time any such replacement shall become effective, the applicable Borrowers shall pay all unpaid fees accrued for the account of such replaced Issuing Lender pursuant to subsection 3.2.  From and after the effective date of any such replacement, (1) the successor Issuing Lender shall have all the rights and obligations of such replaced Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (2) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require.  After the replacement of any Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of any Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or to amend or extend any previously issued Letters of Credit.

SECTION 4                 GENERAL PROVISIONS.

4.1            Interest Rates and Payment Dates; Payments Generally.

(a)            Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin in effect for such day.

(b)            Each ABR Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the ABR for such day plus the Applicable Margin in effect for such day.

(c)            If all or a portion of (i) the principal amount of any Revolving Loan, (ii) any interest payable thereon or (iii) any letter of credit commission, letter of credit fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this subsection 4.1 plus 2.00%, (y) in the case of overdue interest, the rate that would be otherwise applicable to principal of the related Loan pursuant to the relevant foregoing provisions of this subsection 4.1 (other than clause (x) above) plus 2.00% and (z) in the case of other amounts, the rate described in paragraph (b) of this subsection 4.1 for ABR Loans plus 2.00%, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d)            Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection 4.1 shall be payable from time to time on demand.

(e)            It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

(f)            Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, if applicable.

(g)            Except as otherwise expressly provided herein, all fees and payments to be paid to the Administrative Agent shall be made to the Agent’s Account.

4.2             Conversion and Continuation Options.

(a)            The Borrower Representative (on behalf of the applicable Borrower) may elect from time to time to convert outstanding Revolving Loans from Eurocurrency Loans to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower Representative (on behalf of the applicable Borrower) may elect from time to time to convert outstanding Revolving Loans from ABR Loans to Eurocurrency Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election.  Any such notice of conversion to Eurocurrency Loans shall specify the length of the initial Interest Period or Interest Periods therefor.  Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof.  All or any part of outstanding Eurocurrency Loans and ABR Loans may be converted as provided herein, provided that (i) no Revolving Loan may be converted into a Eurocurrency Loan when any Default or Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have given notice to the Borrower Representative that no such conversions may be made, and (ii) no Revolving Loan may be converted into a Eurocurrency Loan after the date that is one month prior to the Maturity Date.

(b)            Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower Representative (on behalf of the applicable Borrower) giving notice to the Administrative Agent of the length of the next Interest Period to be applicable to such Revolving Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, provided that no Eurocurrency Loan may be continued as such (i) when any Default or Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have given notice to the Borrower Representative that no such continuations may be made or (ii) after the date that is one month prior to the Maturity Date, and provided, further, that if the Borrower Representative shall fail to give any required notice as described above in this subsection 4.2(b) or if such continuation is not permitted pursuant to the preceding proviso, such Eurocurrency Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice of continuation pursuant to this subsection 4.2(b), the Administrative Agent shall promptly notify each affected Lender thereof.

4.3           Minimum Amounts of Sets.  All borrowings, conversions and continuations of Revolving Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Set shall be equal to $5.0 million or a whole multiple of $1.0 million in excess thereof, and so that there shall not be more than 15 Sets at any one time outstanding.

4.4             Prepayments.

(a)            Each of the Borrowers may at any time and from time to time prepay the Revolving Loans made to it and the Reimbursement Obligations in respect of Letters of Credit issued for its account, in whole or in part, subject to subsection 4.12, without premium or penalty, upon at least three Business Days’ notice by the Borrower Representative to the

Administrative Agent (in the case of Eurocurrency Loans) or same day notice by the Borrower Representative to the Administrative Agent (in the case of ABR Loans and Reimbursement Obligations).  Such notice shall specify the identity of the prepaying Borrower, the date and amount of prepayment and whether the prepayment is (i) of Revolving Loans or Swing Line Loans, or a combination thereof, and (ii) of Eurocurrency Loans, ABR Loans or a combination thereof and, if a combination thereof, in each case, the principal amount allocable to each and, in the case of any prepayment of Reimbursement Obligations, the date and amount of prepayment, the identity of the applicable Letter of Credit or Letters of Credit and the amount allocable to each of such Reimbursement Obligations.  Any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower Representative (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof.  If any such notice is given and is not revoked, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a Eurocurrency Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to subsection 4.12 and accrued interest to such date on the amount prepaid.  Partial prepayments of the Revolving Loans and the Reimbursement Obligations pursuant to this subsection shall (unless the Borrower Representative otherwise directs) be applied, first, to payment of any Agent Advances then outstanding, second, to the payment of the Swing Line Loans then outstanding, third, at the Borrower Representative’s option, to the payment of the Revolving Loans then outstanding, fourth, to the payment of any Reimbursement Obligations then outstanding and, last, to cash collateralize any outstanding L/C Obligation on terms reasonably satisfactory to the Administrative Agent.  Partial prepayments pursuant to this subsection 4.4(a) shall be in multiples of $1.0 million; provided that, notwithstanding the foregoing, any Loan may be prepaid in its entirety.

(b)             The Borrowers shall prepay all Swing Line Loans then outstanding simultaneously with each borrowing of Revolving Loans.

(c)            (i)  On any day (other than during an Agent Advance Period) on which the Aggregate Outstanding Revolving Credit exceeds the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered), the Borrowers shall prepay on such day the principal of outstanding Loans in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Loans made to the Borrowers, the aggregate amount of the L/C Obligations exceeds the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered), the Borrowers shall pay to the Administrative Agent on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to such L/C Obligations at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the Borrowers to the Issuing Lenders and the Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(ii)      [reserved].

(iii)      On any day on which the Aggregate Outstanding Revolving Credit exceeds the aggregate Commitment at such time, the Borrowers shall prepay on such day first the Agent Advances then outstanding and thereafter the principal of Revolving Loans in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Revolving Loans, the aggregate amount of the L/C Obligations exceeds the aggregate Commitment at such time, the Borrowers shall pay to the Administrative Agent on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the L/C Obligations at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the Borrowers to the applicable Issuing Lenders and the Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(d)      Notwithstanding the foregoing provisions of this subsection 4.4, if at any time any prepayment of the Revolving Loans pursuant to subsection 4.4(a) would result, after giving effect to the procedures set forth in this Agreement, in the relevant Borrower incurring breakage costs under subsection 4.12 as a result of Eurocurrency Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, the relevant Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially (i) deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans with the Administrative Agent (which deposit must be equal in amount to the amount of such Eurocurrency Loans not immediately prepaid), to be held as security for the obligations of the Borrowers to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurocurrency Loans (or such earlier date or dates as shall be requested by the Borrower Representative) or (ii) make a prepayment of the Revolving Loans in accordance with subsection 4.4(a) with an amount equal to a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans (which prepayment, together with any deposits pursuant to clause (i) above, must be equal in amount to the amount of such Eurocurrency Loans not immediately prepaid); provided that, notwithstanding anything in this Agreement to the contrary, none of the Borrowers may request any Extension of Credit under the Commitments that would reduce the aggregate amount of the Available Commitments to an amount that is less than the amount of such prepayment until the related portion of such Eurocurrency Loans have been prepaid upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurocurrency Loans; provided that, in the case of either clause (i) or (ii) above, such unpaid Eurocurrency Loans shall continue to bear interest in accordance with subsection 4.1 until such unpaid Eurocurrency Loans or the related portion of such Eurocurrency Loans have or has been prepaid.

4.5             Administrative Agent’s Fees; Other Fees.

(a)            Each Borrower agrees to pay, or cause to be paid, to the Administrative Agent, for the account of each Lender, a commitment fee for the period from and including the first day of the Commitment Period to the Maturity Date, computed based on the Applicable Commitment Fee Percentage on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable with respect to each quarter in arrears on the first calendar day of each January, April, July and October and on the Maturity Date or such earlier date as the Commitments shall terminate as provided herein.

(b)            Each Borrower agrees to pay, or cause to be paid, to the Administrative Agent and the Other Representatives any fees in the amounts and on the dates previously agreed to in writing by the Parent Borrower, the Other Representatives and the Administrative Agent in connection with this Agreement.

(c)            The Administrative Agent shall maintain an account on its books in the name of the Borrowers (the “Loan Account”) on which the Borrowers will be charged with all Loans (including Agent Advances and Swing Line Loans) made by the Administrative Agent, the Swing Line Lender, or the Lenders to the Borrowers or for Borrowers’ account, the Letters of Credit issued or arranged by Issuing Lenders for Borrowers’ account, and with all other payment obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses.  The Loan Account will be credited with all payments received by the Administrative Agent from the Borrowers or for Borrowers’ account.  The Borrowers hereby authorize the Administrative Agent, from time to time without prior notice to the Borrowers, to charge to the Loan Account, as and when due and payable, all interest and fees payable hereunder or under any of the other Loan Documents.  All amounts (including interest, fees, costs, expenses, or other amounts payable hereunder or under any other Loan Document) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are ABR Loans (unless and until converted into Eurocurrency Rate Loans in accordance with the terms of this Agreement).

4.6             Computation of Interest and Fees.

(a)            Interest (other than interest based on the Prime Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed; and commitment fees and any other fees and interest based on the Prime Rate shall be calculated on the basis of a 365-day (or 366-day, as the case may be) year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower Representative and the affected Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower Representative and the affected Lenders of the effective date and the amount of each such change in interest rate.

(b)            Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower Representative or any Lender, deliver to the Borrower Representative or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to subsection 4.1, excluding any calculation of the Eurocurrency Rate which is based upon LIBOR and any ABR Loan which is based upon the Administrative Agent’s “prime rate”.

4.7             Inability to Determine Interest Rate.

(a)            If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon each Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate with respect to any Eurocurrency Loan (the “Affected Rate”) for such Interest Period, the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders as soon as practicable thereafter.  If such notice is given (a) any Eurocurrency Loans the rate of interest applicable to which is based on the Affected Rate requested to be made on the first day of such Interest Period shall be made as ABR Loans, (b) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Rate shall be converted to or continued as ABR Loans, (c)  as to the Swing Line Lender, as the case may be, such Lender’s cost of funding such Eurocurrency Loans or as reasonably determined by such Lender, plus the Applicable Margin hereunder and (d) any outstanding Eurocurrency Loans that are Revolving Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Rate and that are not otherwise permitted to be converted to or continued as ABR Loans by subsection 4.2 shall, upon demand by the Lenders the Commitment Percentage of which aggregate greater than 50%, be immediately repaid by the applicable Borrower on the last day of the then current Interest Period with respect thereto together with accrued interest thereon or otherwise, at the option of the Borrower Representative, shall remain outstanding and bear interest at a rate which reflects, as to each of the Lenders, such Lender’s cost of funding such Eurocurrency Loans, as reasonably determined by such Lender, plus the Applicable Margin hereunder.  If any such repayment occurs on a day which is not the last day of the then current Interest Period with respect to such affected Eurocurrency Loan, the applicable Borrower shall pay to each of the Lenders such amounts, if any, as may be required pursuant to subsection 4.12.  Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Rate shall be made or continued as such, nor shall any of the Borrowers have the right to convert ABR Loans to Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Rate.

(b)            Effect of Benchmark Transition Event.

(i)          Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Parent Borrower may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 P.M. New York City time on the fifth Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Parent Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment.  No replacement of LIBOR with a Benchmark Replacement pursuant to this subsection 4.7(b) will occur prior to the applicable Benchmark Transition Start Date.

(ii)      In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii)      The Administrative Agent will promptly notify the Parent Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this subsection 4.7(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this subsection 4.7(b).

(iv)      Upon the Parent Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, any Borrower may revoke any request for a borrowing of Eurocurrency Loans, conversion to or continuation of Eurocurrency Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, such applicable Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period, the component of ABR based upon LIBOR will not be used in any determination of ABR.

4.8            Pro Rata Treatment and Payments.

(a)            Each borrowing of Revolving Loans, or pursuant to any Additional Commitments constituting a separate facility, as applicable (other than Swing Line Loans) by any of the Borrowers from the Lenders hereunder shall be made, each payment by any of the Borrowers on account of any commitment fee in respect of the Commitments hereunder shall be allocated by the Administrative Agent, and any reduction of the Commitments of the Lenders shall be allocated by the Administrative Agent, pro rata according to the relevant Commitment Percentages of the Lenders, or in the case of any Additional Commitments constituting a separate facility or any other Tranche established after the date of this Agreement, pro rata according to the amount of such Additional Commitments or Commitments of such Tranche held by the relevant Lenders (or as otherwise may be provided in an Additional Revolving Credit Amendment).  Each payment (including each prepayment (but excluding payments made pursuant to subsection 2.7, 4.8(c), 4.9, 4.10, 4.11 or 11.1(f))) by any of the Borrowers on account of principal of and interest on any Tranche of Revolving Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Revolving Loans then held by respective Lenders (or as otherwise provided in the applicable Additional Revolving Credit Amendment or Extension Amendment, as applicable).  All payments (including prepayments) to be made by any Borrower hereunder, whether on account of principal, interest, fees, Reimbursement Obligations or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 p.m., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders holding the relevant Loans or the L/C Participants, as the case may be, at the Administrative Agent’s office specified in subsection 11.2, and shall be made in Dollars and in immediately available funds.  Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day.  The Administrative Agent shall distribute such payments to such Lenders, if any such payment is received prior to 1:00 p.m., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day, and otherwise the Administrative Agent shall distribute such payment to such Lenders on the next succeeding Business Day.  If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due from such Borrower to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, the daily average Federal Funds Effective Rate as quoted by the Administrative Agent.

(b)            Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to such Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to any Borrower in respect of such borrowing a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate as quoted by the Administrative Agent, or another bank of recognized standing reasonably selected by the Administrative Agent, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection 4.8(b) shall be conclusive in the absence of manifest error.  If such Lender’s Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, (x) the Administrative Agent shall notify the Borrower Representative of the failure of such Lender to make such amount available to the Administrative Agent and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from such Borrower and (y) then such Borrower may, without waiving or limiting any rights or remedies it may have against such Lender hereunder or under applicable law or otherwise, borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available.

(c)            Notwithstanding anything contained in this Agreement:

(i)      If at any time a Lender is a Defaulting Lender, the Borrower Representative shall have the right to seek one or more Persons reasonably satisfactory to the Administrative Agent and the Borrower Representative to each become a substitute Lender and assume all or part of the Commitment of such Defaulting Lender.  In such event, the Borrower Representative, the Administrative Agent and any such substitute Lender shall execute and deliver, and such Defaulting Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Acceptance to effect such substitution.

(ii)      In determining the Required Lenders or Supermajority Lenders, any Lender that at the time is a Defaulting Lender (and the Revolving Loans and/or Commitment of such Defaulting Lender) shall be excluded and disregarded.  No commitment fee shall accrue for the account of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(iii)      If at any time any Borrower shall be required to make any payment under any Loan Document to or for the account of a Defaulting Lender, then such Borrower, so long as it is then permitted to borrow Revolving Loans hereunder, may set off and otherwise apply its obligation to make such payment against the obligation of such Defaulting Lender to make such Loan.  In such event, the amount so set off and otherwise applied shall be deemed to constitute a Revolving Loan by such Defaulting Lender made on the date of such set-off and included within any borrowing of Revolving Loans as the Administrative Agent may reasonably determine.

(iv)      If, with respect to any Defaulting Lender, any Borrower shall be required to pay any amount under any Loan Document to or for the account of such Defaulting Lender, then any Borrower, so long as it is then permitted to borrow Revolving Loans hereunder, may satisfy such payment obligation by paying such amount to the Administrative Agent, to be (to the extent permitted by applicable law and to the extent not utilized by the Administrative Agent to satisfy obligations of the Defaulting Lender owing to it) held by the Administrative Agent in escrow pursuant to its standard terms

(including as to the earning of interest), and applied (together with any accrued interest) by it from time to time to make any Revolving Loans or other payments as and when required to be made by such Defaulting Lender hereunder.

(d)            if any L/C Obligations exist at the time an L/C Participant becomes a Defaulting Lender then:

(i)            all or any part of such L/C Obligations shall be re-allocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages but only to the extent (A) the sum of all Non-Defaulting Lenders’ outstanding Revolving Loans does not exceed the total of all Non-Defaulting Lenders’ Commitments and (B) no such reallocation shall cause the aggregate amount of any Non-Defaulting Lender’s outstanding Revolving Loans and participations in L/C Obligations to exceed such Non-Defaulting Lender’s Commitment;

(ii)        if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall, within one Business Day following notice by the Administrative Agent, cash collateralize such Defaulting Lender’s interests in the L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) on terms reasonably satisfactory to the Administrative Agent for so long as such L/C Obligations are outstanding;

(iii)        if any portion of such Defaulting Lender’s interests in the L/C Obligations is cash collateralized pursuant to clause (ii) above, the Borrowers shall not be required to pay the fees and commissions specified in Section 3 for participation with respect to such portion of such Defaulting Lender’s interests in the L/C Obligations so long as it is cash collateralized;

(iv)          if any portion of such Defaulting Lender’s interests in the L/C Obligations is reallocated to the Non-Defaulting Lenders pursuant to clause (i) above, then the letter of credit commission with respect to such portion shall be allocated among the Non-Defaulting Lenders in accordance with their Commitment Percentages; or

(v)            if any portion of such Defaulting Lender’s interests in the L/C Obligations is neither cash collateralized nor reallocated pursuant to this subsection 4.8(d), then, without prejudice to any rights or remedies of the Issuing Lender or any Non-Defaulting Lender hereunder, the commitment fee that otherwise would have been payable to such Defaulting Lender (with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such portion of the L/C Obligations) and the interests in the letter of credit commission payable with respect to such portion of the Defaulting Lender’s interests in the L/C Obligations shall be payable to the Issuing Lender until such portion of such interests in the L/C Obligations are cash collateralized and/or reallocated.

4.9           Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any Eurocurrency Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Borrower Representative and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan (or a Swing Line Loan) when an Affected Loan is requested and (c) such Lender’s Loans then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Revolving Loans or within such earlier period as required by law.  If any such conversion of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the applicable Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 4.12.

4.10         Requirements of Law.

(a)            If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

(i)      shall subject such Lender to any Tax of any kind whatsoever with respect to its loans, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, in each case except for Excluded Taxes or Indemnified Taxes;

(ii)      shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurocurrency Rate hereunder; or

(iii)      shall impose on such Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower Representative from such Lender, through the Administrative Agent, in accordance herewith, the applicable Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Eurocurrency Loans, or Letters of Credit, provided that, in any such case, such Borrower may elect to convert the Eurocurrency Loans made by such Lender hereunder to ABR Loans by giving the Administrative Agent at least one Business Day’s notice of such election, in which case the applicable Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this subsection 4.10(a) and such amounts, if any, as may be required pursuant to subsection 4.12.  If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to the Borrower Representative, through the Administrative Agent, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof.  Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower Representative shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this subsection 4.10(a), the Borrowers shall not be required to compensate a Lender pursuant to this subsection 4.10(a) (i) for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower Representative of such Lender’s intention to claim compensation thereof or (ii) for any amounts, if such Lender is applying this provision to the Borrowers in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other syndicated credit agreements to similarly situated borrowers.  This subsection 4.10 shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

(b)            If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s obligations hereunder or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, within ten Business Days after submission by such Lender to the Borrower Representative (with a copy to the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this paragraph (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or corporation and a reasonably detailed explanation of the calculation thereof, the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction.  Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower Representative shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this subsection 4.10(b), the Borrowers shall not be required to compensate a Lender pursuant to this subsection 4.10(b) (i) for any amounts incurred more than six months prior to the date that such Lender notifies the

Borrower Representative of such Lender’s intention to claim compensation thereof or (ii) for any amounts, if such Lender is applying this provision to the Borrowers in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other syndicated credit agreements to similarly situated borrowers.  This subsection 4.10 shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

(c)             [Reserved].

(d)         Notwithstanding anything herein to the contrary, the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith, and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Closing Date for all purposes herein.

4.11         Taxes.

(a)          All payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by any applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by the Administrative Agent, a Loan Party or any other applicable withholding agent, then the applicable withholding agent shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after all such deductions or withholdings have been made (including such deductions and withholdings applicable to additional sums payable under this subsection 4.11) the applicable Lender (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)         Without limiting the provisions of subsection 4.11(a), the Borrowers, jointly and severally, shall timely pay all Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c)            As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority as provided in this subsection 4.11, the Borrower Representative shall deliver to the Administrative Agent for its own account or for the account of a Lender, as the case may be, a certified copy of an original official receipt (or other documentary evidence of such payment reasonably acceptable to the Administrative Agent) received by such Loan Party showing payment thereof.

(d)     The Borrowers, jointly and severally, shall indemnify each Lender and the Administrative Agent, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this subsection 4.11) payable or paid by such Lender or Administrative Agent or required to be withheld or deducted from a payment to such Lender or Administrative Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably required by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(i)      Without limiting the generality of the foregoing,

(A)       each Lender that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), two accurate and complete original signed copies of Internal Revenue Service Form W-9 (or successor form), certifying that such Agent or Lender is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and to such Lender’s entitlement as of such date to a complete exemption from United States federal backup withholding Tax with respect to payments to be made under this Agreement and under any Note;

(B)            each Lender that is not a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall, to the extent it is legally eligible to do so, deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent) duly executed copies of whichever of the following is applicable:

I.             in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party, two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E;

II.            two accurate and complete original signed copies of Internal Revenue Service Form W‑8ECI

III.          in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no interest payments under any Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E; or

IV.           to the extent the Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two duly executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W‑8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of such direct and indirect partner(s);

(C)            any Lender that is not a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall, to the extent it is legally eligible to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Representative or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(ii)      Each Lender agrees that if any documentation it previously delivered pursuant to this subsection 4.11(e) expires or becomes obsolete or inaccurate in any respect, it shall promptly update such documentation or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal ineligibility to do so.

(iii)      Notwithstanding anything to the contrary in this subsection 4.11(e), a Lender shall not be required to deliver any documentation pursuant to this subsection 4.11(e) that such Lender is not legally eligible to deliver. Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender pursuant to this subsection 4.11(e).

(f)          If any Lender or the Administrative Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this subsection 4.11, it shall pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this subsection 4.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Loan Party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection 4.11(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable indemnified party be required to pay any amount to the applicable Loan Party pursuant to this subsection the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such

Tax had never been paid.  This subsection shall not be construed to require any Lender of the Administrative Agent to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)            For purposes of this subsection 4.11, the term “Lender” includes any Issuing Lender and any Swing Line Lender.

(h)         The agreements in this subsection 4.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations.

4.12        Indemnity.  Each Borrower agrees to indemnify each Lender and to hold each such Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s gross negligence, bad faith or willful misconduct) as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrower Representative has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment or conversion of Eurocurrency Loans after the Borrower Representative has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment, whether voluntary or mandatory, of Eurocurrency Loans or the conversion of Eurocurrency Loans on a day which is not the last day of an Interest Period with respect thereto (including, without limitation, as a result of acceleration of the Loans).  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurocurrency Loans, as applicable, provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market.  If any Lender becomes entitled to claim any amounts under the indemnity contained in this subsection 4.12, it shall provide prompt notice thereof to the Borrower Representative, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof.  Such a certificate as to any indemnification pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower Representative shall be conclusive in the absence of manifest error.  This subsection 4.12 shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

4.13         Certain Rules Relating to the Payment of Additional Amounts.

(a)          Upon the request, and at the expense, of the applicable Borrower, each Agent, and Lender to which any Borrower is required to pay any additional amount pursuant to subsection 4.10 or 4.11, and any Participant in respect of whose participation such payment is required, shall cooperate with such Borrower in pursuing a refund of any Tax giving rise to such additional amounts; provided that such Borrower shall reimburse such Agent or Lender for its reasonable out of pocket expenses, including attorneys’ and accountants’ fees and disbursements incurred in so cooperating with such Borrower in contesting the imposition of such Tax; provided, however, that notwithstanding the foregoing no Agent or Lender shall be required to cooperate with such Borrower in contesting, the imposition of any Taxes pursuant to this subsection 4.13(a), if such Agent or Lender in its sole discretion in good faith determines that to do so would have an adverse effect on it.

(b)          If any Lender requests compensation under subsection 4.10, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to subsection 4.11, then such Lender shall (at the request of the Parent Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to subsection 4.10 or 4.11, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(c)         If any Lender requests compensation under subsection 4.10, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to subsection 4.11 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (b) of this subsection 4.13, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Parent Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, subsection 11.6), all of its interests, rights (other than its existing rights to payments pursuant to subsection 4.10 or subsection 4.11) and obligations under this Agreement and the related Loan Documents to an eligible assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)              the Parent Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in subsection 11.6;

(ii)            such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under subsection 4.10 or 4.11) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Parent Borrower (in the case of all other amounts);

(iii)       in the case of any such assignment resulting from a claim for compensation under subsection 4.10 or payments required to be made pursuant to subsection 4.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)            such assignment does not conflict with applicable law; and

(v)            in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent Borrower to require such assignment and delegation cease to apply.

Notwithstanding anything in this subsection 4.13 to the contrary, (i) any Lender that acts as an Issuing Bank may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Lender or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Lender) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder, except in accordance with the terms of subsection 10.10.

4.14         Controls on Prepayment if Aggregate Outstanding Revolving Credit Exceeds Aggregate Commitments.

(a)            The Borrower Representative will implement and maintain internal controls to monitor the borrowings and repayments of Loans by the Borrowers and the issuance of and drawings under Letters of Credit, with the object of preventing any request for an Extension of Credit that would result in the Aggregate Outstanding Revolving Credit with respect to all of the Lenders (including the Swing Line Lender) being in excess of the aggregate Commitments then in effect and of promptly identifying any circumstance where, by reason of changes in exchange rates, the Aggregate Outstanding Revolving Credit with respect to all of the Lenders (including the Swing Line Lender) exceeds the aggregate Commitments then in effect.

(b)            The Administrative Agent will calculate the Aggregate Outstanding Revolving Credit with respect to all of the Lenders (including the Swing Line Lender) from time to time, and in any event not less frequently than once during each calendar month.  In making such calculations, the Administrative Agent will rely on the information most recently received by it from the Swing Line Lender in respect of outstanding Swing Line Loans and from the Issuing Lenders in respect of outstanding L/C Obligations.

4.15          Cash Receipts.

(a)            Schedule 4.15 lists with respect to each depository where a DDA is located (i) the name of such depository and (ii) the account number(s) maintained with such depository.

(b)            Each Loan Party shall (i) enter into a concentration account control agreement (a “Concentration Account Agreement”), in form reasonably satisfactory to the Administrative Agent, covering an account maintained by the Parent Borrower (the “Concentration Account”), with Wells Fargo Bank, National Association (or such other bank that is reasonably acceptable to the Administrative Agent), and (ii) either (A) instruct all Account Debtors of such Loan Party that remit payments of Division Accounts of such Account Debtors regularly by check pursuant to arrangements with such Loan Party to remit all such payments to the applicable “P.O. Boxes” or “Lockbox Addresses” with respect to the applicable DDA or Concentration Account, which remittances shall be collected by the applicable bank and deposited in the applicable DDA or Concentration Account, (B) cause the checks of any such Account Debtor in payment of any Division Account to be deposited in the applicable DDA or Concentration Account within two Business Days after such check is received by such Loan Party or (C) cause amounts constituting payments on Division Accounts that are deposited in other accounts (including any accounts where they are commingled with other funds) to be swept within 1 Business Day of becoming available to a DDA or the Concentration Account in accordance with the terms of the ABS Intercreditor Agreement.  All amounts received by a Borrower or a Subsidiary Guarantor in respect of any Division Account, in addition to all other cash received from any other source, shall upon receipt of such amount or cash (other than any such amount or cash excluded from the Collateral pursuant to any Security Document) be deposited into a DDA or Concentration Account.  Each Loan Party agrees that it will not cause proceeds of such DDAs to be otherwise redirected.

(c)            At any time after the occurrence and during the continuance of an Event of Default of the type described in subsection 9.1(a) or (f) (with respect to the Parent Borrower) or a Liquidity Event as to which the Administrative Agent has notified the Borrower Representative, each Loan Party shall instruct each depository institution where a DDA is maintained to cause all amounts constituting cash proceeds of Division Accounts, Inventory and Transportation Equipment constituting Collateral (which proceeds constitute Collateral) on deposit in such DDA in excess of $10,000 and available at the close of each Business Day in such DDA to be swept either to the Concentration Account or, to the extent such proceeds constituting Collateral are deposited into another account that is linked to the ABS Facility, swept to the Concentration Account pursuant to the terms of the ABS Intercreditor Agreement, no less frequently than on a daily basis, such instructions to be irrevocable unless otherwise agreed to by the Administrative Agent.

(d)            The Concentration Account shall at all times upon the occurrence and during the continuance of an Event of Default of the type described in subsection 9.1(a) or (f) (with respect to the Parent Borrower) or a Liquidity Event be under the sole dominion and control of the Administrative Agent.  Each Loan Party hereby acknowledges and agrees that upon the occurrence and during the continuance of an Event of Default of the type described in subsection 9.1(a) or (f) (with respect to the Parent Borrower) or a Liquidity Event, except to the extent otherwise provided in the Guarantee and Collateral Agreement (x) such Loan Party has no right of withdrawal from the Concentration Account, (y) the funds on deposit in the Concentration Account shall at all times continue to be collateral security for all of the obligations of the Loan Parties hereunder and under the other Loan Documents, and (z) the funds on deposit in the Concentration Account shall be applied as provided in subsection 10.17.  In the event that, notwithstanding the provisions of this subsection 4.15, any Loan Party receives or otherwise has dominion and control of any cash proceeds or collections of Division Accounts, Inventory or Transportation Equipment constituting Collateral (which proceeds constitute Collateral) required to be transferred to the Concentration Account pursuant to subsection 4.15(c), such proceeds and collections shall either (x) be held in trust by such Loan Party for the Administrative Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall promptly be deposited into the Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent or (y) to the extent deposited into an account that is linked to the ABS Facility, swept to the Concentration Account pursuant to the terms of the ABS Intercreditor Agreement.

(e)            So long as (i) no Event of Default of the type described in subsection 9.1(a) or (f) (with respect to the Parent Borrower) has occurred and is continuing, and (ii) no Liquidity Event has occurred and is continuing, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the DDAs and the Concentration Account.

(f)            Any amounts held or received in the Concentration Account (including all interest and other earnings with respect hereto, if any) at any time (x) when all of the obligations hereunder and under the other Loan Documents have been paid in full, the Letters of Credit have expired or terminated (other than Letters of Credit which have been cash collateralized in a manner reasonably satisfactory to the Administrative Agent) and the Commitments have terminated or (y) no Events of Default of the type described in subsection 9.1(a) or (f) (with respect to the Parent Borrower) and no Liquidity Event exists or any such Events of Default or Liquidity Event have been cured, shall (subject in the case of clause (x) to the provisions of the Intercreditor Agreements), be remitted to the operating account of the applicable Borrower.

(g)            Notwithstanding anything herein to the contrary, the Loan Parties shall be deemed to be in compliance with the requirements set forth in this subsection 4.15 during the initial sixty (60) day period commencing on the Closing Date to the extent that the arrangements described above are established and effective not later than the date that is sixty (60) days following the Closing Date or such later date as the Administrative Agent, in its sole discretion, may agree.

(h)            It is understood and agreed that neither the Lenders nor the Administrative Agent shall have any right, title or interest in any ABS Collateral (as such term is defined in the Guarantee and Collateral Agreement) under the terms of this subsection 4.15 or any other provision of the Loan Documents.  In furtherance of the foregoing, the ABL Collateral Agent is authorized by the Lenders to enter into the ABS Intercreditor Agreement as an “ABL Representative” thereunder and to act in accordance with the terms thereof.  This subsection 4.15 is the applicable provision hereof for purposes of Section 2.3 of the ABS Intercreditor Agreement.

SECTION 5                REPRESENTATIONS AND WARRANTIES.

To induce the Administrative Agent and each Lender to make the Extensions of Credit requested to be made by it on the Closing Date and on each Borrowing Date thereafter, the Parent Borrower hereby represents and warrants, on the Closing Date, after giving effect to the Transactions, and on every Borrowing Date thereafter, to the Administrative Agent and each Lender that:

5.1          Financial Condition.  The audited consolidated balance sheets of the Holding and its consolidated Subsidiaries as of December 30, 2017 and December 29, 2018 and the consolidated statements of operations, shareholders’ equity and cash flows of the Holding and its consolidated Subsidiaries for the fiscal years ended December 31, 2016, December 30, 2017 and December 29, 2018, reported on by and accompanied by unqualified reports from Deloitte & Touche LLP, present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated results of operations and consolidated cash flows for the respective fiscal years then ended, of the Holding and its consolidated Subsidiaries.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer of the Holding, and disclosed in any such schedules and notes, and subject to the omission of footnotes from such unaudited financial statements).

5.2              Solvent.

(a)            As of the Closing Date, after giving effect to the consummation of the Transactions, the Parent Borrower is Solvent.

(b)            Since the Closing Date, there has not been any event, change, circumstance or development which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

5.3          Corporate Existence; Compliance with Law.  Each of the Loan Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the corporate or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or a limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

5.4          Corporate Power; Authorization; Enforceable Obligations.  Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to obtain Extensions of Credit hereunder, and each such Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the Extensions of Credit to it, if any, on the terms and conditions of this Agreement, the Notes and the Letter of Credit Requests.  No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of each Borrower, with the Extensions of Credit to it, if any, hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 5.4, all of which have been obtained or made prior to or on the Closing Date, (b) filings to perfect the Liens created by the Security Documents, (c) filings pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), in respect of Accounts of the Parent Borrower and its Restricted Subsidiaries the Obligor in respect of which is the United States of America or any department, agency or instrumentality thereof and (d) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect.  This Agreement has been duly executed and delivered by each Borrower, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party.  This Agreement constitutes a legal, valid and binding obligation of each Borrower and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5            No Legal Bar.  The execution, delivery and performance of the Loan Documents by any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect and (b) will not result in, or require, the creation or imposition of any Lien (other than Permitted Liens) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

5.6        No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent Borrower, threatened by or against the Parent Borrower or any of its Restricted Subsidiaries or against any of their respective properties or revenues, which would be reasonably expected to have a Material Adverse Effect.

5.7             Ownership of Property; Liens.  Each of the Parent Borrower and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property except where the failure to have such title would not be reasonably expected to have a Material Adverse Effect and no Collateral is subject to any Lien except Permitted Liens.

5.8         Intellectual Property.  The Parent Borrower and its Restricted Subsidiaries own, or have the legal right to use, all United States patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how and processes necessary for each of them to conduct its business substantially as currently conducted (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect.

5.9            Taxes.  To the knowledge of the Parent Borrower, each of the Parent Borrower and its Restricted Subsidiaries has filed or caused to be filed all United States federal income tax returns and all other material tax returns that are required to be filed by it and has paid (a) all taxes shown to be due and payable on such returns and (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any (i) taxes, fees or other charges with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the Parent Borrower or its Restricted Subsidiaries, as the case may be).

5.10         Federal Regulations.  No part of the proceeds of any Extensions of Credit will be used for any purpose that violates the provisions of the Regulations of the Board, including without limitation, Regulation T, Regulation U or Regulation X of the Board.

5.11          ERISA.

(a)            With respect to any Plan (or, with respect to (vi) below, as of the date such representation is made or deemed made), none of the following events or conditions exists, has occurred, or is reasonably expected to occur, which either individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect:  (i) a Reportable Event; (ii) any failure to satisfy the “minimum funding standard” (within the meaning of Section 412 of the Code or Section 302 of ERISA); (iii) any noncompliance with the applicable provisions of ERISA or the Code; (iv) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (v) a Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of the PBGC or a Plan; (vi) any Underfunding with respect to any Single Employer Plan; (vii) a complete or partial withdrawal from any Multiemployer Plan by the Parent Borrower or any Commonly Controlled Entity; (viii) to the knowledge of the Parent Borrower, any liability of the Parent Borrower or any Commonly Controlled Entity under ERISA if the Parent Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; (ix) the Insolvency of any Multiemployer Plan; or (x) any transactions that resulted or could reasonably be expected to result in any liability to the Parent Borrower or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA; provided that the representation made in clauses (ii) and (ix) of this subsection 5.11(a) with respect to a Multiemployer Plan is based on knowledge of the Parent Borrower.

(b)          With respect to any Foreign Plan, none of the following events or conditions exists, has occurred, or is reasonably expected to occur, which either individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect:  (i) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (ii) failure to be maintained, where required, in good standing with applicable regulatory authorities; (iii) any obligation of the Parent Borrower or its Restricted Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan; (iv) any Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan; (v) for each Foreign Plan that is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (vi) any facts that, to the best knowledge of the Parent Borrower and its Restricted Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the best knowledge of the Parent Borrower and its Restricted Subsidiaries, would reasonably be expected to result in a material liability to the Parent Borrower or any of its Restricted Subsidiaries concerning the assets of any Foreign Plan (other than individual claims for the payment of benefits); and (vii) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law.

5.12          Collateral.  Upon execution and delivery thereof by the parties thereto, the Guarantee and Collateral Agreement will be effective to create (to the extent described therein) in favor of the ABL Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.  When (a) the actions specified in Schedule 3 to the Guarantee and Collateral Agreement have been duly taken, (b) all applicable Instruments, Chattel Paper and Documents (each as described therein) a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the ABL Collateral Agent, and (c) all Electronic Chattel Paper and Pledged Stock (each as defined in the Guarantee and Collateral Agreement) a security interest in which is required to be or is perfected by “control” (as described in the UCC) are under the “control” of the ABL Collateral Agent or, prior to the Discharge of Term Obligations (as defined in the CF Intercreditor Agreement), the Secured Party Representative (as bailee for perfection for the ABL Collateral Agent pursuant to the terms of the CF Intercreditor Agreement), the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest in, all right, title and interest of each pledgor party thereto in the Collateral described therein (excluding Commercial Tort Claims, as defined in the Guarantee and Collateral Agreement) with respect to such pledgor.  Notwithstanding any other provision of this Agreement, capitalized terms that are used in this subsection 5.12 and not defined in this Agreement are so used as defined in the applicable Security Document.

5.13         Investment Company Act.  None of the Borrowers is an “investment company” within the meaning of the Investment Company Act.

5.14      Subsidiaries.  Schedule 5.14 sets forth all the Subsidiaries of the Parent Borrower at the Closing Date, the jurisdiction of their organization and the direct or indirect ownership interest of the Parent Borrower therein.

5.15        Purpose of Loans.  The proceeds of Revolving Loans and Swing Line Loans shall be used by the Borrowers (a) on the Closing Date, to consummate the Transactions and to pay certain transaction fees and expenses related to the Transactions and (b) on and after the Closing Date for working capital needs and general corporate purposes.

5.16       Environmental Matters.  Other than as disclosed on Schedule 5.16 or exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect:

(a)           the Parent Borrower and its Restricted Subsidiaries are in compliance with all Environmental Laws and Environmental Permits and all such permits are in full force and effect;

(b)            Materials of Environmental Concern are not present at, and have not been at, under or from any real property presently or formerly owned, leased or operated by the Parent Borrower or any of its Restricted Subsidiaries or at any other location, in a manner or amount which would reasonably be expected to give rise to liability or other Environmental Costs of the Parent Borrower or any of its Restricted Subsidiaries under any applicable Environmental Law;

(c)            there is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Parent Borrower or any of its Restricted Subsidiaries, or to the knowledge of the Parent Borrower or any of its Restricted Subsidiaries is reasonably likely to be, named as a party that is pending or, to the knowledge of the Parent Borrower or any of its Restricted Subsidiaries, threatened;

(d)        neither the Parent Borrower nor its Restricted Subsidiaries are conducting or financing any investigation, removal, remedial or other corrective action pursuant to any Environmental Law;

(e)            neither the Parent Borrower nor its Restricted Subsidiaries has treated, stored, used, handled, transported, released, disposed or arranged for disposal or transport for disposal of Materials of Environmental Concern at, on, under or from any currently or formerly owned or leased real property; and

(f)            neither the Parent Borrower nor any of its Restricted Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

5.17       No Material Misstatements.  The written factual information, reports, financial statements, exhibits and schedules furnished by or on behalf of the Parent Borrower to the Administrative Agent, the Other Representatives and the Lenders in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Closing Date any material misstatement of fact and did not omit to state as of the Closing Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Parent Borrower and its Restricted Subsidiaries taken as a whole.  It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based, contained in any such information, reports, financial statements, exhibits or schedules, except that as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Parent Borrower and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.

5.18       Eligible Accounts.  As of the date of any Borrowing Base Certificate, all Accounts included in the calculation of Eligible Accounts on such Borrowing Base Certificate satisfy all requirements of an “Eligible Account” hereunder.

5.19       Eligible Inventory.  As of the date of any Borrowing Base Certificate, all Inventory included in the calculation of Eligible Inventory on such Borrowing Base Certificate satisfy all requirements of an “Eligible Inventory” hereunder.

5.20       Eligible Transportation Equipment.  As of the date of any Borrowing Base Certificate, all Transportation Equipment included in the calculation of Eligible Transportation Equipment on such Borrowing Base Certificate satisfy all requirements of an “Eligible Transportation Equipment” hereunder.

5.21       OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws; PATRIOT Act.  No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee or agent of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities, in each case with respect to clauses (b) and (c), in any material respect.  The Parent Borrower, on behalf of itself and its Subsidiaries, has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance by the Parent Borrower and its Subsidiaries with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.  Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee and agent of each such Loan Party and each Subsidiary, is in compliance with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws in all material respects.  No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any applicable Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender or other individual or entity participating in any transaction).

5.22      Beneficial Ownership Certificate.  As of the Closing Date, the information included in each Beneficial Ownership Certification provided prior to the Closing Date, if applicable, is true and correct in all respects.

SECTION 6                CONDITIONS PRECEDENT.

6.1            Conditions to the Initial Extension of Credit.  The agreement of each Lender to make the initial Extensions of Credit provided for hereunder on the Closing Date (including, without limitation, each Swing Line Loan and Letter of Credit) requested to be made by it on any date is subject to the satisfaction or waiver of each of the conditions set forth in subsection 6.2 and each of the following additional conditions precedent:

(a)            Loan Documents.  The Administrative Agent shall have received the following Loan Documents, executed and delivered as required below, with, in the case of clause (i), a copy for each Lender:

(i)        this Agreement, executed and delivered by a duly authorized officer of each Borrower; and

(ii)      the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the Parent Borrower and each other Loan Party signatory thereto.

(b)            Lien Searches.   The Administrative Agent shall have received the results of a recent search of the Uniform Commercial Code in effect in the applicable jurisdiction,

judgment and tax lien filings that have been filed with respect to personal property of the Borrower and its Subsidiaries.

(c)            Legal Opinion.  The Administrative Agent shall have received the executed legal opinion of Cravath, Swaine & Moore LLP, special counsel to the Loan Parties, in a form reasonably acceptable to the Administrative Agent.

(d)            Officer’s Certificate.  The Administrative Agent shall have received a certificate from the Parent Borrower, dated as of the Closing Date, to the effect set forth in subsection 6.2(a).

(e)            Perfected Liens.  The ABL Collateral Agent shall have obtained a valid security interest in the Collateral (to the extent contemplated in the applicable Security Documents); and all documents, instruments, filings, recordations and searches reasonably necessary in connection with the perfection and, in the case of the filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office, protection of such security interests shall have been executed and delivered or made, or, in the case of UCC filings, written authorization to make such UCC filings shall have been delivered to the ABL Collateral Agent, and none of such Collateral shall be subject to any other pledges, security interests or mortgages except for Permitted Liens.

(f)            Pledged Stock; Stock Powers; Pledged Notes; Endorsements.  The ABL Collateral Agent or the Secured Party Representative (as bailee for perfection on behalf of the ABL Collateral Agent) shall hold or have received:

(i)      the certificates, if any, representing the Pledged Stock under (and as defined in) the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; and

(ii)      the promissory notes representing each of the Pledged Notes under (and as defined in) the Guarantee and Collateral Agreement, endorsed or accompanied by a note power executed in blank.

(g)           Fees.  The Agents and the Lenders shall have received all costs, fees and expenses (including, without limitation, legal fees and expenses) to the extent invoiced at least three Business Days prior the Closing Date and other compensation payable to the Agents or such Lender or otherwise payable in respect of the Transactions to the extent then due.

(h)         Corporate Proceedings of the Loan Parties.  The Administrative Agent shall have received a copy of the resolutions or equivalent action, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of each Loan Party authorizing, as applicable, (i) the execution, delivery and performance of this Agreement, any Notes and the other Loan Documents to which it is or will be a party as of the Closing Date, (ii) the Extensions of Credit to such Loan Party (if any) contemplated hereunder and (iii) the granting by it of the Liens to be created pursuant to the Security Documents to which it will be a party as of the Closing Date, certified by the Secretary, an Assistant Secretary or other authorized representatives of such Loan Party as of the Closing Date, which certificate shall be in a form reasonably satisfactory to the Administrative Agent and shall state that the resolutions or other action thereby certified have not been amended, modified (except as any later such resolution or other action may modify any earlier such resolution or other action), revoked or rescinded and are in full force and effect.

(i)         Incumbency Certificates of the Loan Parties.  The Administrative Agent shall have received a certificate of each Loan Party, dated as of the Closing Date, as to the incumbency and signature of the officers or other authorized signatories of such Loan Party executing any Loan Document executed by a Responsible Officer or other authorized representative and the Secretary, any Assistant Secretary or another authorized representative of such Loan Party.

(j)              Governing Documents.  The Administrative Agent shall have received copies of the certificate or articles of incorporation and by-laws (or other similar governing documents serving the same purpose) of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary, an Assistant Secretary or other authorized representative of such Loan Party.

(k)            Solvency.  The Administrative Agent shall have received a certificate of the chief financial officer of the Parent Borrower certifying the Solvency of the Parent Borrower and its Subsidiaries in customary form.

(l)            KYC; Beneficial Ownership Certification.  Upon the reasonable request of any Lender made at least 10 Business Days prior to the Closing Date, the Parent Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the customary documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least 5 Business Days prior to the Closing Date and (y) at least 5 Business Days prior to the Closing Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Borrower.

(m)            Borrowing Base Certificate.  The Parent Borrower shall have delivered a Borrowing Base Certificate to the Administrative Agent.

(n)            Refinancing.  The Refinancing shall be consummated substantially concurrently with the effectiveness of this Agreement on the Closing Date.

The making of any initial Extensions of Credit by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this subsection 6.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

6.2            Conditions to Each Extension of Credit.  The agreement of each Lender to make any Extension of Credit (including, without limitation, each Swing Line Loan, but excluding Agent Advances) requested to be made by it on any date  is subject to the satisfaction or waiver of the following conditions precedent:

(a)             Representations and Warranties; No Defaults.  On the date of such Extension of Credit, both before and after giving effect thereto:

(i)      all representations and warranties set forth in Section 5 and in the other Loan Documents shall be true and correct in all material respects on and as of such date (although any representations and warranties that expressly relate to a given date shall be required only to be true and correct in all material respects as of the respective date or the respective period, as the case may be); and

(ii)      no Default or Event of Default shall have occurred and be continuing or would result from any such Borrowing after giving effect thereto on the date of such Borrowing.

(b)            Letter of Credit Request.  With respect to the issuance of any Letter of Credit, the Issuing Lender shall have received a Letter of Credit Request, completed to its satisfaction, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request.

(c)     Borrowing Request.  With respect to the borrowing of any Revolving Loans, the Administrative Agent shall have received a Borrowing Request in accordance with subsection 2.2.

(d)            Availability.  Availability on the proposed date of such Extension of Credit shall not be less than the proposed amount of such Extension of Credit.

Each borrowing of Loans by and Letter of Credit issued on behalf of any of the Borrowers hereunder after the date of the initial Extension of Credit hereunder shall be deemed to constitute a representation and warranty by the Parent Borrower as of the date of such borrowing or such issuance that the conditions contained in this subsection 6.2 have been satisfied.

6.3         Conditions to the Effectiveness of the Additional Closing Date Commitments.  The conversion of Additional Closing Date Commitments to Commitments at any time prior to the Additional Closing Date Commitment Termination Date is subject to the satisfaction or waiver of the following conditions precedent:

(a)       The Acquisition shall have been or, substantially concurrently with the other conditions set forth in this subsection 6.3, shall be consummated in accordance with the Acquisition Agreement;

(b)             No Event of Default shall have occurred and be continuing;

(c)            The Parent Borrower shall have delivered a written notice to the Administrative Agent and the Lenders certifying the satisfaction of the conditions set forth in clauses (a) and (b) of this subsection 6.3 and designating the amount (which may be all or a portion of the Additional Closing Date Commitments) of Additional Closing Date Commitments that shall be converted to Commitments on such date; provided that if the Parent Borrower elects to have less than all of the Additional Closing Date Commitments converted to Commitments on such date, the Additional Closing Date Commitments to be converted to Commitments shall be provided ratably by the Lenders with Additional Closing Date Commitments; and

(d)        The Parent Borrower shall have provided to the Administrative Agent the customary documentation and other information relating to the SGA Food Group of Companies reasonably requested by the Administrative Agent in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act.

SECTION 7                AFFIRMATIVE COVENANTS.

The Parent Borrower hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, and thereafter until payment in full of the Revolving Loans, all Reimbursement Obligations and any other amount then due and owing to any Lender or any Agent hereunder and under any other Loan Document and termination or expiration of all Letters of Credit (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent), the Parent Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Material Restricted Subsidiaries to:

7.1           Financial Statements.  Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)            as soon as available, but in any event not later than the date that is 105 days after the end of each fiscal year of Holding ending on or after December 29, 2018 (or such earlier date that is the 5th Business Day after the date on which Holding is required to file a Form 10-K with the SEC (including all permitted extensions)), (i) a copy of the consolidated balance sheet of Holding and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations and cash flows for such year, setting forth in each case, in comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (provided that such report may contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, if such qualification or exception is related solely to an upcoming maturity date of the Senior Notes, the Term Loans or other Indebtedness), by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing not unacceptable to the Administrative Agent in its reasonable judgment and (ii) a narrative report and management’s discussion and analysis, in form substantially similar to past practice or otherwise reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of Holding for such fiscal year, as compared to amounts for the previous fiscal year (it being agreed that the furnishing of Holding’s annual report on Form 10-K for such year, as filed with the SEC, will satisfy the obligation under this subsection 7.1(a) with respect to such year except with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit);

(b)         as soon as available, but in any event not later than the date that is 60 days after the end of each of the first three quarterly periods of each fiscal year of Holding (or such earlier date that is the 5th Business Day after the date on which Holding is required to file a Form 10-Q with the SEC (including all permitted extensions)), (i) the unaudited consolidated balance sheet of Holding and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of Holding and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case, in comparative form the figures for and as of the corresponding periods of the previous year, certified by a Responsible Officer of Holding as being fairly stated in all material respects (subject to normal year-end audit and other adjustments) and (ii) a narrative report and management’s discussion and analysis, in form substantially similar to past practice or otherwise reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year (it being agreed that the furnishing of Holding’s quarterly report on Form 10-Q for such quarter, as filed with the SEC, will satisfy the obligations under this subsection 7.1(b) with respect to such quarter); and

(c)          to the extent applicable, concurrently with any delivery of consolidated financial statements under subsection 7.1(a) or (b), related unaudited condensed consolidating financial statements reflecting the material adjustments necessary (as determined by Holding in good faith) to eliminate the accounts of Unrestricted Subsidiaries (if any) from the accounts of Holding and its Restricted Subsidiaries, all such financial statements delivered pursuant to subsection 7.1(a) or (b) to be (and, in the case of any financial statements delivered pursuant to subsection 7.1(b), shall be) certified by a Responsible Officer of Holding as being) complete and correct in all material respects in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to subsection 7.1(b), shall be certified by a Responsible Officer of Holding as being) prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except, in the case of any financial statements delivered pursuant to subsection 7.1(b), for the absence of certain notes).

7.2           Certificates; Other Information.  Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)             [reserved];

(b)            concurrently with the delivery of the financial statements and reports referred to in subsections 7.1(a) and (b), a certificate signed by a Responsible Officer of the Parent Borrower (x) stating that, to the best of such Responsible Officer’s knowledge, the Parent Borrower and its Subsidiaries during such period have observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this

Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate and (y) solely to the extent the Parent Borrower is then subject to subsection 8.1, attaching a reasonable detailed calculation of the Consolidated Fixed Charge Coverage Ratio;

(c)           as soon as available, but in any event not later than the fifth Business Day following the 120th day after the beginning of each fiscal year of the Parent Borrower beginning with fiscal year 2020, a copy of the annual business plan prepared by the Parent Borrower in a form reasonably acceptable to the Administrative Agent;

(d)            within five Business Days after the same are sent, copies of all financial statements and reports which the Parent Borrower sends to its public security holders, and within five Business Days after the same are filed, copies of all financial statements and periodic reports which the Parent Borrower may file with the SEC or any successor or analogous Governmental Authority;

(e)            within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which the Parent Borrower may file with the SEC or any successor or analogous Governmental Authority, and such other documents or instruments as may be reasonably requested by the Administrative Agent in connection therewith; and

(f)            not later than 5:00 P.M. (New York time) on or before the twelfth Business Day of each fiscal quarter of the Parent Borrower and its Subsidiaries (or (i) more frequently as the Parent Borrower may elect, (ii) if at any time (x) the outstanding principal amount of Revolving Loans under the Facility is greater than 15.0% of the Line Cap or (y) Excess Borrowing Base Availability is less than the greater of $800.0 million and 50.0% of the Line Cap in each case at any time, on or before the twelfth Business Day of each fiscal month, until the outstanding principal amount of Revolving Loans under the Facility is equal to or less than 15% of the Line Cap and Excess Borrowing Base Availability is at least the greater of $800.0 and 50.0% of the Line Cap, in each case, for 30 consecutive days) or (iii) if Excess Borrowing Base Availability is less than 10.0% of the Line Cap for two consecutive Business Days, not later than Wednesday of each week, or if Wednesday is not a Business Day, the next succeeding Business Day, until Excess Borrowing Base Availability is at least 10.0% of the Line Cap for 30 consecutive days), a borrowing base certificate substantially in the form of Exhibit K, which shall be accompanied by each of the reports set forth on Schedule 7.2 (collectively, the “Borrowing Base Certificate”) and prepared as of the last Business Day of the preceding fiscal quarter of the Parent Borrower and its Subsidiaries (or (x) such other applicable date in the case of clause (i) above, (y) the last Business Day of the preceding month of Parent Borrower and its Subsidiaries in the case of clause (ii) above and (z) the previous Friday in the case of clause (iii) above) in the case of each subsequent Borrowing Base Certificate;

(g)            with reasonable promptness, such additional information (financial, “know your customer” or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time;

(h)            promptly upon the occurrence thereof, any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein.

Parent Borrower and the Administrative Agent hereby agree that the delivery of the Borrowing Base Certificate through the Administrative Agent’s electronic platform or portal, subject to the Administrative Agent’s authentication process, by such other electronic method as may be approved by the Administrative Agent from time to time in its sole discretion, or by such other electronic input of information necessary to calculate the Borrowing Base as may be approved by the Administrative Agent from time to time in its sole discretion, shall in each case be deemed to satisfy the obligation of Parent Borrower to deliver such Borrowing Base Certificate with the same legal effect as if such Borrowing Base Certificate had been manually executed by the Parent Borrower and delivered to the Administrative Agent.

7.3        Payment of Taxes.  Pay, discharge or otherwise satisfy at or before they become delinquent all its Taxes, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Parent Borrower or any of its Restricted Subsidiaries, as the case may be, and except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.4        Maintenance of Existence.  Preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, except as otherwise expressly permitted pursuant to subsection 8.3; provided that the Parent Borrower and its Restricted Subsidiaries shall not be required to maintain any such rights, privileges or franchises and the Parent Borrower’s Restricted Subsidiaries shall not be required to maintain such existence, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.5         Maintenance of Property; Insurance.  Keep all property useful and necessary in the business of the Loan Parties, taken as a whole, in good working order and condition, except where failure to do so would not reasonably be expected to have a Material Adverse Effect; use commercially reasonable efforts to maintain with insurance companies insurance on, or self insure, all property material to the business of the Loan Parties, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are consistent with the past practices of the Loan Parties or otherwise as are usually insured against in the same general area by companies engaged in the same or a similar business; furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried; ensure that at all times the ABL Collateral Agent or the Secured Party Representative (as bailee for perfection for the ABL Collateral Agent), for the benefit of the Secured Parties, shall be named as additional insureds with respect to liability policies, and the ABL Collateral Agent, for the benefit of the Secured Parties, shall be named as loss payee with respect to the property insurance covering Inventory and/or Transportation Equipment that constitutes Collateral maintained by any Loan Party and in accordance with Section 3.4 of the CF Intercreditor Agreement as in effect on the Closing Date; and, in respect of any such policy, provide at least 30 days’ written notice to the Administrative Agent prior to the exercise of any right of cancellation by the applicable Loan Party and, as soon as possible and in any event within 30 days of the receipt thereof, promptly give notice to the Administrative Agent upon receipt of any written notice delivered by an insurance provider of its intent to exercise any right of cancellation; provided that, unless an Event of Default or a Liquidity Event shall have occurred and be continuing, the ABL Collateral Agent shall turn over to the Parent Borrower any amounts received by it as loss payee under any property insurance maintained by such Loan Parties, and, unless an Event of Default shall have occurred and be continuing, the ABL Collateral Agent agrees that the Parent Borrower and/or the applicable other Borrower of Subsidiary Guarantor shall have the sole right to adjust or settle any claims under such insurance.

7.6             Inspection of Property; Books and Records; Discussions.

(a)            Permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Parent Borrower and its Restricted Subsidiaries with officers and employees of the Parent Borrower and its Restricted Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice; provided that (a) except during the continuation of an Event of Default, only one such visit shall be at the Borrowers’ expense, and (b) during the continuation of an Event of Default, the Administrative Agent or its representatives may do any of the foregoing at the Borrowers’ expense.

(b)            At reasonable times during normal business hours and upon reasonable prior notice that the Administrative Agent requests, independently of or in connection with the visits and inspections provided for in clause (a) above, the Parent Borrower and its Subsidiaries will grant access to the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to such Person’s premises, books, records, accounts, Inventory and Transportation Equipment so that (i) the Administrative Agent or an appraiser retained by the Administrative Agent may conduct an Inventory and Transportation Equipment appraisal and (ii) the Administrative Agent may conduct (or engage third parties to conduct) such field examinations, verifications and evaluations (including environmental assessments) as the Administrative Agent may deem necessary or appropriate.  Unless an Event of Default or Liquidity Event exists, or if previously approved by the Parent Borrower, no environmental assessment by the Administrative Agent may include any sampling or testing of the soil, surface water or groundwater.  All such appraisals, field examinations and other verifications and evaluations shall be at the sole expense of the Loan Parties and, in the case of such field examinations, shall be at a rate of $1,000 per day, per examiner, plus out-of-pocket expenses (including travel, meals, and lodging); provided that absent the existence and continuation of an Event of Default, the Administrative Agent shall conduct at the expense of the Loan Parties (i) one such appraisal for Inventory, (ii) one such appraisal for Transportation Equipment and (iii) one such field examination for Accounts, in each case, in any calendar year (which may, in each case, be increased to two appraisals and/or field examinations per calendar year if at any time during such calendar year Excess Facility Availability is less than 10% of the Line Cap for a period of five consecutive Business Days).  Notwithstanding the foregoing, the Parent Borrower may elect, in consultation with the Administrative Agent, to discontinue the appraisals of Transportation Equipment; provided that if the Parent Borrower makes such an election, the advance rate with respect to Eligible Transportation Equipment shall be amortized on a seven year straight line basis (with monthly application to the Borrowing Base) and such election shall be irrevocable.  All amounts chargeable to the applicable Borrowers under this subsection 7.6(b) shall constitute obligations that are secured by all of the applicable Collateral and shall be payable to the Agents hereunder.

7.7             Notices.  Promptly give notice to the Administrative Agent and each Lender of:

(a)             as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, the occurrence of any Default or Event of Default;

(b)           as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, any litigation, investigation or proceeding which may exist at any time between the Parent Borrower or any of its Restricted Subsidiaries and any Governmental Authority, which would reasonably be expected to be adversely determined, and if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c)           as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, any litigation or proceeding affecting the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(d)            the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the Parent Borrower or any of its Restricted Subsidiaries knows or reasonably should know thereof:  (i) the occurrence or expected occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan or Multiemployer Plan, the creation of any Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of the PBGC, or a Plan or any withdrawal from, or the full or partial termination, or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other formal action by the PBGC or the Parent Borrower or any of its Restricted Subsidiaries or any Commonly Controlled Entity or any Multiemployer Plan which could reasonably be expected to result in the withdrawal from, or the termination, or Insolvency of, any Single Employer Plan or Multiemployer Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (ii) above, would be reasonably expected to result in a Material Adverse Effect; and

(e)              as soon as possible after a Responsible Officer of the Parent Borrower knows of, (i) any Release by the Parent Borrower or any of its Restricted Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such would not reasonably be expected to have a Material Adverse Effect; (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event would not reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect; and (iii) any proposed action to be taken by the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to subject the Parent Borrower or any of its Restricted Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such proposed action would not reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection 7.7 shall be accompanied by a statement of a Responsible Officer of the Parent Borrower (and, if applicable, the relevant Commonly Controlled Entity or Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Parent Borrower (or, if applicable, the relevant Commonly Controlled Entity or Subsidiary) proposes to take with respect thereto.

7.8                Environmental Laws.

(i)      Comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with respect to any property leased or subleased from or operated by the Parent Borrower or its Restricted Subsidiaries with, all applicable Environmental Laws including all Environmental Permits and all orders and directions of any Governmental Authority; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Parent Borrower or its Restricted Subsidiaries.  Noncompliance shall not constitute a breach of this subsection 7.8, provided that, upon learning of any actual or suspected noncompliance, the Parent Borrower and any such affected Subsidiary shall promptly undertake reasonable efforts to achieve compliance, and provided, further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.

7.9              Addition of Subsidiaries and Collateral.

(a)            With respect to any Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary) created or acquired (including by reason of any Foreign Subsidiary Holdco ceasing to constitute same or any Wholly Owned Domestic Subsidiary ceasing to constitute an Excluded Subsidiary) subsequent to the Closing Date by the Parent Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and, if the Administrative Agent or the Required Lenders so request, promptly (i) execute and deliver to the ABL Collateral Agent for the benefit of the Secured Parties such amendments to the Guarantee and Collateral Agreement and CF Intercreditor Agreement as the ABL Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the ABL Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Domestic Subsidiary, (ii) deliver to the ABL Collateral Agent or the Secured Party Representative (as bailee for perfection on behalf of the ABL Collateral Agent) the certificates (if any) representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent of such new Domestic Subsidiary and (iii) cause such new Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) at the Borrower Representative’s option, become a party to this Agreement as a Borrower hereunder by executing a joinder hereto (provided that the Administrative Agent and the Lenders have received, at least three calendar days prior to the date on which such Subsidiary becomes a Subsidiary Borrower, (i) all documentation and information with respect to such Subsidiary required pursuant to Subsection 11.18 hereof and (ii) solely with respect to any such Subsidiary that is not a Loan Party as of the Closing Date, all other documentation and information as is reasonably requested in writing by the Administrative Agent about such Subsidiary that is mutually agreed to be required by U.S. authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act) and (C) to take all actions reasonably deemed by the ABL Collateral Agent to be necessary or advisable to cause the Lien created by the Guarantee and Collateral Agreement in such new Domestic Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the ABL Collateral Agent.

(b)            (x) With respect to any Foreign Subsidiary or Unrestricted Subsidiary (other than an Excluded Subsidiary but including any Foreign Subsidiary or Unrestricted Subsidiary which ceases to constitute an Excluded Subsidiary) created or acquired subsequent to the Closing Date by the Parent Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary), the Capital Stock of which is owned directly by the Parent Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and if the Administrative Agent or the Required Lenders so request (it being understood that if the Administrative Agent does not so request with respect to any such Foreign Subsidiary or Unrestricted Subsidiary that it believes is or is likely to become material to the Parent Borrower and its Restricted Subsidiaries taken as a whole, it will provide notice to the Lenders thereof), promptly (i) execute and deliver to the ABL Collateral Agent a new pledge agreement or such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Foreign Subsidiary or Unrestricted Subsidiary that is directly owned by the Parent Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary) (provided that in no event shall more than 65% of the Capital Stock of any such new Foreign Subsidiary that is so owned be required to be so pledged and, provided, further, that no such pledge or security shall be required with respect to any non-wholly owned Foreign Subsidiary or Unrestricted Subsidiary to the extent that the grant of such pledge or security interest would violate the terms of any agreements under which the Investment by the Parent Borrower or any of its Subsidiaries was made therein) and (ii) to the extent reasonably deemed advisable by the ABL Collateral Agent, deliver to the ABL Collateral Agent or, prior to the Discharge of Term Obligations (as defined in the CF Intercreditor Agreement), the Secured Party Representative (as bailee for perfection on behalf of the ABL Collateral Agent) the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent of such new Foreign Subsidiary or Unrestricted Subsidiary and take such other action as may be reasonably deemed by the ABL Collateral Agent to be necessary or desirable to perfect the ABL Collateral Agent’s security interest therein.

(c)          At its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the ABL Collateral Agent to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the foregoing Liens or any other Liens created pursuant to the Security Documents.

(d)          Notwithstanding anything to the contrary in this Agreement, nothing in this subsection 7.9 shall require that any Loan Party grant a Lien with respect to any owned real property or fixtures in which such Subsidiary acquires ownership rights to the extent that the Administrative Agent, in its reasonable judgment, determines that the granting of such a Lien is impracticable.

7.10        Compliance with Laws.  Each Loan Party will, and will cause each of its Restricted Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Each Loan Party will, and will cause each of its Restricted Subsidiaries to comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws in all material respects.  The Parent Borrower, on behalf of itself and its Subsidiaries shall implement and maintain in effect policies and procedures reasonably designed to promote and achieve compliance by the Parent Borrower and its Restricted Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

7.11        Post-Closing Conditions.  Parent Borrower agrees that it will, or will cause its relevant Subsidiaries to, complete each of the action described on Schedule 7.11 as soon as commercially reasonable and by no later than the date set forth in Schedule 7.11 with respect to such action or such later date as the Administrative Agent may reasonably agree.

SECTION 8                NEGATIVE COVENANTS.

The Parent Borrower hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, and thereafter until payment in full of the Revolving Loans, all Reimbursement Obligations and any other amount then due and owing to any Lender or any Agent hereunder and under any other Loan Document and termination or expiration of all Letters of Credit (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent):

8.1            Consolidated Fixed Charge Coverage Ratio.  Upon the occurrence and during the continuance of a Financial Covenant Liquidity Event, Parent Borrower will not permit the Consolidated Fixed Charge Coverage Ratio as at the last day of the Most Recent Four Quarter Period to be less than 1.00 to 1.00.

8.2            Use of Proceeds.  Each Borrower will not, and will not permit any of its Restricted Subsidiaries to, use the proceeds of any Loan made hereunder for any purpose other than for their lawful and permitted purposes; provided that (x) no part of the proceeds of any Loan or Letter of Credit will be used, directly or to Borrowers’ knowledge, indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and (y) that no part of the proceeds of any Loan or Letter of Credit will be used, directly or to Borrowers’ knowledge, indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

8.3              Limitation on Fundamental Changes.

(a)            The Parent Borrower will not, and will not permit any other Borrower to, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i)      in the case of the Parent Borrower, the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Parent Borrower) will expressly assume all the obligations of the Parent Borrower under this Agreement by executing and delivering to the Administrative Agent a joinder or one or more other documents or instruments in form reasonably satisfactory to the Administrative Agent;

(ii)      immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(iii)      the Payment Condition is satisfied;

(iv)      each applicable Borrower or Subsidiary Guarantor (other than (x) the Parent Borrower, (y) any Borrower that will be released from its obligations hereunder or any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee, in each case in connection with such transaction and (z) any party to any such consolidation or merger) shall have delivered a joinder or other document or instrument in form reasonably satisfactory to the Administrative Agent, confirming its obligations hereunder or its Subsidiary Guarantee under the Guarantee and Collateral Agreement, as applicable (other than any Borrower that will be released from its obligation hereunder or any Subsidiary Guarantee that will be discharged or terminated, in each case in connection with such transaction); and

(v)    The Parent Borrower shall have delivered to the Administrative Agent a certificate signed by a Responsible Officer and a legal opinion each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph, provided that (x) in giving such opinion such counsel may rely on such certificate of such Responsible Officer as to compliance with the foregoing clauses (ii) and (iii) of subsection 8.3(a) and as to any matters of fact, and (y) no such legal opinion will be required for a consolidation, merger or transfer described in clause (d) of this subsection 8.3.

(b)            [Reserved].

(c)            Upon any transaction involving a Borrower in accordance with subsection 8.3(a) in which such Borrower is not the Successor Company, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Parent Borrower or the applicable Borrower, respectively, under this Agreement, and thereafter the predecessor Parent Borrower or the applicable predecessor Borrower, respectively, shall be relieved of all obligations and covenants under this Agreement, except that the predecessor Parent Borrower or the applicable predecessor Borrower, respectively, in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Revolving Loans.

(d)            Subsection 8.3(a) will not apply to any transaction in which the Parent Borrower or any other Borrower consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Parent Borrower or such other Borrower in another jurisdiction (within or consisting of the United States of America, any State thereof or the District of Columbia) or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of the Parent Borrower or such other Borrower so long as all assets of the Parent Borrower or such other Borrower, respectively, and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof.  Subsection 8.3(a) will not apply to any transaction in which any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Parent Borrower or any other Borrower.

8.4              [Reserved].

8.5              Limitation on Dividends, Acquisitions and Other Restricted Payments.

(a)            The Parent Borrower shall not, and shall not permit any Material Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Parent Borrower is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Parent Borrower or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Parent Borrower held by Persons other than the Parent Borrower or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof) (iii) make any Restricted Acquisition or (iv) make any Investment in any Unrestricted Subsidiary (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement, Restricted Acquisition or Investment being herein referred to as a “Restricted Payment”), if at the time the Parent Borrower or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

(i)           an Event of Default shall have occurred and be continuing (or would result therefrom);

(ii)         the Consolidated Coverage Ratio would be less than 2.00:1.00; or

(iii)      the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Closing Date and then outstanding would exceed, without duplication, the sum of:

(A)            50% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on April 3, 2016 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Parent Borrower are available (or, in case such Consolidated Net Income shall be a negative number, 100% of such negative number);

(B)            the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Parent Borrower) of property or assets received (x) by the Parent Borrower as capital contributions to the Parent Borrower after the Closing Date or from the Incurrence (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock or Designated Preferred Stock) after the Closing Date (other than Excluded Contributions, any Specified Equity Contribution and Contribution Amounts) or (y) by the Parent Borrower or any Restricted Subsidiary from the Incurrence by the Parent Borrower or any

Restricted Subsidiary after the Closing Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Parent Borrower (other than Disqualified Stock or Designated Preferred Stock) or any Parent, plus the amount of any cash and the fair value (as determined in good faith by the Parent Borrower) of any property or assets, received by the Parent Borrower or any Restricted Subsidiary upon such conversion or exchange;

(C)           the aggregate amount of cash and the fair value (as determined in good faith by the Parent Borrower) of any property or assets received from dividends, distributions, interest payments or other transfers of assets to the Parent Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary (excluding any amount thereof representing return of capital or repayment of  any Investment in such Unrestricted Subsidiary that constitutes a “Restricted Payment” or “Permitted Investment” under and as defined in the Term Loan Credit Agreement), including dividends or other distributions related to dividends or other distributions made pursuant to subsection 8.5(b);

(D)              in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments) or of any other Investment constituting a “Restricted Payment” under and as defined in the Term Loan Credit Agreement, the aggregate amount of cash and the fair value (as determined in good faith by the Parent Borrower) of any property or assets received by the Parent Borrower or a Restricted Subsidiary with respect to all such dispositions and repayments (excluding, in the case of any such other Investment constituting a “Restricted Payment” under and as defined in the Term Loan Credit Agreement, any amount representing return of capital or repayment of such Investment); and

(E)                   $200.0 million.

   (b)            The provisions of subsection 8.5(a) above do not prohibit any of the following (each, a “Permitted Payment”):

(i)            any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Parent Borrower (“Treasury Capital Stock”) made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the issuance or sale of, Capital Stock of the Parent Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) (“Refunding Capital Stock”) or a capital contribution to the Parent Borrower, in each case other than Excluded Contributions, Specified Equity Contributions and Contribution Amounts; provided that (x) the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under subsection 8.5(a)(iii)(B) above and (y) if immediately prior to such acquisition or retirement of such Treasury Capital Stock, dividends thereon were permitted pursuant to subsection 8.5(b)(xi), dividends on such Refunding Capital Stock in an aggregate amount per annum not exceeding the aggregate amount per annum of dividends so permitted on such Treasury Capital Stock;

(ii)        [reserved];

(iii)      any dividend paid or redemption made within 60 days after the date of declaration thereof or of the giving of notice thereof, as applicable, if at such date of declaration or notice, such dividend or redemption would have complied with subsection 8.5(a);

(iv)      other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

(v)      loans, advances, dividends or distributions by the Parent Borrower to any Parent to permit any Parent to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Parent Borrower to repurchase or otherwise acquire Capital Stock of any Parent or the Parent Borrower (including any options, warrants or other rights in respect thereof), in each case from Management Investors (including any repurchase or acquisition by reason of the Borrowers retaining any Capital Stock, option, warrant or other right in respect of tax withholding obligations, and any related payment in respect of any such obligation), such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (x)(1) $50.0 million, plus (2) $25.0 million multiplied by the number of calendar years that have commenced since June 27, 2016, plus (y) the Net Cash Proceeds received by the Parent Borrower since June 27, 2016 from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under subsection 8.5(a)(iii)(B)(x) above, plus (z) the cash proceeds of key man life insurance policies received by the Parent Borrower or any Restricted Subsidiary (or by any Parent and contributed to the Parent Borrower) since June 27, 2016 to the extent such cash proceeds are not included in any calculation under subsection 8.5(a)(iii)(A) above, provided that any cancellation of Indebtedness owing to the Parent Borrower or any Restricted Subsidiary by any Management Investor in connection with any repurchase or other acquisition of Capital Stock (including any options, warrants or other rights in respect thereof) from any Management Investor shall not constitute a Restricted Payment for purposes of this subsection 8.5 or any other provision of this Agreement;

(vi)     the payment by the Parent Borrower of, or loans, advances, dividends or distributions by the Parent Borrower to any Parent to pay dividends on the common stock or equity of the Parent Borrower or any Parent following a public offering of such common stock or equity in an amount not to exceed in any fiscal year an amount equal to the greater of (x) 6.0% of the aggregate gross proceeds received by the Parent Borrower (whether directly, or indirectly through a contribution to common equity capital) in or from such public offering and (y) 6.0% of Market Capitalization; provided that at the time such Restricted Payment is made no Specified Default shall have occurred and be continuing (or would result therefrom);

(vii)       any Restricted Payment; provided that at the time such Restricted Payment is made the Payment Condition shall be satisfied;

(viii)     loans, advances, dividends or distributions to any Parent or other payments by the Parent Borrower or any Restricted Subsidiary (A) pursuant to the Tax Sharing Agreement or (B) to pay or permit any Parent to pay any Parent Expenses or any Related Taxes;

(ix)      payments by the Parent Borrower, or loans, advances, dividends or distributions by the Parent Borrower to any Parent to make payments, to holders of Capital Stock of the Parent Borrower or any Parent in lieu of issuance of fractional shares of such Capital Stock;

(x)       dividends or other distributions of, or Investments paid for or made with, Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(xi)     (A) dividends on any Designated Preferred Stock of the Parent Borrower issued after June 27, 2016, provided that at the time of such issuance and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be at least 2.00:1.00, or (B)  dividends on Refunding Capital Stock that is Preferred Stock in excess of the amount of dividends thereon permitted by subsection 8.5(b)(i), provided that at the time of the declaration of such dividend and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be at least 2.00:1.00, or (C) loans, advances, dividends or distributions to any Parent to permit dividends on any Designated Preferred Stock of any Parent issued after June 27, 2016, in an amount (net of repayments of any such loans or advances) not exceeding the aggregate cash proceeds received by the Parent Borrower from the issuance or sale of such Designated Preferred Stock of such Parent;

(xii)    Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to the greater of $150.0 million and 3.2% of Consolidated Tangible Assets;

(xiii)    distributions or payments of Special Purpose Financing Fees;

(xiv)   dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with subsection 7.1 (or any similar provision) of the Term Loan Credit Agreement; and

(xv)     Investments in Unrestricted Subsidiaries in an aggregate amount outstanding at any time not exceeding an amount equal to the greater of $85.0 million and 1.8% of Consolidated Tangible Assets;

provided that (A) in the case of subsections 8.5(b)(iii), (vi), (vii) (solely to the extent in excess of the greater of $85.0 million and 2.3% of Consolidated Tangible Assets) and (ix), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in all cases other than pursuant to clause (A) the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments (C) solely with respect to subsection 8.5(b)(vii), no Default or Event of Default shall have occurred or be continuing at the time of any such Permitted Payment after giving effect thereto and (D) solely with respect to subsection 8.5(b)(xii), no Event of Default shall have occurred or be continuing at the time of any such Permitted Payment after giving effect thereto.  The Borrower Representative, in its sole discretion, may classify any Restricted Payment as being made in part under one of the provisions of this covenant and in part under one or more other such provisions.

8.6              [Reserved].

8.7              [Reserved].

8.8              Limitation on Modifications of Debt Instruments and Other Documents.  The Parent Borrower will not, and will not permit any Material Restricted Subsidiary to:

(a)             [reserved]; or

(b)            effect any extension, refinancing, refunding, replacement or renewal of Indebtedness under the Term Loan Documents, unless such refinancing Indebtedness, to the extent secured by any assets of any Loan Party, is secured only by assets of the Loan Parties that constitute Collateral for the obligations of the Borrowers hereunder and under the other Loan Documents pursuant to a security agreement subject to the CF Intercreditor Agreement, or another applicable intercreditor agreement that is no less favorable to the Secured Parties than the CF Intercreditor Agreement (as the same may be amended, supplemented, waived or otherwise modified from time to time, a “Replacement Intercreditor Agreement”).

8.9          Limitations on Changes in Business.  The Parent Borrower and its Material Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the same general type of business conducted by the Parent Borrower and the Restricted Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental or related to any of the foregoing.

8.10        Fiscal Year.  The Parent Borrower shall not change its fiscal year-end to a date other than the Saturday nearest December 31; provided that the Parent Borrower may, upon written notice to the Administrative Agent, change its fiscal year-end to any other fiscal year-end reasonably acceptable to the Administrative Agent.

SECTION 9                EVENTS OF DEFAULT.

9.1              Events of Default.

If any of the following events shall occur and be continuing:

(a)        Any Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligations when due in accordance with the terms hereof (whether at stated maturity, by mandatory prepayment or otherwise); or any of the Borrowers shall fail to pay any interest on any Loan or any Reimbursement Obligations, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)            Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or that is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)            Any Loan Party shall default in the observance or performance of any agreement contained in subsections 4.15, 7.2(f) or 7.7(a) or Section 8; provided that, in the case of a default in the observance or performance of its obligations under (x) subsection 7.2(f), such default shall have continued unremedied for a period of five Business Days, or three Business Days during a Liquidity Event, after the date on which written notice thereof shall have been given to the Parent Borrower by the Administrative Agent or the Required Lenders and (y) subsections 4.15 or 7.7(a), such default shall have continued unremedied for a period of two days after a Responsible Officer of the Parent Borrower shall have discovered such default; or

(d)            Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this subsection 9.1), and such default shall continue unremedied for a period of 30 days after the earlier of (x) date on which written notice thereof shall have been given to the Parent Borrower by the Administrative Agent or the Required Lenders and (y) Parent Borrower obtaining knowledge thereof; or

(e)             (i) Any Loan Party or any of its Restricted Subsidiaries shall default in any payment of principal of or interest on any Indebtedness for borrowed money or any Loan Party or any of its Material Restricted Subsidiaries shall default in the payment of principal of or interest on any Indebtedness, in each case (excluding the Revolving Loans and any Indebtedness owed to the any Borrower or any Loan Party) in excess of $150.0 million beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) any Loan Party or any of its Material Restricted Subsidiaries shall default in the observance or performance of any other agreement or condition relating to any Indebtedness (excluding the Revolving Loans and the Reimbursement Obligations) referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity (an “Acceleration”), and such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given and such Indebtedness shall have been caused to become due prior to its stated maturity (provided that this clause (ii) shall not apply to any termination event or similar event pursuant to the terms of any hedge agreement); or

(f)          If (i) any Loan Party or any of its Material Restricted Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts (excluding, in each case, the solvent liquidation or reorganization of any Foreign Subsidiary of the Parent Borrower that is not a Loan Party), or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party or any of its Material Restricted Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party or any of its Material Restricted Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party or any of its Material Restricted Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party or any of its Material Restricted Subsidiaries shall take any corporate or other similar organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party or any of its Material Restricted Subsidiaries shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

(g)            (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, or (ii) any “minimum funding standard” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, shall fail to be satisfied with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the Parent Borrower or any Commonly Controlled Entity, or (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, or (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, or (v) either of the Parent Borrower or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would be reasonably expected to result in a Material Adverse Effect; or

(h)            One or more judgments or decrees shall be entered against any Loan Party or any of its Material Restricted Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $150.0 million or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)             (i) Any of the Security Documents shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or the Parent Borrower or any Loan Party, in each case that is a party to any of the Security Documents shall so assert in writing, or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document), and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days; or

(j)               A Change of Control shall have occurred;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, the Commitments, if any, shall automatically immediately terminate and the Revolving Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower Representative, declare the Commitments, if any, to be terminated forthwith, whereupon the Commitments, if any, shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower Representative, declare the Revolving Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

With respect to any Letter of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the applicable Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount in cash equal to the aggregate then undrawn and unexpired amount of such Letter of Credit.  The Borrowers hereby grant to the Administrative Agent, for the benefit of the Issuing Lenders and the L/C Participants, a security interest in such cash collateral to secure all obligations of the Borrowers in respect of such Letters of Credit under this Agreement and the other Loan Documents.  Each Borrower shall execute and deliver to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, such further documents and instruments as the Administrative Agent may request to evidence the creation and perfection of such security interest in such cash collateral account.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letter of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents.  After all Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Parent Borrower.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Lender in its capacity as a Secured Party or as beneficiary of any security granted pursuant to the Security Documents shall have any right to exercise remedies in respect of such security without the prior written consent of the Required Lenders.

Except as expressly provided above in this subsection 9.1, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

9.2             Borrower’s Right to Cure

(a)      Notwithstanding anything to the contrary otherwise contained in this Section 9, in the event of any default in the observance or performance of the covenant set forth in subsection 8.1, upon the receipt of a Specified Equity Contribution on or prior to (i) the date that is 10 Business Days after the date on which financial statements are required to be delivered pursuant to subsection 7.1(a) or 7.1(b) for the fiscal quarter (or fiscal year that ends with such fiscal quarter) in respect of which such Specified Equity Contribution is made or (ii) the date on which a Borrowing Base Certificate is delivered in accordance with subsection 7.2(f), and subject to the satisfaction of the other conditions with respect to Specified Equity Contribution set forth in the definition thereof, Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any four fiscal quarter period that contains such fiscal quarter by the amount of such Specified Equity Contribution (the “Cure Amount”), solely for the purpose of measuring compliance with subsection 8.1; provided that in each four fiscal quarter period, there shall be at least one fiscal quarter in respect of which no Specified Equity Contribution is made.  If, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the Cure Amount or any portion of the Cure Amount on the balance sheet of the Parent Borrower and its Restricted Subsidiaries, in each case, with respect to such fiscal quarter only), the Parent Borrower and its Restricted Subsidiaries shall then be in compliance with the requirements of subsection 8.1, they shall be deemed to have been in compliance therewith as of the relevant date of determination with the same effect as though there had been no default in the observance or performance thereof at such date, and such default (and any Event of Default resulting from such default) shall be deemed not to have occurred and shall be deemed cured for all purposes of this Agreement.

(b)            The parties hereby acknowledge that, notwithstanding any other provision in this Agreement to the contrary, (i) the Cure Amount received pursuant to the occurrence of any Specified Equity Contribution shall be disregarded for purposes of calculating Consolidated EBITDA in any determination of any financial ratio-based conditions (other than as applicable to subsection 8.1), pricing or basket under Section 8 and (ii) no Lender or Issuing Lender shall be required to make any Extension of Credit hereunder if a default in the observance or performance of the covenant set forth in subsection 8.1 has occurred and is continuing during the period in which a Specified Equity Contribution may be made unless and until the Specified Equity Contribution is actually received.

SECTION 10           THE AGENTS AND THE OTHER REPRESENTATIVES.

10.1      Appointment.  Each Lender hereby irrevocably designates and appoints Wells Fargo, as the Administrative Agent and hereby irrevocably designates and appoints Wells Fargo, as the ABL Collateral Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes Wells Fargo, as Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent and the ABL Collateral Agent, those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents or the Other Representatives.  Each of the Agents may perform any of their respective duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent and ABL Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates).

10.2        Delegation of Duties.  In performing its functions and duties under this Agreement, each Agent shall act solely as agent for the Lenders and, as applicable, the other Secured Parties, and no Agent assumes any (and shall not be deemed to have assumed any) obligation or relationship of agency or trust with or for the Parent Borrower or any of its Subsidiaries.  Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact (including the ABL Collateral Agent in the case of the Administrative Agent), and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

10.3         Exculpatory Provisions.  None of the Administrative Agent or any Other Representative nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action taken or omitted to be taken by such Person under or in connection with this Agreement or any other Loan Document (except for the gross negligence, bad faith or willful misconduct of such Person or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates) or (b) responsible in any manner to any of the Lenders for (i) any recitals, statements, representations or warranties made by any Borrower or any other Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or any Other Representative under or in connection with, this Agreement or any other Loan Document, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Notes or any other Loan Document, the creation, perfection or priority of any Lien purported to be created by the Security Documents,  or the value or the sufficiency of any Collateral, (iii) any failure of any Borrower or any other Loan Party to perform its obligations hereunder or under any other Loan Document, (iv) the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, (v) the satisfaction of any of the conditions precedent set forth in Section 6, or (vi) the existence or possible existence of any Default or Event of Default.  Neither the Administrative Agent nor any Other Representative shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Borrower or any other Loan Party.  Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or given to the Administrative Agent for the account of or with copies for the Lenders, the Administrative Agent and the Other Representatives shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Borrower or any other Loan Party which may come into the possession of the Administrative Agent and the Other Representatives or any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.4          Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected (and shall have no liability to any Person) in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with subsection 11.6 and all actions required by such subsection in connection with such transfer shall have been taken.  Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.  The Administrative Agent shall be fully justified as between itself and the Lenders in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 11.1(a) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and any Notes and the other Loan Documents in accordance with a request of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 11.1(a), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Revolving Loans.

10.5       Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall take such action reasonably promptly with respect to such Default or Event of Default as shall be directed by the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 11.1(a); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6        Acknowledgements and Representations by Lenders.  Each Lender expressly acknowledges that none of the Administrative Agent or the Other Representatives nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or any Other Representative hereafter taken, including any review of the affairs of any Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or such Other Representative to any Lender.  Each Lender represents to the Administrative Agent, the Other Representatives and each of the Loan Parties that, independently and without reliance upon the Administrative Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties, it has made its own decision to make its Loans hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, neither the Administrative Agent nor any Other Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Revolving Loans or at any time or times thereafter.  Each Lender represents to each other party hereto that it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender for such commercial purposes, and that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder.  Each Lender acknowledges and agrees to comply with the provisions of subsection 11.6 applicable to the Lenders hereunder.

10.7         Indemnification.

(a)              The Lenders agree to indemnify each Agent (or any Affiliate thereof) and the Other Representatives (or any Affiliate thereof) (to the extent not reimbursed by the Borrowers or any other Loan Party and without limiting the obligation of the Borrowers to do so), ratably according to their respective Total Credit Percentages in effect on the date on which indemnification is sought under this subsection 10.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Revolving Loans shall have been paid in full, ratably in accordance with their Total Credit Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Revolving Loans) be imposed on, incurred by or asserted against the Administrative Agent (or any Affiliate thereof) in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or thereby or any action taken or omitted by any Agent (or any Affiliate thereof) under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent arising from (a) such Agent’s gross negligence, bad faith or willful misconduct or (b) claims made or legal proceedings commenced against such Agent by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such.  The obligations to indemnify the Issuing Lender and Swing Line Lender shall be ratable among the Lenders in accordance with their respective Commitments (or, if the Commitments have been terminated, the outstanding principal amount of their respective Revolving Loans and L/C Obligations and their respective participating interests in the outstanding Letters of Credit) and shall be payable only by the Lenders.  The agreements in this subsection 10.7 shall survive the payment of the Revolving Loans and all other amounts payable hereunder.

(b)              Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document (except actions expressly required to be taken by it hereunder or under the Loan Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(c)              The provisions of this subsection 10.7 shall apply to the Issuing Lender in its capacity as such to the same extent that such provisions apply to the Administrative Agent.

10.8          The Agents and Other Representatives in Their Individual Capacity.  The Agents, the Other Representatives and their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Borrower or any other Loan Party as though the Administrative Agent and the Other Representatives were not the Administrative Agent or the Other Representatives hereunder and under the other Loan Documents.  With respect to Revolving Loans made or renewed by them and any Note issued to them and with respect to any Letter of Credit issued or participated in by them, the Agents and the Other Representatives shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though they were not an Agent or an

Other Representative, and the terms “Lender” and “Lenders” shall include the Agents and the Other Representatives in their individual capacities.

10.9         Collateral Matters.

(a)            Each Lender authorizes and directs the ABL Collateral Agent to enter into (w) the Security Documents, each Intercreditor Agreement, and any Replacement Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties, (x) any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to either Intercreditor Agreement or any Replacement Intercreditor Agreement or enter into a separate intercreditor agreement in connection with the incurrence by any Loan Party or any Subsidiary thereof of Additional Indebtedness permitted to be incurred hereunder (each an “Intercreditor Agreement Supplement”) to permit such Additional Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents), (y) any Additional Revolving Credit Amendment as provided in subsection 2.6 and any Extension Amendment as provided in subsection 2.7 and (z) any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the ABS Intercreditor Agreement in connection with the entry into an ABS Credit Agreement (as defined under the ABS Intercreditor Agreement) by any Loan Party or any Subsidiary thereof to permit such ABS Credit Agreement to become subject to the terms of the ABS Intercreditor Agreement.  Each Lender hereby agrees, and each holder of any Note or participant in Letters of Credit by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Administrative Agent, the ABL Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement, the Security Documents, each Intercreditor Agreement or any Replacement Intercreditor Agreement, and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Administrative Agent and the ABL Collateral Agent are hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b)            The Lenders hereby authorize the Administrative Agent and the ABL Collateral Agent, as applicable, in each case at its option and in its discretion, to (A) release any Lien granted to or held by such Agent upon any Collateral (i) upon payment in full in cash and satisfaction of all of the obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, the expiration or termination of all Letters of Credit (other than Letters of Credit which have been cash collateralized in a manner reasonably satisfactory to the Administrative Agent) and the termination of the Commitments, (ii) constituting property being sold or otherwise disposed of (to Persons other than a Loan Party) upon the sale or other disposition thereof in a transaction permitted by this Agreement, (iii) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by subsection 11.1) or (iv) as otherwise may be expressly provided in the relevant Security Documents; (B) enter into any intercreditor agreement contemplated hereby on behalf of, and binding with respect to, the

Lenders and their interest in designated assets, to give effect to any Special Purpose Financing, including to clarify the respective rights of all parties in and to designated assets.  Upon request by the Administrative Agent or the ABL Collateral Agent, at any time, the Lenders will confirm in writing such Agent’s authority to release particular types or items of Collateral pursuant to this subsection 10.9; or (C) to subordinate any Lien on any Excluded Assets (as defined in the Guarantee and Collateral Agreement) or any other property granted to or held by such Agent, as the case may be under any Loan Document to the holder of any Permitted Prior Lien.

(c)            The Lenders hereby authorize the Administrative Agent and the ABL Collateral Agent, as the case may be, in each case at its option and in its discretion, to enter into any amendment, amendment and restatement, restatement, waiver, supplement or modification, and to make or consent to any filings or to take any other actions, in each case as contemplated by subsection 11.17.  Upon request by any Agent, at any time, the Lenders will confirm in writing the Administrative Agent’s and the ABL Collateral Agent’s authority under this subsection 10.9(c).

(d)           No Agent or the Issuing Lender shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by the Parent Borrower or any of its Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this subsection 10.9 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its gross negligence, bad faith or willful misconduct.

(e)         The ABL Collateral Agent may, and hereby does, appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the ABL Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the Collateral as such Agents may from time to time agree.

(f)            In connection with the sale or other disposition of the Capital Stock of any Borrower other than the Parent Borrower (other than to the Parent Borrower or a Restricted Subsidiary in a transaction permitted by this Agreement) or any other transaction permitted by this Agreement pursuant to which such Borrower shall no longer be a Restricted Subsidiary, upon written notice by the Parent Borrower to the Administrative Agent, identifying such Borrower, describing such sale, disposition or other transaction and certifying that such transaction complies with this Agreement, the Administrative Agent shall execute and deliver to such Borrower (at its expense) all releases or other documents necessary or reasonably desirable for the release of such Borrower from its obligations as a Borrower hereunder, and the ABL Collateral Agent shall execute and deliver to such Borrower (at its expense) all releases or other documents (including without limitation UCC termination statements) necessary or reasonably desirable for the release of the Liens created under the Security Documents in any property or assets of such Borrower, as such Borrower may reasonably request.

10.10     Successor Agent.  The Administrative Agent and the ABL Collateral Agent may resign as Administrative Agent or ABL Collateral Agent, respectively, upon 10 days’ notice to the Lenders and the Borrower Representative.  If the Administrative Agent or ABL Collateral Agent shall resign as Administrative Agent or ABL Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall be entitled to appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to approval by the Borrower Representative (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the ABL Collateral Agent, as applicable, and the term “Administrative Agent” or “ABL Collateral Agent,” as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or ABL Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Revolving Loans.  After any retiring Agent’s resignation or removal as Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.  Additionally, after any retiring Agent’s resignation as such Agent, the provisions of this subsection 10.10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement and the other Loan Documents.  After the resignation of the Administrative Agent pursuant to the preceding provisions of this subsection 10.10, the resigning Administrative Agent shall not be required to act as Issuing Lender for any Letters of Credit to be issued after the date of such resignation and (y) shall not be required to act as Swing Line Lender with respect to Swing Line Loans to be made after the date of such resignation (and all outstanding Swing Line Loans of such resigning Administrative Agent shall be required to be repaid in full upon its resignation), although the resigning Administrative Agent shall retain all rights hereunder as Issuing Lender and Swing Line Lender with respect to all Letters of Credit issued by it, and all Swing Line Loans made by it, prior to the effectiveness of its resignation as Administrative Agent hereunder.  If no successor agent has accepted appointment as Administrative Agent and/or ABL Collateral Agent, as applicable, by the date which is 10 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

10.11    Other Representatives.  None of the entities identified as joint bookrunners, joint lead arrangers, syndication agents or documentation agents pursuant to the definition of Other Representative contained herein, shall have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such.

10.12    Swing Line Lender.  The provisions of this Section 10 shall apply to the Swing Line Lender in its capacity as such to the same extent that such provisions apply to the Administrative Agent.

10.13     Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from or reduction of withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Parent Borrower and without limiting the obligation of the Parent Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent, as Tax or otherwise, together with all expenses and any other out-of-pocket expenses, whether or not such Taxes were correctly or legally imposed or asserted. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this subsection 10.13.  The agreements in this subsection 10.13 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations.

10.14      Approved Electronic Communications.  Each of the Lenders and the Loan Parties agree, that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™, SyndTrak or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).  The Approved Electronic Communications and the Approved Electronic Platform are provided (subject to subsection 11.16) “as is” and “as available.”

Each of the Lenders and (subject to subsection 11.16) each of the Loan Parties agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

10.15         Appointment of Borrower Representative.  Each Borrower hereby designates the Parent Borrower as its representative.  The Parent Borrower will be acting as agent on each of the Borrowers behalf for the purposes of issuing notices of Borrowing and notices of conversion/continuation of any Loans pursuant to subsection 4.2 or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents.  The Parent Borrower hereby accepts such appointment.  Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Parent Borrower shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

10.16          Reports.  By signing this Agreement, each Lender:

(a)               is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Parent Borrower hereunder and all field examinations, audits and appraisals of the Collateral received by the Agents (collectively, the “Reports”);

(b)                  expressly agrees and acknowledges that the Administrative Agent (i) makes no representation or warranty as to the accuracy of the Reports, and (ii) shall not be liable for any information contained in any Report;

(c)                   expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(d)               agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except as permitted under Section 11.16(a), or use any Report in any other manner; and

(e)                   without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold the Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Loans or Letters of Credit that the indemnifying Lender has made or may make to the Parent Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans of the Parent Borrower; and (ii) to pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

10.17         Application of Proceeds.  The Lenders, the Administrative Agent, the ABL Collateral Agent and the Issuing Lender agree, as among such parties, as follows:  subject to the terms of the Intercreditor Agreements, after the occurrence and during the continuance of a Liquidity Event or an Event of Default, all amounts collected or received by the Administrative Agent, the ABL Collateral Agent, any Lender or any Issuing Lender on account of amounts then due and outstanding under any of the Loan Documents shall be applied as follows:  first, to pay interest on and then principal of Agent Advances then outstanding, second, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of the Administrative Agent and the ABL Collateral Agent in connection with enforcing the rights of the Agents, the Lenders and the Issuing Lenders under the Loan Documents (including all expenses of sale or other realization of or in respect of the Collateral and any sums advanced to the Collateral or to preserve its security interest in the

Collateral), third, to pay interest on and then principal of Swing Line Loans then outstanding, fourth, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of each of the Lenders and each of the Issuing Lenders in connection with enforcing such Lender’s or such Issuing Lender’s rights under the Loan Documents, fifth, to pay interest on and then principal of Revolving Loans then outstanding and any Reimbursement Obligations then outstanding, and to cash collateralize any outstanding L/C Obligations on terms reasonably satisfactory to the Administrative Agent and to all Obligations on account of Noticed Hedges with Secured Parties if any to the extent reserved, sixth, to pay all other Secured Obligations and seventh, to pay the surplus, if any, to whomever may be lawfully entitled to receive such surplus.  To the extent that any amounts available for distribution pursuant to clause “fifth” above are attributable to the issued but undrawn amount of outstanding Letters of Credit which are then not yet required to be reimbursed hereunder, such amounts shall be held by the ABL Collateral Agent in a cash collateral account and applied (x) first, to reimburse the applicable Issuing Lender from time to time for any drawings under such Letters of Credit and (y) then, following the expiration of all Letters of Credit, to all other obligations of the types described in such clause “fifth.”  To the extent any amounts available for distribution pursuant to clause “fifth” are insufficient to pay all obligations described therein in full, such moneys shall be allocated pro rata among the Lenders and Issuing Lenders based on their respective Commitment Percentages.

Amounts distributed with respect to any Hedging Obligations shall be the lesser of the maximum Hedging Obligations last reported to the Administrative Agent or the actual Hedging Obligations as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Hedging Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party. If a Secured Party fails to deliver such calculation within five days following request by the Administrative Agent, the Administrative Agent may assume the amount to be distributed is zero.

10.18           Certain ERISA Matters.

(a)                   Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)        such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iii)      (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement.

(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 11            MISCELLANEOUS.

11.1              Amendments and Waivers.

(a)                   Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this subsection 11.1.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and the ABL Collateral Agent may, from time to time, (x) enter into with the respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders, the Administrative Agent or the ABL Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall directly or indirectly:

(i)          reduce or forgive the amount or extend the scheduled date of maturity of any Revolving Loan or any Reimbursement Obligation or of any scheduled installment thereof or reduce the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the consent of each Lender directly and adversely affected thereby (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default, the making of any Agent Advance or of a mandatory reduction in the aggregate Commitment of all Lenders shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender);

(ii)         amend, modify or waive any provision of this subsection 11.1(a) or reduce the percentage specified in the definition of “Required Lenders” or “Supermajority Lenders,” or consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (other than pursuant to subsection 8.3 or 11.6(a)), in each case without the written consent of all the Lenders;

(iii)    release Guarantors accounting for substantially all of the value of the Guarantee of the Secured Obligations, or release or subordinate the Lien in favor of the ABL Collateral Agent on all or substantially all of the Collateral, in each case without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document or expressly required by either Intercreditor Agreement or any Replacement Intercreditor Agreement;

(iv)      require any Lender to make Revolving Loans having an Interest Period of longer than six months without the consent of such Lender;

(v)      amend, modify or waive any provision of Section 10 without the written consent of the then Administrative Agent and of any Other Representative directly and adversely affected thereby;

(vi)      amend, modify or waive any provision of the Swing Line Note (if any) or subsection 2.4 without the written consent of the Swing Line Lender and each other Lender, if any, which holds, or is required to purchase, a participation in any Swing Line Loan pursuant to subsection 2.4(d);

(vii)    amend, modify or waive the provisions of any Letter of Credit or any L/C Obligation without the written consent of the Issuing Lender and each affected L/C Participant;

(viii)   amend, modify or waive the order of application of payments or pro rata treatment of the Lenders set forth in subsections 2.3, 4.8(a), 10.17 or 11.7(a) hereof, or Section 4.1 of the CF Intercreditor Agreement, in each case without the consent of each affected Lender; or

(ix)      increase the advance rates set forth in the definition of Borrowing Base, or make any change to the definition of “Borrowing Base” (by adding additional categories or components thereof), “Eligible Accounts,” “Eligible Inventory,” “Eligible Transportation Equipment” or “Net Orderly Liquidation Value” that would have the effect of increasing the amount of the Borrowing Base, reduce the Dollar amount set forth in the definition of “Liquidity Event,” or increase the maximum amount of permitted Agent Advances under subsection 2.1(d) (which, when aggregated with all other Extensions of Credit made hereunder, shall under no circumstance exceed the Commitments) in each case, without the written consent of the Supermajority Lenders;

provided further that, notwithstanding the foregoing, the ABL Collateral Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $5.0 million in any fiscal year without the consent of any Lender.

(b)            Any waiver and any amendment, supplement or modification pursuant to this subsection 11.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Revolving Loans.  In the case of any waiver, each of the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(c)             [Reserved.]

(d)          Notwithstanding any provision herein to the contrary, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower Representative (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of each Facility hereunder and (z) to provide class protection for any additional credit facilities in a manner consistent with those provided the original Facilities pursuant to the provisions of subsection 11.1(a) as originally in effect.

(e)           Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by subsection 11.17 with the written consent of the Agent party thereto and the Loan Party party thereto.

(f)         If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by subsection 11.1(a), the consent of each Lender, the Supermajority Lenders or each directly and adversely affected Lender, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such other Lender, a “Non-Consenting Lender”), then the Borrower Representative may, on prior written notice to the Administrative and the Non-Consenting Lender, replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to subsection 11.6 (with the assignment fee and any other costs and expenses to be paid by the Parent Borrower in such instance) all of its rights and obligations under this Agreement to one or more Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Parent Borrower to find a replacement Lender; provided, further, that the applicable Assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Parent Borrower owing to the Non-Consenting Lender relating to the Revolving Loans and participations so assigned shall be paid in full by the Assignee Lender to such Non-Consenting Lender concurrently with such Assignment and Acceptance.  In connection with any such replacement under this subsection 11.1(f), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Administrative Agent after the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Parent Borrower owing to the Non-Consenting Lender relating to the Revolving Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and each Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender.

(g)            Notwithstanding any provision herein to the contrary, (i) this Agreement and the other Loan Documents may be amended in accordance with subsection 2.6 to incorporate the terms of any Additional Commitments (including to add a new revolving facility under this Agreement with respect to any Additional Commitment) with the written consent of the Parent Borrower and the Lenders providing such Additional Commitments, provided that if such amendment includes an Additional Commitment of a bank or other financial institution that is not at such time a Lender or an affiliate of a Lender, the inclusion of such bank or other financial institution as an Additional Lender shall be subject to the Administrative Agent’s consent (not to be unreasonably withheld or delayed) at the time of such amendment, (ii) the scheduled date of maturity of any Loan owed to any Lender may be extended, and this Agreement and the other Loan Documents may be extended with the written consent of the Parent Borrower and such Lender, as contemplated by subsection 2.7 or otherwise, (iii) the Commitment of a Lender may be increased as contemplated by subsection 2.6 with the written consent of the Parent Borrower and such Lender, (iv) this Agreement may be amended in accordance with subsection 4.7 to replace LIBOR with a Benchmark Replacement and incorporate Benchmark Replacement Conforming Changes and (v) the Parent Borrower and the Administrative Agent may amend this Agreement without the consent of any Lender to cure any ambiguity, mistake, omission, defect or inconsistency, in each case without the consent of any other Person.  Without limiting the generality of the foregoing, subject to the limitations on non-pro rata payments in clause (b) of the proviso to the third sentence in subsection 2.7(c) and subsection 2.6(b)(ii)(II), any provision of this Agreement and the other Loan Documents, including subsection 4.8(a) or 11.7 hereof, may be amended as set forth in the immediately preceding sentence pursuant to any Additional Revolving Credit Amendment or any Extension Amendment, as the case may be, to provide for non-pro rata borrowings and payments of any amounts hereunder as between any Tranches, including any Additional Commitments or Additional Loans.  The Administrative Agent hereby agrees (if requested by the Parent Borrower) to execute any amendment referred to in this clause (g) or an acknowledgement thereof.

11.2         Notices.

(a)            All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrowers, the Administrative Agent and the ABL Collateral Agent, and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Revolving Loans:

Any Borrower:	US Foods, Inc.
9399 W. Higgins Road, Suite 100
Rosemont, IL 60018
Attention: General Counsel
Telephone: (847) 720-8000

with copies to:	Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, New York 10019
Attention: Michael S. Goldman
Facsimile: 212-474-3700
Telephone: 212-474-1929

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, New York 10019
Attention: Joseph D. Zavaglia
Facsimile: 212-474-3700
Telephone: 212-474-1724

The Administrative Agent:	Wells Fargo Bank, National Association
10 South Wacker Driver, 26th Floor
Chicago, IL 60606
Attention: US Foods Relationship Manager
Facsimile: 312-332-0424
Telephone: 312-739-2245

with copies to:	Cahill Gordon & Reindel llp
80 Pine Street
New York, New York 10005
Attention: Doug Horowitz, Esq.; Jennifer Ezring, Esq.
Facsimile: (212) 269-5420
Telephone: (212) 701-3000

The ABL Collateral Agent:	Wells Fargo Bank, National Association
10 South Wacker Driver, 26th Floor
Chicago, IL 60606
Attention: US Foods Relationship Manager
Facsimile: 312-332-0424
Telephone: 312-739-2245

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.2, 2.4, 4.2, 4.4 or 4.8 shall not be effective until received.

(b)       Without in any way limiting the obligation of any Loan Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent, the Swing Line Lender (in the case of a Borrowing of Swing Line Loans) or any Issuing Lender (in the case of the issuance of a Letter of Credit), as the case may be, may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent, the Swing Line Lender or such Issuing Lender in good faith to be from a Responsible Officer of such Loan Party or its Subsidiary.

(c)             Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile or other electronic means (i.e., a “pdf” or “tiff”).  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on each Loan Party, each Agent and each Lender.  The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d)            Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Sections 2 and 3 if such Lender, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes (with the Parent Borrower’s consent), (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the posting thereof.

11.3          No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4           Survival of Representations and Warranties.  All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Revolving Loans hereunder.

11.5            Payment of Expenses and Taxes.  The Parent Borrower agrees (a) to pay or reimburse the Agents and the Other Representatives for (1) all their reasonable and documented out-of-pocket costs and expenses incurred in connection with (i) the syndication of the Facilities and the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the transactions (including the syndication of the Commitments contemplated hereby and thereby) and (iii) efforts to monitor the Revolving Loans and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral in accordance with the terms of the Loan Documents, and (2) the reasonable and documented fees and disbursements of Cahill Gordon & Reindel llp, and such other special or local counsel, consultants, advisors, appraisers and auditors whose retention (other than during the continuance of an Event of Default) is approved by the Parent Borrower, (b) to pay or reimburse each Lender, each Issuing Lender, the Lead Arrangers, the Syndication Agents, the Documentation Agents and the Agents for all their reasonable and documented out of pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to the Agents (limited to one firm of counsel for the Agents and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for the Agents  (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter, after receipt of the Borrower’s consent (which shall not be unreasonably withheld), retains its own counsel, of another firm of counsel for such affected Indemnitee)), (c) to pay, indemnify or reimburse each Lender, each Issuing Lender, the Lead Arrangers, each Syndication Agent, each Documentation Agent, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, shareholders, members, attorneys and other advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (in the case of fees and disbursements of counsel, limited to one firm of counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for all Indemnitees (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter, after receipt of the Borrower’s consent (which shall not be unreasonably withheld), retains its own counsel, of another firm of counsel for such affected Indemnitee)) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Revolving Loans or Letters of Credit or the violation of, noncompliance with or liability under, any Environmental Law attributable to the operations of the Parent Borrower or any of its Subsidiaries, any property or facility owned, leased or operated by the Parent Borrower or any of its Subsidiaries (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”) and (d) to pay reasonable and documented fees for appraisals and field examinations required by subsection 7.6(b) and the preparation of Reports related thereto in each calendar year based on the fees charged by third parties retained by the Administrative Agent (notwithstanding any reference to “out-of-pocket” above in this subsection 11.5); provided that any Borrower shall not have any obligation hereunder to the Administrative Agent, any other Agent or any Lender with respect to Indemnified Liabilities arising from (i) the gross negligence, bad faith or willful misconduct of the Administrative Agent, any other Agent or any such Lender or any such Issuing Lender (or any of their respective directors, trustees, officers, employees, agents, successors and assigns), to the extent such Indemnified Liabilities are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted solely from such gross negligence, bad faith or willful misconduct, (ii) claims made or legal proceedings commenced against the Administrative Agent, any other Agent or any such Lender by any security holder thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such and not arising from any act or omission on the part of any Loan Party, (iii) any material breach of any Loan Document by the party to be indemnified to the extent such Indemnified Liabilities are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted solely from such material breach or (iv) disputes among the Administrative Agent, the Lenders, an Issuing Lender and/or their transferees not arising from any act or omission on the part of any Loan Party.  To the fullest extent permitted under applicable law, no Indemnitee shall be liable for any consequential, special, indirect or punitive damages in connection with the Facilities.  All amounts due under this subsection shall be payable not later than 30 days after written demand therefor.  Statements reflecting amounts payable by the Loan Parties pursuant to this subsection 11.5 shall be submitted to the address of the Borrowers set forth in subsection 11.2, or to such other Person or address as may be hereafter designated by the Parent Borrower in a notice to the Administrative Agent.  Notwithstanding the foregoing, the Borrowers shall have no obligation under this subsection 11.5 to any Indemnitee with respect to any Taxes imposed, levied, collected, withheld or assessed by any Governmental Authority other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.  The agreements in this subsection shall survive repayment of the Revolving Loans and all other amounts payable hereunder.

11.6          Successors and Assigns; Participations and Assignments.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) other than in accordance with subsection 8.3, none of the Borrowers may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this subsection 11.6.

(b)            (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender other than a Conduit Lender may, in the ordinary course of business and in accordance with applicable law, assign to one or more assignees (other than an Ineligible Institution or a Defaulting Lender) (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including, without limitation, its Commitment and/or Loans, pursuant to an Assignment and Acceptance) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)            the Parent Borrower; provided that no consent of the Parent Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under subsection 9.1(a) or (f) has occurred and is continuing, any other Person; provided, further, that if any Lender assigns all or a portion of its rights and obligations under this Agreement to one of its affiliates in connection with or in contemplation of the sale or other disposition of its interest in such affiliate, the Parent Borrower’s prior written consent shall be required for such assignment;

(B)          the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an affiliate of a Lender or an Approved Fund; and

(C)            any Issuing Lender.

(ii)            assignments shall be subject to the following additional conditions:

(A)         except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5.0 million unless the Parent Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default under subsection 9.1(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that for concurrent assignments to two or more Approved Funds such assignment fee shall only be required to be paid once in respect of and at the time of such assignments; and

(C)            the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this subsection 11.6, the term “Approved Fund” has the following meaning:  any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii)            Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) subsections 4.10, 4.11, 4.12, 4.13 and 11.5, and bound by its continuing obligations under subsection 11.16.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this subsection.

(iv)           The Borrowers hereby designate the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrowers’ agent, solely for purposes of this subsection 11.6, to maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and interest and principal amount of the Revolving Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers, the ABL Collateral Agent and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(v)             Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103‑1(c) of the United States Treasury Regulations.  Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS.  The entries in the Participant Register shall be conclusive absent manifest error, and a Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(vi)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this subsection and any written consent to such assignment required by paragraph (b) of this subsection, the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Borrower Representative.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vii)         On or prior to the effective date of any assignment pursuant to this subsection 11.6(b), the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned.  Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower Representative marked “cancelled.”

Notwithstanding the foregoing provisions of this subsection 11.6(b) or any other provision of this Agreement, if the Parent Borrower shall have consented thereto in writing (such consent not to be unreasonably withheld), the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans and Commitments via an electronic settlement system acceptable to the Administrative Agent and the Parent Borrower as designated in writing from time to time to the Lenders by the Administrative Agent (the “Settlement Service”).  At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed Assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be subject to the prior written approval of the Parent Borrower and shall be consistent with the other provisions of this subsection 11.6(b).  Each assigning Lender and proposed Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans and Commitments pursuant to the Settlement Service.  If so elected by each of the Administrative Agent and the Parent Borrower in writing (it being understood that the Parent Borrower shall have no obligation to make such an election), the Administrative Agent’s and the Parent Borrower’s approval of such Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service.  Assignments and assumptions of the Revolving Loans and Commitments shall be effected by the provisions otherwise set forth herein until Administrative Agent notifies Lenders of the

Settlement Service as set forth herein.  The Parent Borrower may withdraw its consent to the use of the Settlement Service at any time upon at least 10 Business Days prior written notice to the Administrative Agent, and thereafter assignments and assumptions of the Revolving Loans and Commitments shall be effected by the provisions otherwise set forth herein.

(c)            (i)  Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of the Parent Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than an Ineligible Institution) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Revolving Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and (D) the Borrowers, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide, to the extent of such Participation, that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of subsection 11.1(a) and (2) directly and adversely affects such Participant.  Subject to paragraph (c)(ii) below of this subsection, the Parent Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) subsections 4.10, 4.11, 4.12, 4.13 and 11.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this subsection (provided that that the documentation required under subection 4.11(e) shall be delivered solely to the Lender who sells the participation).  To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 11.7(b) as though it were a Lender, provided that such Participant shall be subject to subsection 11.7(a) as though it were a Lender.

(ii)      No Loan Party shall be obligated to make any greater payment under subsection 4.10, 4.11 or 11.5 than it would have been obligated to make in the absence of any participation, except to the extent the entitlement to a greater payment results from a change in applicable law after the Participant became a Participant.

(iii)      Subject to paragraph (c)(ii) of this subsection, any Lender other than a Conduit Lender may also sell participations on terms other than the terms set forth in paragraph (c)(i) above, provided such participations are on terms and to Participants satisfactory to the Parent Borrower and the Parent Borrower has consented to such terms and Participants in writing.

(d)            Any Lender, without the consent of  the Borrowers or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank, and this subsection 11.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.

(e)            No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Parent Borrower if it would require the Parent Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Parent Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

(f)            Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Revolving Loans it may have funded hereunder to its designating Lender without the consent of the Parent Borrower or the Administrative Agent and without regard to the limitations set forth in subsection 11.6(b).  Each Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.  Each such indemnifying Lender shall pay in full any claim received from the Parent Borrower pursuant to this subsection 11.6(f) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Parent Borrower specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error.  Without limiting the indemnification obligations of any indemnifying Lender pursuant to this subsection 11.6(f), in the event that the indemnifying Lender fails timely to compensate the Parent Borrower for such claim, any Loans held by the relevant Conduit Lender shall, if requested by the Parent Borrower, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.

(g)       If the Parent Borrower wishes to replace the Revolving Loans or Commitments with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders, instead of prepaying the Revolving Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with subsection 11.1 (with such replacement, if applicable, being deemed to have been made pursuant to subsection 11.1(d)).  Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or prepaid by the Borrowers), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to subsection 4.12.  By receiving such purchase price, the Lenders shall automatically be deemed to have assigned the Revolving Loans or Commitments pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit E, and accordingly no other action by such Lenders shall be required in connection therewith.  The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

11.7           Adjustments; Set-off; Calculations; Computations.

(a)            If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Revolving Loans or Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 9.1(f), or otherwise) (except pursuant to subsection 2.7, 4.4, 4.13, 11.1(f) or 11.6), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Revolving Loans or the Reimbursement Obligations, as the case may be, owing to it, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Loans or the Reimbursement Obligations, as the case may be, owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)             In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under subsection 9.1(a) to set-off and appropriate and apply against any amount then due and payable under subsection 9.1(a) by any Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower.  Each Lender agrees promptly to notify the Borrower Representative and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8          Judgment.

(a)              If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this subsection 11.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this subsection 11.8 being hereinafter in this subsection 11.8 referred to as the “Judgment Conversion Date”).

(b)            If, in the case of any proceeding in the court of any jurisdiction referred to in subsection 11.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.  Any amount due from any Loan Party under this subsection 11.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c)            The term “rate of exchange” in this subsection 11.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 Noon (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

11.9        Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower Representative and the Administrative Agent.

11.10     Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11      Integration.  This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto, the Agents and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Agents, the Issuing Lender or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.12       GOVERNING LAW.  THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING

EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

11.13      Submission to Jurisdiction; Waivers.  Each party hereto hereby irrevocably and unconditionally:

(a)            submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)            consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)            agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrowers, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in subsection 11.2 or at such other address of which the Administrative Agent, any such Lender and any such Borrower shall have been notified pursuant thereto;

(d)            agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)        waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any consequential, special, indirect or punitive damages.

11.14       Acknowledgements.  Each Borrower hereby acknowledges that:

(a)              it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)            neither the Administrative Agent nor any Agent, Other Representative or Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c)            no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among any of the Borrowers and the Lenders.

11.15      WAIVER OF JURY TRIAL.  EACH OF THE BORROWERS, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.16       Confidentiality.

(a)            Each Agent and each Lender agrees to keep confidential any information (x) provided to it by or on behalf of the Parent Borrower or any of its Subsidiaries pursuant to or in connection with the Loan Documents or (y) obtained by such Lender based on a review of the books and records of the Parent Borrower or any of its Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to any Agent, any Other Representative or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations which agrees to comply with the provisions of this subsection (or with other confidentiality provisions satisfactory to and consented to in writing by the Parent Borrower) pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii), which Person, in the case of prospective Assignees, has been approved by the Parent Borrower (such approval not be unreasonably withheld), in respect to any electronic information (whether posted or otherwise distributed on Intralinks, SyndTrak or any other electronic distribution system)) for the benefit of the Borrowers (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its Affiliates and the employees, officers, directors, agents, attorneys, accountants, insurers, credit risk protection providers and other professional advisors of it and its Affiliates, provided that such Lender shall inform each such Person of the agreement under this subsection 11.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this subsection 11.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or its Affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that such Lender shall, unless prohibited by any Requirement of Law, notify the Borrower Representative of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder, under any Loan Document or under any Interest Rate Protection Agreement, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its Affiliates (to the extent applicable), (viii) in connection with any litigation to which such Lender (or, with respect to any Interest Rate Protection Agreement, any Affiliate of any Lender party thereto) may be a party, subject to the proviso in clause (iv), and (ix) if, prior to such information having been so provided or obtained, such information was already in an Agent’s or a Lender’s possession on a non-confidential basis without a duty of confidentiality to the Borrowers (or any of their respective Affiliates) being violated.  Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this subsection 11.16 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent of a Lender, respectively

(b)            Each Lender acknowledges that any such information referred to in subsection 11.16(a), and any information (including requests for waivers and amendments) furnished by the Parent Borrower or the Administrative Agent pursuant to or in connection with this Agreement and the other Loan Documents, may include material non-public information concerning the Parent Borrower, the other Loan Parties and their respective Affiliates or their respective securities.  Each Lender represents and confirms that such Lender has developed compliance procedures regarding the use of material non-public information; that such Lender will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws; and that such Lender has identified to the Administrative Agent a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

11.17    Additional Indebtedness.  In connection with the incurrence by any Loan Party or any Subsidiary thereof of Additional Indebtedness permitted hereunder, each of the Administrative Agent and the ABL Collateral Agent agree to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Parent Borrower to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such Additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.

11.18     USA Patriot Act Notice.  Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Borrower and Subsidiary Guarantor, which information includes the name of each Borrower and other information that will allow such Lender to identify each Borrower and Subsidiary Guarantor in accordance with the Patriot Act, and each Borrower and Subsidiary Guarantor agrees to provide such information from time to time to any Lender.

11.19    Special Provisions Regarding Pledges of Capital Stock in, and Promissory Notes Owed by, Persons Not Organized in the U.S.  To the extent any Security Document requires or provides for the pledge of promissory notes issued by, or Capital Stock in, any Person organized under the laws of a jurisdiction outside the United States, it is acknowledged that no actions have been or will be required to be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose Capital Stock is pledged, under the Security Documents.

11.20      Joint and Several Liability; Postponement of Subrogation.

(a)          The obligations of the Borrowers hereunder and under the other Loan Documents shall be joint and several and, as such, each Borrower shall be liable for all of the obligations of the other Borrower under this Agreement and the other Loan Documents.  To the fullest extent permitted by law the liability of each Borrower for the obligations under this Agreement and the other Loan Documents of the other applicable Borrowers with whom it has joint and several liability shall be absolute, unconditional and irrevocable, without regard to (i) the validity or enforceability of this Agreement or any other Loan Document, any of the obligations hereunder or thereunder or any other collateral security therefore or guarantee or right of offset with respect thereto at any time or from time to time held by any applicable Secured Party, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder; provided that no Borrower hereby waives any suit for breach of a contractual provision of any of the Loan Documents) which may at any time be available to or be asserted by such other applicable Borrower or any other Person against any Secured Party or (iii) any other circumstance whatsoever (with or without notice to or knowledge of such other applicable Borrower or such Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of such other applicable Borrower for the obligations hereunder or under any other Loan Document or of such Borrower under this subsection 11.20, in bankruptcy or in any other instance.

(b)            Each Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Agreement, by any payments made hereunder or otherwise, until the prior payment in full in cash of all of the obligations hereunder and under any other Loan Document, the termination or expiration of all Letters of Credit and the permanent termination of all Commitments.  Any amount paid to any Borrower on account of any such subrogation rights prior to the payment in full in cash of all of the obligations hereunder and under any other Loan Document, the termination or expiration of all Letters of Credit and the permanent termination of all Commitments shall be held in trust for the benefit of the applicable Secured Parties and shall immediately be paid to the Administrative Agent for the benefit of the applicable Secured Parties and credited and applied against the obligations of the applicable Borrowers, whether matured or unmatured, in such order as the Administrative Agent shall elect.  In furtherance of the foregoing, for so long as any obligations of the Borrowers hereunder, any Letters of Credit or any Commitments remain outstanding, each Borrower shall refrain from taking any action or commencing any proceeding against any other Borrower (or any of its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made in respect of the obligations hereunder or under any other Loan Document of such other Borrower to any Secured Party.

11.21     Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Loan Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the obligations of the Borrowers under the Loan Documents, or any party thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the obligations, whether as a fraudulent preference, reviewable transaction or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the obligations of the Borrowers hereunder shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.22     Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.23     Acknowledgement and Consent to Bail-in of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)            the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)             the effects of any Bail-in Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)      a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)      the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers, as of the date first written above.

[Signature Pages Follow]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and ABL Collateral Agent

By:	/s/ Kai Sorensen
	Name:	Kai Sorensen
	Title:	Duly Authorized Signatory

[Signature Page to ABL Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers, as of the date written above.

US FOODS, INC., as the Parent Borrower,

By:	/s/ Dirk J. Locascio
	Name:	Dirk J. Locascio
	Title:	Chief Financial Officer

BAY-N-GULF, INC.,

By:	/s/ Dirk J. Locascio
	Name:	Dirk J. Locascio
	Title:	Chief Financial Officer

E & H DISTRIBUTING, LLC,

By:	/s/ Dirk J. Locascio
	Name:	Dirk J. Locascio
	Title:	Chief Financial Officer

FRESH UNLIMITED, INC.,

By:	/s/ Dirk J. Locascio
	Name:	Dirk J. Locascio
	Title	Chief Financial Officer

[Signature Page to ABL Credit Agreement)]

GREAT NORTH IMPORTS, LLC,

By:	/s/ Dirk J. Locascio
	Name:	Dirk J. Locascio
	Title:	Chief Financial Officer

TRANS-PORTE, INC.,

By:	/s/ Dirk J. Locascio
	Name:	Dirk J. Locascio
	Title:	Chief Financial Officer

US FOODS CULINARY EQUIPMENT & SUPPLIES, LLC,

By:	/s/ Dirk J. Locascio
	Name:	Dirk J. Locascio
	Title:	Chief Financial Officer

[Signature Page to ABL Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Issuing Lender, Swing Line Lender and Lender

By:	/s/ Kai Sorensen
	Name:	Kai Sorensen
	Title:	Duly Authorized Signatory

[Signature Page to ABL Credit Agreement]

BANK OF AMERICA, N.A., as Lender and Issuing Lender

By:	/s/ Andrew J. Heinz
	Name:	Andrew J. Heinz
	Title:	Senior Vice President

[Signature Page to ABL Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Lender and Issuing Lender

By:	/s/ Helen D. Davis
	Name:	Helen D. Davis
	Title:	Authorized Officer

[Signature Page to ABL Credit Agreement]

CITIBANK, N.A., as Lender and Issuing Lender

By:	/s/ Brendan Mackay
	Name:	Brendan Mackay
	Title:	Vice President and Director

[Signature Page to ABL Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Lender

By:	/s/ Michael King
	Name:	Michael King
	Title:	Vice President

[Signature Page to ABL Credit Agreement]

BMO HARRIS BANK N.A., as Lender

By:	/s/ Craig Thistlethwaite
	Name:	Craig Thistlethwaite
	Title:	Managing Director

[Signature Page to ABL Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Christopher D. Fudge
	Name:	Christopher D. Fudge
	Title:	Vice President

[Signature Page to ABL Credit Agreement]

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as Lender

By:	/s/ Piet Hein Knook
	Name:	Piet Hein Knook
	Title:	Vice President

By:	/s/ Timothy Devane
	Name:	Timothy Devane
	Title:	Executive Director

[Signature Page to ABL Credit Agreement]

SUNTRUST BANK, as Lender

By:	/s/ Mark Fidati
	Name:	Mark Fidati
	Title:	Managing Director

[Signature Page to ABL Credit Agreement]

ING CAPITAL LLC, as Lender

By:	/s/ Jean Grasso
	Name:	Jean Grasso
	Title:	Managing Director

By:	/s/ Jeff Chu
	Name:	Jeff Chu
	Title:	Vice President

[Signature Page to ABL Credit Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC, as Lender

By:	/s/ Annie Carr
	Name:	Annie Carr
	Title:	Authorized Signatory

[Signature Page to ABL Credit Agreement]

FIFTH THIRD BANK, as Lender

By:	/s/ Mark Pienkos
	Name:	Mark Pienkos
	Title:	Managing Director

[Signature Page to ABL Credit Agreement]